EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION
by and among
OPORTUN FINANCIAL CORPORATION
YOSEMITE MERGER ACQUISITION CORP.
YOSEMITE ACQUISITION SUB, LLC
HELLO DIGIT, INC.
AND
SHAREHOLDER REPRESENTATIVE SERVICES LLC, as Securityholder Representative
NOVEMBER 15, 2021

Page
ARTICLE I THE MERGERS    2
1.1    The Mergers    3
1.2    General Effects of the Mergers    4
1.3    Effects of the First Merger on Securities of Merging Corporations    4
1.4    Effects of Second Merger on Securities of Merging Entities    8
1.5    Tax Status    8
1.6    Issuance of Acquiror Class Common Stock    8
1.7    Rights Not Transferable    9
1.8    Taking of Necessary Action; Further Action    9
ARTICLE II CLOSING AND CLOSING CONSIDERATION    10
2.1    The Closing    10
2.2    Closing Conditions    10
2.3    Payment of Merger Consideration    13
2.4    Withholding Taxes    19
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY    20
3.1    Organization and Good Standing    20
3.2    Subsidiaries    21
3.3    Authority and Enforceability    21
3.4    Governmental Approvals    22
3.5    Conflicts    22
3.6    Company Capital Structure    22
3.7    Company Financial Statements; Internal Financial Controls    25
3.8    No Undisclosed Liabilities    25
3.9    No Changes    26
3.10    Tax Matters    26
3.11    Real Property    28
3.12    Property    29
3.13    Intellectual Property; Data Privacy    29
3.14    Material Contracts    33
3.15    Employee Benefit Plans    36
3.16    Employment Matters    37
3.17    Governmental Authorizations    39
3.18    Litigation    39
3.19    Insurance    39
3.20    Compliance with Laws    39
3.21    Company Suppliers    41
3.22    Interested Party Transactions    41
3.23    Books and Records    42
3.24    Certain Third Party Expenses    42
3.25    Banking Relationships    42
3.26    Registered Investment Adviser Matters    42
3.27    Full Disclosure    43
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB    43
4.1    Organization and Standing    44
4.2    Authority and Enforceability    44
4.3    Governmental or Securityholder Approvals    44
4.4    Operation of Merger Subs    45
4.5    Valid Issuances    45
4.6    SEC Filings    45
4.7    Capitalization    45
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CONFIDENTIAL

(continued)
Page
4.8    Conflicts    45
4.9    Litigation    46
4.10    Compliance with Laws    46
4.11    No Changes    46
4.12    Sufficient Funds    46
ARTICLE V CONDUCT OF BUSINESS DURING PRE-CLOSING PERIOD    46
5.1    Conduct of Company Business    46
5.2    Restrictions on Company Activities    46
5.3    Conduct of Acquiror Business    49
ARTICLE VI COMPANY NON-SOLICITATION AGREEMENT    49
6.1    Termination of Discussions    49
6.2    No Solicitation    50
6.3    Notice of Alternative Transaction Proposals    50
6.4    Breaches    50
ARTICLE VII ADDITIONAL AGREEMENTS    50
7.1    Securityholder Approvals    50
7.2    Third Party Contract Notices, Consents, Amendments and Terminations.    51
7.3    Reasonable Best Efforts to Close    51
7.4    Employee Matters    52
7.5    Tax Matters    53
7.6    Payoff Letters and Release of Liens    54
7.7    Third Party Expenses    54
7.8    Pre-Closing Actions    55
7.9    Access to Information    55
7.10    Notification of Certain Matters    55
7.11    Director and Officer Insurance and Indemnity    56
7.12    Antitrust    56
7.13    Financing Cooperation    57
7.14    Restatement and Financial Statement Review; Financial Statement Cooperation    58
7.15    Nasdaq Listing    58
7.16    Form S-8    58
7.17    R&W Policy    58
ARTICLE VIII PRE-CLOSING TERMINATION OF AGREEMENT    58
8.1    Termination    58
8.2    Effect of Termination    59
ARTICLE IX POST-CLOSING INDEMNIFICATION    59
9.1    Survival    59
9.2    Indemnification    60
9.3    Limitations on Indemnification    61
9.4    Claim Procedures    62
9.5    Resolution of Objections to Claims    63
9.6    Satisfaction of Claims    63
9.7    Third Party Claims    63
ARTICLE X SECURITYHOLDER REPRESENTATIVE    64
10.1    Appointment and Authority of Securityholder Representative    64
ARTICLE XI GENERAL PROVISIONS    66
11.1    Certain Interpretations; Definitions    66
11.2    Notices    66
11.3    Confidentiality    68
11.4    Public Disclosure    68
11.5    Amendment    69
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CONFIDENTIAL

(continued)
Page
11.6    Extension and Waiver    69
11.7    Assignment    69
11.8    Severability    69
11.9    Specific Performance and Other Remedies    69
11.10    Governing Law    70
11.11    Exclusive Jurisdiction    70
11.12    Waiver of Jury Trial    70
11.13    Entire Agreement    70
11.14    Counterparts    71
11.15    Acknowledgements    71
11.16    Attorney-Client Privilege    71
11.17    Advance Consent to Representation    72

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CONFIDENTIAL
INDEX OF ANNEXES, EXHIBITS AND SCHEDULES
Annex    Description
Annex A    Certain Defined Terms
Exhibit    Description

Exhibit A    Form of Support Agreement
Exhibit B    Form of Investor Questionnaire
Exhibit C    Form of Stockholder Written Consent
Exhibit D    Form of Restrictive Covenant Agreement
Exhibit E    Form of First Certificate of Merger
Exhibit F    Form of First Step Surviving Corporation Restated Certificate of Incorporation
Exhibit G    Form of First Step Surviving Corporation Restated Bylaws
Exhibit H    Form of Second Certificate of Merger
Exhibit I    Form of Restated Certificate of Formation
Exhibit J    Form of Restated Limited Liability Company Agreement
Exhibit K    Form of Warrant Cancellation Agreement
Exhibit L    Form of Registration Rights Agreement
Exhibit M    Form of Letter of Transmittal
Exhibit N    Form of Escrow Agreement

Schedules
Schedule 2.2(b)(ix)(A)    Certain Required Consents
Schedule 2.2(b)(ix)(B)    Certain Required Terminations
Schedule 2.2(b)(ix)(C)    Certain Required Amendments
Schedule 5.2    Acquiror Representatives
Schedule 7.2(b))    Notices and Consents
Schedule 7.2(b)(1)    Terminated Agreements
Schedule 7.2(b)(2)    Amended Agreements
Schedule 7.4(d)    Retention Pool
Schedule 7.6(b)    Liens to Be Released
Schedule 7.8    Pre-Closing Actions
Schedule A-1    Accounting Principles
Schedule A-2    Sample Calculations
Schedule A-3    Support Stockholders
Schedule A-4    Key Employees
Schedule A-5    Knowledge Parties
Schedule A-6    Specified Individuals
Schedule A-7    Excluded Pre-Closing Taxes

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AGREEMENT AND PLAN OF REORGANIZATION
This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of November 15, 2021 (the “Agreement Date”), by and among Oportun Financial Corporation, a Delaware corporation (“Acquiror”),Yosemite Merger Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub I”), Yosemite Acquisition Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Acquiror (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), Hello Digit, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the agent, representative and attorney-in-fact for and on behalf of the Securityholders under this Agreement (the “Securityholder Representative”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to such terms in Annex A.
WITNESSETH
WHEREAS, the respective boards of directors or managers (or similar governing body, including, if applicable, a managing member), as applicable, of each of the Merger Subs and the Company and the board of directors (or an authorized committee thereof) of Acquiror have determined that it would be advisable and in the best interests of each corporation or limited liability company, as applicable, and its respective stockholders or members, as applicable, that, subject to the terms and conditions of this Agreement, Acquiror acquire the Company through the statutory merger of Merger Sub I with and into the Company (the “First Merger”) and, as promptly as practicable following the First Merger, and as part of the same overall transaction, the surviving entity of the First Merger would merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”) upon the terms and conditions set forth in this Agreement and in accordance with the applicable provisions of Delaware Law, and in furtherance thereof, have approved this Agreement, the Mergers, and the other transactions contemplated by this Agreement and those of the Related Agreements to which their respective entities are a party.
WHEREAS, Acquiror, the Merger Subs and the Company intend the Mergers to be treated as integrated steps in a single transaction contemplated by this Agreement and together to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement to be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3.
WHEREAS, as a condition and material inducement to Acquiror’s willingness to enter into this Agreement, concurrently herewith, each of the Support Stockholders is executing and delivering to Acquiror a Support Agreement substantially in the form attached hereto as Exhibit A (the “Support Agreement”) and an Investor Questionnaire in the form attached hereto as Exhibit B (the “Investor Questionnaire”) certifying that such Support Stockholder is an Accredited Investor.
WHEREAS, as a material inducement to Acquiror’s willingness to enter into this Agreement, the Company will, as promptly as practicable following the execution and delivery of this Agreement (and, in any event, within two (2) hours following the execution and delivery of this Agreement), deliver the written consent, in the form attached hereto as Exhibit C (each, a “Stockholder Written Consent” and collectively, the “Stockholder Written Consents”), of the Support Stockholders and such other holders of Company Capital Stock that, collectively, hold a number of shares sufficient to meet the Requisite Stockholder Approval.
WHEREAS, as a condition and material inducement to Acquiror’s willingness to enter into this Agreement, concurrently herewith, each of the Specified Individuals is executing and delivering to Acquiror a Restrictive Covenant Agreement, substantially in the form attached hereto as Exhibit D (the “Restrictive Covenant Agreement”).
WHEREAS, as a condition and material inducement to Acquiror’s willingness to enter into this Agreement, concurrently herewith, each Key Employee is agreeing to enter into an “at will” employment arrangement, by executing and delivering to Acquiror (i) Acquiror’s or its Affiliate’s form offer letter (an “Offer Letter”), (ii) Acquiror’s or such Affiliate’s form Confidential Information and Inventions Assignment Agreement, and (iii) Acquiror’s or such Affiliate’s other customary employment-related agreements and documents (collectively, the “Offer Documents” and the Offer Documents, as executed by each Key

Employee, the “Key Employee Agreements”), each to be effective as of the first Business Day after the Closing Date or such other date set forth in the Offer Documents.
WHEREAS, Acquiror, the Merger Subs, and the Company desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Mergers and the other transactions contemplated hereby.
NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:
Article I
THE MERGERS
I.1The Mergers.
(a)The First Merger. At the First Effective Time, on the terms and subject to the conditions set forth in this Agreement, the First Certificate of Merger and the applicable provisions of Delaware Law, Merger Sub I shall merge with and into the Company in the First Merger, whereupon the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation of the First Merger and shall become a wholly-owned subsidiary of Acquiror. Acquiror and the Company shall cause the First Merger to be consummated and become effective under Delaware Law by filing a Certificate of Merger, substantially in the form attached hereto as Exhibit E, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “First Certificate of Merger”), and the First Merger shall become effective upon the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by Acquiror and the Company in writing (and set forth in the First Certificate of Merger). The date and time when the First Merger shall become effective is referred to herein as the “First Effective Time.” The Company, as the surviving corporation of the First Merger, is sometimes referred to herein as the “First Step Surviving Corporation.”
(b)The First Step Surviving Corporation.
(i)Certificate of Incorporation. Unless otherwise determined by Acquiror prior to the First Effective Time, the certificate of incorporation of the First Step Surviving Corporation shall be amended and restated as of the First Effective Time to be in the form attached hereto as Exhibit F (the “First Step Surviving Corporation Restated Certificate of Incorporation”), until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation and the First Step Surviving Corporation’s bylaws.
(ii)Bylaws. Unless otherwise determined by Acquiror prior to the First Effective Time, the bylaws of the First Step Surviving Corporation shall be amended and restated as of the First Effective Time to be in the form attached hereto as Exhibit G (the “First Step Surviving Corporation Restated Bylaws”), until thereafter amended in accordance with Delaware Law and as provided in the First Step Surviving Corporation’s certificate of incorporation and such bylaws.
(iii)Directors. Unless otherwise determined by Acquiror prior to the First Effective Time, the directors of Merger Sub I immediately prior to the First Effective Time shall be the directors of the First Step Surviving Corporation at the First Effective Time, each to hold the office of a director of the First Step Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the First Step Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
(iv)Officers. Unless otherwise determined by Acquiror prior to the First Effective Time, the officers of Merger Sub I immediately prior to the First Effective Time shall be the officers of the First Step Surviving Corporation at the First Effective Time, each to hold office in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the First Step Surviving Corporation.
(c)The Second Merger. Upon the terms and subject to the conditions set forth in this Agreement and subject to the applicable provisions of Delaware Law, as promptly as reasonably practicable following the First Merger, Acquiror shall cause the First Step Surviving Corporation to be merged with and into Merger Sub II in the Second Merger, whereupon the separate corporate existence of the First Step Surviving Corporation shall cease and Merger Sub II shall continue as the surviving entity of the Second Merger as a wholly-owned subsidiary of Acquiror. Acquiror shall cause the Second Merger to be consummated and become effective under Delaware Law by filing a Certificate of Merger, substantially in the form attached hereto as Exhibit H, with the Secretary of State of the State of Delaware in accordance with the applicable provisions of Delaware Law (the “Second Certificate of Merger”). The time of such filing and acceptance by the Secretary of State of the State of Delaware, or such other later time as may be specified in the Second Certificate of Merger, is referred to herein as the “Second Effective Time.” Merger Sub II, as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity.”
(d)The Surviving Entity.
(i)Certificate of Formation. Unless otherwise determined by Acquiror prior to the Second Effective Time, the certificate of formation of the Surviving Entity shall be amended and restated as of the Second Effective Time to be in the form attached hereto as Exhibit I (the “Restated Certificate of Formation”), until thereafter amended in accordance with Delaware Law and as provided in such certificate of formation and the Surviving Entity’s limited liability company agreement.
(ii)Limited Liability Company Agreement. Unless otherwise determined by Acquiror prior to the Second Effective Time, the limited liability company agreement of the Surviving Entity shall be amended and restated as of the Second Effective Time to be in the form attached hereto as Exhibit J (the “Restated Limited Liability Company Agreement”), until thereafter amended in accordance with Delaware Law and as provided in the Surviving Entity’s certificate of formation and such limited liability company agreement.
(iii)Managing Member. Unless otherwise determined by Acquiror prior to the Second Effective Time, the managing member of Merger Sub II immediately prior to the Second Effective Time shall be the managing member of the Surviving Entity immediately after the Second Effective Time.
(iv)Officers. Unless otherwise determined by Acquiror prior to the Second Effective Time, the officers of Merger Sub II immediately prior to the Second Effective Time shall be the officers of the Surviving Entity immediately after the Second Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving Entity.
I.2General Effects of the Mergers.
(a)The First Merger. At the First Effective Time, the effects of the First Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the First Step Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the First Step Surviving Corporation.
(b)The Second Merger. At the Second Effective Time, the effects of the Second Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the First Step Surviving Corporation and Merger Sub II shall vest in the Surviving Entity, and all debts, liabilities and duties of the First Step Surviving Corporation and Merger Sub II shall become the debts, liabilities and duties of the Surviving Entity.
I.3Effects of the First Merger on Securities of Merging Corporations.

(a)Merger Sub I Capital Stock. At the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror, Merger Sub I, the Company, the Securityholders or any other Person, each share of common stock, par value $0.001 per share, of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be cancelled and converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the First Step Surviving Corporation. Each certificate or book-entry entitlement representing a share of common stock of Merger Sub I shall thereupon evidence ownership only of such shares of common stock of the First Step Surviving Corporation.
(b)Company Capital Stock.
(i)At the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror, Merger Sub I, the Company, any Securityholder, or any other Person, each share of Company Capital Stock (other than Company Restricted Stock) held by a Qualified Investor (excluding Cancelled Shares, which shall be treated in the manner set forth in Section 1.3(c), and Dissenting Shares, which shall be treated in the manner set forth in Section 1.3(d)) that is issued and outstanding as of immediately prior to the First Effective Time shall be cancelled and converted automatically into the right to receive, upon the terms and subject to the conditions set forth in this Agreement (including the establishment and funding of the Escrow Fund and the Expense Fund in accordance with Section 2.3(f) and Section 2.3(g), if applicable, the indemnification provisions set forth in Article IX, delivery of the Exchange Documents in the manner provided in Section 2.3(c), and Section 2.4): (A) with respect to shares of Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series Seed-1 Preferred Stock and Company Series Seed-2 Preferred Stock, (x) an amount in cash equal to (1) the Per Share Cash Consideration, less (2) the Per Share Escrow Amount, less (3) the Per Share Expense Fund Amount; provided, that, the aggregate amount paid to such holder shall be reduced by the amount of any outstanding indebtedness owed to the Company by such Stockholder as of immediately prior to the First Effective Time pursuant to any loans or promissory notes executed by such Stockholder in favor of the Company, plus (y) the Per Share Stock Consideration, plus (z) any amounts that become payable to such Stockholder in accordance with Section 2.3(c)(iv) or Section 2.3(g) hereof; and (B) with respect to shares of Company Series C Preferred Stock, (x) the Per Series C Share Cash Consideration, plus (y) the Per Series C Share Stock Consideration.
(ii)At the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror, Merger Sub I, the Company, any Securityholder, or any other Person, each share of Company Capital Stock (other than Company Restricted Stock) held by an Unqualified Investor (excluding Cancelled Shares, which shall be treated in the manner set forth in Section 1.3(c), and Dissenting Shares, which shall be treated in the manner set forth in Section 1.3(d)) that is issued and outstanding as of immediately prior to the First Effective Time shall be cancelled and converted automatically into the right to receive, upon the terms and subject to the conditions set forth in this Agreement (including the establishment and funding of the Escrow Fund and the Expense Fund in accordance with Section 2.3(f) and Section 2.3(g), if applicable, the indemnification provisions set forth in Article IX, delivery of the Exchange Documents in the manner provided in Section 2.3(c), and Section 2.4), an amount in cash, without interest, equal to: (A) with respect to shares of Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series Seed-1 Preferred Stock and Company Series Seed-2 Preferred Stock, (x) (1) the Per Share Consideration, less (2) the Per Share Escrow Amount, less (3) the Per Share Expense Fund Amount; provided, that, the aggregate amount paid to such holder shall be reduced by the amount of any outstanding indebtedness owed to the Company by such Stockholder as of immediately prior to the First Effective Time pursuant to any loans or promissory notes executed by such Stockholder in favor of the Company (including any portion of the Aggregate Note Payoff Amount), plus (y) any amounts that become payable to such Stockholder in accordance with Section 2.3(c)(iv) or Section 2.3(g) hereof; and (B) with respect to shares of Company Series C Preferred Stock, the Series C Liquidation Preference.
(c)Cancelled Shares. At the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror, Merger Sub I, the Company, the Securityholders or any other Person, each share of Company Capital Stock that is issued and outstanding and held by the Company as of immediately prior to the First Effective Time (“Cancelled Shares”) shall be cancelled without any consideration paid therefor.

(d)Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the First Effective Time and with respect to which the holder thereof has properly demanded and perfected appraisal rights in accordance with Delaware Law, and who has not effectively withdrawn or lost such holder’s appraisal rights under Delaware Law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.3(b), but the holder thereof shall only be entitled to such rights as are provided by Delaware Law, as applicable (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). Notwithstanding the provisions of this Section 1.3(d), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the First Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive, as applicable, an amount in cash, without interest, equal to: (A) with respect to shares of Company Common Stock (other than Company Restricted Stock), Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series Seed-1 Preferred Stock and Company Series Seed-2 Preferred Stock, (x) (1) the Per Share Consideration, less (2) the Per Share Escrow Amount, less (3) the Per Share Expense Fund Amount; provided, that, the aggregate amount paid to such holder shall be reduced by the amount of any outstanding indebtedness owed to the Company by such Stockholder as of immediately prior to the First Effective Time pursuant to any loans or promissory notes executed by such Stockholder in favor of the Company, plus (y) any amounts that become payable to such Stockholder in accordance with Section 2.3(c)(iv), or Section 2.3(g) hereof; (B) with respect to shares of Company Series C Preferred Stock, the Series C Liquidation Preference, without interest thereon, and (C) with respect to shares of Company Restricted Stock, an amount of cash equal to the Per Share Consideration, which cash amount shall be subject to the terms and conditions (including vesting and acceleration) as in effect immediately prior to the First Effective Time with respect to such share of Company Restricted Stock, in each case, subject to the terms and conditions set forth in this Agreement (including the establishment and funding of the Escrow Fund and the Expense Fund in accordance with Section 2.3(f) and Section 2.3(g), the indemnification provisions set forth in Article IX, delivery of the Exchange Documents in the manner provided in Section 2.3(c), and Section 2.4). The Company shall give Acquiror prompt notice of any demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law. The Company shall not, except with the prior written consent of Acquiror (which shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by or on behalf of the Company to any Stockholder with respect to such demands shall be submitted to Acquiror in advance, to the extent that receipt of such draft communications does not affect any privilege of or relating to the Company, and shall not be presented to any Stockholder prior to the Company receiving Acquiror’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).
(e)Treatment of Company Options; Treatment of Company Restricted Stock.
(i)Vested Company Options. At the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror, Merger Sub I, the Company, any Securityholder, or any other Person, each Vested Company Option (or portion thereof), other than Out-of-the-Money Company Options, that is unexpired, unexercised and outstanding, immediately prior to the First Effective Time shall not be assumed by Acquiror and, by virtue of the First Merger, shall be automatically cancelled and extinguished and converted into the right to receive, upon the terms and subject to the conditions set forth in this Agreement (including the establishment and funding of the Escrow Fund and the Expense Fund in accordance with Section 2.3(f) and Section 2.3(g), the indemnification provisions set forth in Article IX, and delivery of the Exchange Documents in the manner provided in Section 2.3(c), and Section 2.4), for each share of Company Common Stock subject to such Vested Company Option, an amount in cash, without interest, equal to the sum of (1) the Per Share Consideration, less the per share exercise price of such Vested Company Option (the “Per Share Option Consideration”), less (2) the Per Share Escrow Amount, less (3) the Per Share Expense Fund Amount, plus (4) any amounts that become payable to such Optionholder in accordance with Section 2.3(c)(iv) or Section 2.3(g) hereof, in each case, less (as more fully set forth herein, but without duplication) any applicable Tax withholding required to be withheld in accordance with this Agreement.

(ii)Unvested Company Options. At the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror, Merger Sub I, the Company, any Securityholder, or any other Person:
(A)each Unvested Company Option (or portion thereof), other than Out-of-the-Money Company Options, that is not held by a Continuing Employee, and is unexpired, unexercised and outstanding, immediately prior to the First Effective Time shall not be assumed by Acquiror and, by virtue of the First Merger, shall be automatically terminated and cancelled as of the First Effective Time without any payment therefore; and
(B) each Unvested Company Option (or portion thereof), other than Out-of-the-Money Company Options, that is held by a Continuing Employee, and is unexpired, unexercised and outstanding, immediately prior to the First Effective Time shall not be assumed by Acquiror and at the First Effective Time, by virtue of the First Merger, shall be automatically cancelled and extinguished and converted into the right to receive, upon the terms and subject to the conditions set forth in this Agreement, an award of restricted stock units of Acquiror (each award, a “Acquiror RSU”). Except as otherwise set forth in this Agreement, each Acquiror RSU shall, pursuant to this Section 1.6(e)(ii)(B), continue to have and be subject to the same vesting terms and conditions (including, without limitation, acceleration terms) as in effect immediately prior to the Effective Time, and will be adjusted, upon the terms and subject to the conditions set forth in this Agreement (including the indemnification provisions set forth in Article IX, delivery of the Exchange Documents in the manner provided in Section 2.3(c), and Section 2.4), such that each Acquiror RSU will cover that number of whole shares of Acquiror Common Stock equal to the quotient, rounded down to the nearest whole share on an award by award basis, of (1) the product of: (a) the number of shares of Company Common Stock that were subject to such Unvested Company Option immediately prior to the First Effective Time multiplied by (b) (x) the Per Share Consideration, less (y) the per share exercise price of such Unvested Company Option (such product, the “Acquiror RSU Value”), with such product divided by (2) the Acquiror Signing Stock Price. The vested portion of each Acquiror RSU shall be settled in shares of Acquiror Common Stock on a quarterly basis on the Acquiror’s customary quarterly vesting dates, but in no event later than December 31st of the calendar year in which such portion vests. Each Acquiror RSU otherwise will be subject to the terms and conditions of the Acquiror equity incentive plan and form of restricted stock unit agreement approved for grant (which shall not be inconsistent with the terms set forth herein).
(iii)Out-of-the-Money Company Options. At the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror, Merger Sub I, the Company, any Securityholder, or any other Person, each Company Option that is outstanding as of immediately prior to the Effective Time and that is not an In-the-Money Company Option (each an “Out-of-the-Money Company Option”) shall automatically be terminated and cancelled as of the Effective Time without any payment therefor.
(iv)Company Restricted Stock.
(A)At the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror, Merger Sub I, the Company, any Securityholder, or any other Person each share of Company Restricted Stock issued and outstanding immediately prior to the First Effective Time that is held by a Continuing Employee who is a Qualified Investor shall be canceled and extinguished and shall be converted into the right to receive (without interest and subject to applicable Tax withholding), a number of shares of Acquiror Common Stock equal to the Restricted Stock Exchange Ratio (rounded down to the nearest whole share), which shares shall be subject to the terms and conditions (including vesting and acceleration) as in effect immediately prior to the First Effective Time with respect to such share of Company Restricted Stock.
(B)At the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror, Merger Sub I, the Company, any

Securityholder, or any other Person, each share of Company Restricted Stock issued and outstanding immediately prior to the First Effective Time that is held by a Continuing Employee and an Unqualified Investor shall be canceled and extinguished and shall be converted into the right to receive (without interest and subject to applicable Tax withholding), an amount of cash equal to the Per Share Consideration, which cash amount shall be subject to the terms and conditions (including vesting and acceleration) as in effect immediately prior to the First Effective Time with respect to such share of Company Restricted Stock, and payable upon vesting on a quarterly basis.
(C)At the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror, Merger Sub I, the Company, any Securityholder, or any other Person, each share of Company Restricted Stock issued and outstanding immediately prior to the First Effective Time that is not held by a Continuing Employee shall be canceled and extinguished without any consideration being paid to the holder of such share of Company Restricted Stock (other than Restricted Stock Repurchase Costs).
(v)Necessary Actions. Prior to the Closing, and subject to the prior review and approval of Acquiror (acting reasonably), the Company shall take all actions reasonably necessary to effect the transactions contemplated by this Section 1.3(e) under the Plan and any Contract applicable to any share of Company Restricted Stock or Company Option (whether written or oral, formal or informal), including delivering all required notices and obtaining all necessary approvals and consents.
(f)Treatment of Company Warrants.
(i)In-the-Money Company Warrants. No Company Warrants shall be assumed or substituted by Acquiror, or shall be outstanding following the Closing. Pursuant to the terms of each Warrant Cancellation Agreement, and upon the terms and subject to the conditions set forth in this Agreement (including the establishment and funding of the Escrow Fund and the Expense Fund in accordance with Section 2.3(f) and Section 2.3(g), the indemnification provisions set forth in Article IX, delivery of the Exchange Documents in the manner provided in Section 2.3(c), and Section 2.4), without any action on the part of Acquiror, Merger Sub I, the Company, any Securityholder, or any other Person, at the Closing, each In-the-Money Company Warrant that is outstanding and unexercised immediately prior to the Closing, shall be cancelled and extinguished and converted automatically into the right to receive, for each share of Company Common Stock subject to such In-the-Money Company Warrant, an amount in cash, without interest, equal to the sum of (1) the Per Share Consideration, less the per share exercise price of such In-the-Money Company Warrant (the “Per Share Warrant Consideration”), less (2) the Per Share Escrow Amount, less (3) the Per Share Expense Fund, plus (4) any amounts that become payable to such Warrantholder in accordance with Section 2.3(c)(iv) or Section 2.3(g) hereof, in each case, less (as more fully set forth herein, but without duplication) any applicable Tax withholding required to be withheld in accordance with this Agreement. Other than the right to receive payment in accordance with this Section 1.3(f), as of the Closing, each holder of an In-the-Money Company Warrant shall cease to have any rights with respect thereto.
(ii)Out-of-the-Money Company Warrants. Pursuant to the terms of each Warrant Cancellation Agreement, at the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror, Merger Sub I, the Company, any Securityholder, or any other Person, each Company Warrant that is outstanding as of immediately prior to the First Effective Time and that is not an In-the-Money Company Warrant shall automatically be terminated and cancelled as of the First Effective Time without any payment therefor and each holder thereof shall cease to have any rights with respect thereto.
I.4Effects of Second Merger on Securities of Merging Entities.
(a)First Step Surviving Corporation Capital Stock.  At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Acquiror, the First Step Surviving Corporation, Merger Sub II, or any other Person, each share of common stock, par value $0.001 per share, of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled without any consideration therefor.

(b)Merger Sub II Limited Liability Company Interests. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Acquiror, the First Step Surviving Corporation, Merger Sub II, or any other Person, each limited liability company interest of Merger Sub II shall remain unchanged and continue to remain outstanding as a limited liability company interest in the Surviving Entity.
I.5Tax Status.
(a)The Mergers are intended to be treated as integrated steps in a single transaction and together to qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 (a “Section 368 Reorganization”). The parties hereby adopt this Agreement insofar as it relates to the First Merger and the Second Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations. The parties will report consistently with such intended tax treatment and take all commercially reasonable actions necessary to cause the Mergers to qualify as a Section 368 Reorganization, and no party will take any action or position before a Governmental Entity that is inconsistent with such Tax treatment unless otherwise required by a change in law or pursuant to a determination within the meaning of Section 1313(a) of the Code.
(b)The parties hereto intend to comply with Revenue Procedure 2018-12, 2018-6 IRB 349 (“Rev. Proc. 2018-12”), and therefore acknowledge and agree that for purposes of determining the value of the Acquiror Common Stock to be received by the Stockholders pursuant to the transactions contemplated by this Agreement, (1) the “Safe Harbor Valuation Method” (within the meaning of Section 4.01(1) of Rev. Proc. 2018-12) will be the average of the daily volume weighted average prices as described in Section 4.01(1) of Rev. Proc. 2018-12; (2) the “Measuring Period” (within the meaning of Section 4.01(2) of Rev. Proc. 2018-12) will be the period that is the ten (10) consecutive trading days ending on and including the third trading day prior to the Agreement Date; (3) the “specified exchange” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be the Nasdaq Stock Market; and (4) the “authoritative reporting source” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be Bloomberg Finance.
(c)The Company acknowledges and agrees that he, she or it is relying solely on their own Tax advisors in connection with this Agreement, the Mergers, and the other transactions and agreements contemplated hereby.
I.6Issuance of Acquiror Common Stock.
(a)The shares of Acquiror Common Stock issuable pursuant to this Agreement are intended to be issued pursuant to one or more exemptions from registration under the Securities Act, including those under Regulation D of the Securities Act, and the exemption from qualification under applicable state securities Law. The Company shall use commercially reasonable efforts to assist Acquiror as may be necessary to comply with the securities and blue sky Laws relating to the transactions contemplated by this Agreement.
(b)Each book-entry entitlement representing Acquiror Common Stock (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) issued or issuable to or held by the Securityholders in accordance with the terms hereof shall bear the following legend (in addition to any other legends required by applicable Law or Acquiror’s organizational documents):
THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR BOOK ENTRY POSITION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE 1933 ACT OR, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

(c)Upon the prior written request of any Stockholder receiving any consideration in Acquiror Common Stock (or, if applicable, such Stockholder’s Permitted Transferees) following the date that is six (6) months following the Closing, Acquiror shall use good faith, reasonable best efforts to (i) promptly cause its legal counsel to deliver to Acquiror's transfer agent an appropriate opinion letter to the effect that shares of such Acquiror Common Stock which are included in a notice of sale provided to Acquiror by such Stockholder (or, if applicable, such Stockholder’s Permitted Transferees) may be resold pursuant to Rule 144 of the Securities Act (or, upon advice of its outside counsel and if acceptable to Acquiror’s transfer agent, Acquiror shall instruct its transfer agent to rely on an opinion of a nationally recognized counsel provided by the applicable Stockholder, it being understood and agreed that the failure of such Stockholder to provide such an opinion shall not relieve Acquiror of its obligations set forth in this clause (c)) and (ii) to (1) instruct such transfer agent to transfer such shares of Acquiror Common Stock included in such notice of sale, or (2) upon direction of such transfer agent, instruct such transfer agent to transfer such shares of Acquiror Common Stock according to direction provided by such Stockholder to the transfer agent; provided further, that each of (i) and (ii) above are subject to compliance with any applicable requirements of Rule 144 of the Securities Act. In addition, at any time following the Closing (whether during or after the post-closing six month holding period), any Stockholder, to the extent permitted by applicable securities Law, may transfer Stock Consideration to a Permitted Transferee pursuant to a Permitted Transfer, in which case Acquiror shall use commercially reasonable efforts to (i) promptly cause its legal counsel to deliver to Acquiror’s transfer agent an appropriate opinion letter to the effect that the transfer of such shares of such Acquiror Common stock constitute a Permitted Transfer and (ii) (1) instruct such transfer agent to transfer such shares of Acquiror Common Stock accordingly, or (2) upon direction of such transfer agent, instruct such transfer agent to transfer such shares of Acquiror Common Stock according to direction provided by such Stockholder to the transfer agent. Acquiror shall ensure that any Stockholder receiving any consideration in Acquiror Common Stock (or, if applicable, such Stockholder’s Permitted Transferees) shall, upon request to Acquiror or Acquiror’s transfer agent, be given prompt notice of any applicable representation letters or other similar documentation (in addition to applicable notices under Rule 144 of the Securities Act) required by Acquiror or Acquiror’s transfer agent to promptly effect any such distributions or resales.
I.7Rights Not Transferable. Other than with respect to the rights of Stockholders and/or their respective distributees or other permitted transferees set forth in Section 1.6(c) above, the rights of the Securityholders hereunder are personal in nature and, except with the written consent of Acquiror, are non-transferable and non-assignable, except that each such Person shall be entitled to assign such Person’s rights by will, by the laws of intestacy or by other similar operation of law. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.
I.8Taking of Necessary Action; Further Action. If at any time after the First Effective Time, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the First Step Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub I, the officers and directors of the Company, Acquiror, and their Affiliates are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
Article II
CLOSING AND CLOSING CONSIDERATION
II.1The Closing. Unless this Agreement is validly terminated pursuant to Section 8.1, Acquiror, the Merger Subs and the Company shall consummate the Mergers at a closing (the “Closing”) within two (2) Business Days following satisfaction or waiver (if permissible hereunder) of the conditions set forth in Section 2.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions at the Closing) via the remote exchange of documents, unless another time or place is mutually agreed upon by Acquiror and the Company; provided, however, that, notwithstanding the foregoing, the Closing shall not be consummated prior to the 45th calendar day following the execution and delivery of this Agreement without Acquiror’s prior written consent. The date upon which the Closing occurs hereunder shall be referred to herein as the “Closing Date.”
II.2Closing Conditions.

(a)Mutual Conditions. The respective obligations of Acquiror, Merger Sub I and the Company to effect the First Merger shall be subject to the satisfaction, at or prior to the First Effective Time, of the following conditions:
(i)Stockholder Approval. The Requisite Stockholder Approval shall have been obtained pursuant to the Stockholder Written Consent.
(ii)No Legal Restraints. No Law or Order (whether temporary, preliminary or permanent) shall be in effect which has the effect of making either of the Mergers or any other transaction contemplated hereby illegal or otherwise prohibiting or preventing the consummation of either of the Mergers or any other transaction contemplated hereby.
(iii)Antitrust Approvals. All waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement, including the Mergers, under the HSR Act shall have expired or otherwise been terminated.
(b)Additional Acquiror and Merger Sub I Conditions. The obligations of Acquiror and Merger Sub I to effect the First Merger shall be subject to the satisfaction at or prior to the First Effective Time of each of the following additional conditions, any of which may be waived in writing exclusively by Acquiror and Merger Sub I:
(i)Company Covenants. The Company shall have performed and complied in all material respects with its covenants and obligations under this Agreement required to be performed and complied with by the Company prior to the Closing.
(ii)Company Representations and Warranties.
(A)As of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date), each of the Capitalization Representations shall be true and correct in all respects, other than de minimis inaccuracies.
(B)As of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date), each of the Fundamental Representations (other than the Capitalization Representations) and the representations and warranties of the Company set forth in Sections 3.13(c), 3.13(h), and 3.13(n) (Intellectual Property) (collectively, the “Specified IP Representations”) shall be true and correct in all material respects (without regard to “materiality,” “Material Adverse Effect” and similar qualifiers contained in such representations and warranties, except as such qualifiers relate to the Company’s disclosure obligations in any representation or warranty and except for the term “Material Contract”).
(C)As of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date), each of the representations and warranties of the Company, other than the Fundamental Representations and the Specified IP Representations, shall be true and correct in all respects (without regard to “materiality,” “Material Adverse Effect” and similar qualifiers contained in such representations and warranties, except as such qualifiers relate to the Company’s disclosure obligations in any representation or warranty and except for the term “Material Contract”), except where the failure to be so true and correct would not result in a Company Material Adverse Effect.
(iii)Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the Agreement Date that is continuing.
(iv)Pending Litigation. There shall be no Action pending against Acquiror or any of its Subsidiaries, or against the Company or any of its Subsidiaries, by or, solely in the case of Actions against the Company, before, any Governmental Entity, seeking to prevent or enjoin the consummation of the transactions contemplated by this Agreement (including the Mergers).
(v)Support Agreements. Company Indemnifying Parties that together represent an aggregate Indemnification Percentage of at least ninety percent (90%) shall have executed and delivered to Acquiror a Support Agreement, and all such Support Agreements shall be in full force and effect.
(vi)Warrant Cancellation Agreements. Each holder of Company Warrants shall have executed and delivered to Acquiror a Warrant Cancellation Agreement substantially in the form attached hereto as Exhibit K (the “Warrant Cancellation Agreement”) and all such Warrant Cancellation Agreements shall be in full force and effect
(vii)280G Stockholder Approval. With respect to any payments and/or benefits that Acquiror determines may constitute “parachute payments” under Section 280G of the Code with respect to any “disqualified individual” (as defined in the Code Section 280G and the regulations promulgated thereunder), the Stockholders shall have (A) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (B) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Acquiror and its subsidiaries shall not have any Liabilities with respect to such “parachute payments” (the “280G Vote”).
(viii)Key Employee Agreements and Restrictive Covenant Agreements. The Key Employee Agreements and Restrictive Covenant Agreements executed by the Key Employees and the Specified Individuals, respectively, shall be in full force and effect and shall not have been revoked, rescinded, or otherwise repudiated by the respective signatories thereto.
(ix)Third Party Contracts and Company Authorizations.
(A)Acquiror shall have received all necessary consents, waivers and approvals of parties to any Contract or Company Authorization set forth on Schedule 2.2(b)(ix)(A) as are required thereunder in connection with the Mergers.
(B)Acquiror shall have received evidence satisfactory to Acquiror (acting reasonably) that each of the agreements set forth on Schedule 2.2(b)(ix)(B) has been terminated (or will be terminated as of the First Effective Time) and is of no further force or effect (or will be of no further force or effect as of the First Effective Time).
(C)Acquiror shall have received evidence satisfactory to Acquiror (acting reasonably) that each of the agreements set forth on Schedule 2.2(b)(ix)(C) has been amended (or will be amended effective as of the First Effective Time) in accordance with the terms set forth on Schedule 2.2(b)(ix)(C) and such agreements, as so amended, are in full forth and effect (or will be in full force and effect as of the First Effective Time).
(x)Investment Adviser Registration Depository. The Company shall have provided the Acquiror all credentials, passwords, and other information necessary to allow the Acquiror to update the Registered Investment Adviser’s Form ADV to reflect the change in control of the Registered Investment Adviser.
(xi)Receipt of Closing Deliveries. The Company shall have delivered to Acquiror (A) good standing certificates (dated no earlier than the date that is five (5) Business Days prior to the Closing Date) with respect to the Company from the Secretary of State of each of Delaware and California, (B) the Payment Spreadsheet, (C) the Director and Officer Resignation Letters, (D) the Payoff Letters, (E) the Final Invoices, (F) Investor Questionnaires from holders of Company Securities who are entitled to receive at least 90% of the total number of shares of Acquiror Common Stock issuable as Merger Consideration, (G) the Escrow Agreement duly executed by the Securityholder Representative, and (H) all other certificates and other documents that it is expressly required to deliver to Acquiror pursuant to this Agreement prior to the Closing.

(xii)Company Closing Certificates.
(A)Officer’s Certificate. Acquiror shall have received a certificate from the Company, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing, the conditions set forth in Sections 2.2(b)(i), 2.2(b)(ii), and 2.2(b)(iii) have been satisfied.
(B)Secretary’s Certificate. Acquiror shall have received a certificate from the Company, validly executed by the Secretary of the Company for and on the Company’s behalf, certifying (i) as to the terms and effectiveness of the Charter Documents, (ii) as to the valid adoption of resolutions of the Board of Directors of the Company whereby the Mergers and the transactions contemplated hereunder were unanimously approved by the Board of Directors of the Company, (iii) that the Requisite Stockholder Approval has been obtained, and (iv) the occurrence and results of the 280G Vote.
(C)FIRPTA Certificate. Acquiror shall have received in a form reasonably acceptable to Acquiror: (a) a statement with respect to the Company conforming to the requirements of Section 1.1445-2(c)(3) of the United States Treasury Regulations; and (b) the notification to the Internal Revenue Service required under Section 1.897-2(h)(2) of the United States Treasury Regulations.
(xiii)Pre-Closing Actions. The Pre-Closing Actions shall have been completed and the Company shall have delivered to Acquiror a certification, dated as of the Closing Date and signed on behalf of the Company by its Chief Executive Officer certifying such completion.
(c)Additional Company Conditions. The obligations of the Company to effect the First Merger shall be subject to the satisfaction at or prior to the First Effective Time of the following conditions, any of which may be waived in writing exclusively by the Company:
(i)Acquiror Covenants. Acquiror and the Merger Subs shall have performed and complied in all material respects with each of their covenants and obligations under this Agreement required to be performed and complied with by them prior to the Closing.
(ii)Acquiror Representations and Warranties.
(A)As of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date), each of the representations and warranties of the Acquiror set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authority and Enforceability), Section 4.5 (Valid Issuance), and Section 4.14 (Sufficient Funds) (collectively, the “Acquiror Fundamental Representations”) shall be true and correct in all material respects (without regard to “materiality,” “Material Adverse Effect” and similar qualifiers contained in such representations and warranties).
(B)As of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date), each of the representations and warranties of the Acquiror, other than the Acquiror Fundamental Representations, shall be true and correct in all respects (without regard to “materiality,” “Material Adverse Effect” and similar qualifiers contained in such representations and warranties), except where the failure to be so true and correct would not result in an Acquiror Material Adverse Effect.
(iii)Acquiror Material Adverse Effect. No Acquiror Material Adverse Effect shall have occurred since the Agreement Date that is continuing.
(iv)Registration Rights Agreement. Acquiror shall have delivered to each Stockholder receiving consideration in Acquiror Common Stock pursuant to the Mergers a Registration Rights Agreement (the “Registration Rights Agreement”) duly executed by Acquiror substantially in the form attached hereto as Exhibit L.

(v)Acquiror Officer’s Certificate. Company shall have received a certificate from Acquiror, validly executed by the Chief Executive Officer of Acquiror for and on Acquiror’s behalf, to the effect that, as of the Closing, the conditions set forth in Sections 2.2(c)(i), 2.2(c)(ii), and 2.2(c)(iii) have been satisfied.
(vi)Escrow Agreement. Acquiror shall have delivered to the Company the Escrow Agreement duly executed by Acquiror and the Escrow Agent.
(vii)Receipt of Closing Deliveries. Acquiror shall have delivered to the Company or the Securityholders, as applicable, all other certificates and other documents that it is expressly required to deliver pursuant to this Agreement prior to the Closing.
(viii)Nasdaq Listing. Acquiror shall make all such filings, notifications or applications with the Nasdaq Stock Market prior to Closing as may be necessary to ensure that all shares of Acquiror Common Stock being issued in connection with the Mergers will be approved for listing (subject to notice of issuance) on the Nasdaq Stock Market effective as of the Closing.
I.3Payment of Merger Consideration.
(a)Payment Spreadsheet. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a spreadsheet, certified by the Company’s Chief Executive Officer, setting forth the following information, in form and substance satisfactory to Acquiror (acting reasonably) and accompanied by documentation satisfactory to Acquiror (acting reasonably) in support of the information set forth therein (the “Payment Spreadsheet”) setting forth (x) the amount of each of the Consideration Components, (y) a detailed calculation of the Option Exchange Ratio and each of the components and subcomponents thereof, and (z) the following information:
(i)with respect to each Stockholder immediately prior to the First Effective Time: (A) the name, address of record (if available), e-mail address, jurisdiction of Tax residence of such Stockholder (if available); (B) whether such Stockholder is an Employee and whether such Stockholder (x) has completed and delivered to the Company an Investor Questionnaire certifying that such Stockholder is an “accredited investor” as set forth therein and (y) has executed and delivered to the Company a Support Agreement; (C) the number of all shares of Company Capital Stock held by such Stockholder, the class and series of such shares and the identifying numbers of all Company Book-Entries evidencing all such shares; (D) the date of issuance of such shares of Company Capital Stock and the date of acquisition of such shares of Company Capital Stock by such Stockholder, and the consideration paid to the Company for such issuance (on a per share and aggregate basis) and, if such shares were not acquired by issuance from the Company, the transferee of such shares, and the consideration paid by the holder thereof for such shares (on a per share and aggregate basis); (E) the identification of any shares of Company Capital Stock that were (x) acquired through the exercise of an option, whether such option was a nonstatutory option or an incentive stock option as defined in Section 422 of the Code, the date of grant of such option, the vesting schedule of such option, and the date of exercise of such option, or (y) issued as Company Restricted Stock, the date of grant of such shares of Company Restricted Stock, the vesting schedule of such shares of Company Restricted Stock and the number of whole shares of Acquiror Common Stock to be issued in respect of such Company Restricted Stock; (F) the number of any such shares that are Dissenting Shares (as of the date of delivery of the Payment Spreadsheet); (G) the aggregate amount of cash payable and Acquiror Common Stock issuable to such Stockholder in respect of shares of Company Capital Stock pursuant to Section 1.3(b) at the Closing (inclusive of cash deposited on such Stockholder’s behalf into the Escrow Fund and the Expense Fund); (H) such Stockholder’s Contribution Percentage, and the amount of cash to be deposited into the Escrow Fund and the Expense Fund on behalf of such Stockholder, and Indemnification Percentage, as applicable; and (I) the aggregate amount of cash payable and Acquiror Common Stock issuable to such Stockholder in respect of shares of Company Capital Stock pursuant to Section 1.3(b) at the Closing (net of cash deposited on such Stockholder’s behalf into the Escrow Fund and the Expense Fund).
(ii)with respect to each Optionholder immediately prior to the First Effective Time: (A) the name, address of record (if available), e-mail address, jurisdiction of Tax residence of such Optionholder (if available); (B) whether such Optionholder is an Employee, whether such Optionholder is a Continuing Employee and whether such Optionholder is a Withholding Securityholder or a Non-Withholding

Securityholder; (C) the grant date and expiration date of each Company Option held by such Optionholder; (D) whether each such Company Option was granted pursuant to the Plan; (E) the vesting schedule (including all acceleration provisions) applicable to each such Company Option and the extent to which each such Company Option is vested and unvested as of immediately prior to the First Effective Time (taking into account any Company Option (or portion thereof) that, as a result of the First Merger will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions); (F) the exercise price per share and the number of shares of Company Capital Stock underlying each such Company Option immediately prior to the First Effective Time; (G) whether each such Company Option qualifies as incentive stock options as defined in Section 422 of the Code or nonstatutory stock options; (H) whether such Company Option is an In-the-Money Company Option or Out-of-the-Money Company Option; (I) if the Company Option is being converted into an Acquiror RSU, the vesting schedule (including all acceleration provisions) applicable to such Acquiror RSU, the number of whole shares of Acquiror Common Stock to be covered by such Acquiror RSU; (J) if the Company Option is not being converted into an Acquiror RSU, the aggregate amount of cash payable to such Optionholder in respect of Company Options that is not an Acquiror RSU pursuant to Section 1.3(e), as applicable, at the Closing (net of cash deposited on such Optionholder’s behalf into the Escrow Fund and the Expense Fund); (K) the amount of the Tax withholding on the amount payable under clause (J) above; (L) such Optionholder’s Contribution Percentage and Indemnification Percentage; and (M) such Optionholder’s Per Share Option Consideration, if any.
(iii)with respect to each Warrantholder immediately prior to the First Effective Time: (A) the name, address of record (if available), e-mail address, jurisdiction of Tax residence of such Warrantholder (if available); (B) the grant date and expiration date of each Company Warrant held by such Warrantholder; (C) the exercise price per share and the number and class of shares of Company Capital Stock underlying each such Company Warrant immediately prior to the First Effective Time; (D) the aggregate amount of cash payable to such Warrantholder in respect of Company Warrants pursuant to Section 1.3(f), as applicable, at the Closing (net of cash deposited on such Warrantholder behalf into the Escrow Fund and the Expense Fund); (E) such Warrantholder’s Contribution Percentage, and the amount of cash to be deposited into the Escrow Fund and the Expense Fund on behalf of such Warrantholder, and Indemnification Percentage; (F) such Warrantholder’s Per Share Warrant Consideration; and (G) whether such Warrantholder has completed and delivered to the Company an Investor Questionnaire certifying that such Warrantholder is an “accredited investor” as set forth therein.
(iv)with respect to each holder of shares of Company Capital Stock issued on or after January 1, 2011 or any other Company Security that, in each case, would be deemed a “covered security” under Treasury Regulations Section 1.6045-1(a)(15), the cost basis and date of acquisition (if not already provided) of such shares or securities; and
(v)wire or other payment instructions for all cash amounts to be paid by Acquiror in accordance with this Agreement, including any Third Party Expenses and Closing Indebtedness that Acquiror is to pay, or cause to be paid, at the Closing on the Company’s behalf.
(b)Reliance. Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Acquiror or any of its Affiliates or its or their Representatives, or any disclosure made by or on behalf of the Company, (A) it is expressly acknowledged and agreed that Acquiror, the Exchange Agent and their respective Affiliates and all Representatives of the foregoing shall be entitled to rely on the Payment Spreadsheet without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith, (B) in no event shall Acquiror, the Exchange Agent or any of their respective Affiliates or any Representative of the foregoing (excluding the Acquiror Indemnified Parties) have any liability to any Person (including any liability to the Securityholder Representative or any Securityholder) for any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Payment Spreadsheet and the allocation set forth therein, or payments made by any Person (including Acquiror, the Company, the Exchange Agent and their respective Affiliates) in accordance with the Payment Spreadsheet.
(c)Post-Closing Adjustment.

(i)Post-Closing Statement. As promptly as practicable, but in no event later than sixty (60) calendar days after the Closing Date, Acquiror shall prepare and deliver, or cause to be prepared and delivered, to Securityholder Representative a statement (the “Post-Closing Statement”) setting forth Acquiror’s good faith calculations of the amount of the Cash Consideration and each of the components thereof, including reasonably detailed calculations of the Closing Cash, the Working Capital Adjustment Amount, the Closing Indebtedness and the Third Party Expenses, accompanied by reasonably detailed back-up documentation for the calculations set forth therein.
(ii)Review of Post-Closing Statement. The Securityholder Representative shall have thirty (30) days following its receipt of the Post-Closing Statement (the “Review Period”), to review the Post-Closing Statement. During the Review Period, Acquiror shall make available to the Securityholder Representative and its Representatives the work papers (subject to the execution of customary work paper access letters, if requested) and other books and records used in preparing the Post-Closing Statement. On or before the expiration of the Review Period, the Securityholder Representative may deliver to Acquiror a written statement accepting or disputing the Post-Closing Statement. In the event that the Securityholder Representative shall dispute the Post-Closing Statement, such statement shall include a reasonably detailed itemization of the Securityholder Representative’s objections and the reasons therefor (such statement, a “Dispute Statement”). Any component of the Post-Closing Statement that is not disputed in a Dispute Statement shall be final and binding on the parties and not subject to review or appeal. If the Securityholder Representative does not deliver a Dispute Statement to Acquiror within the Review Period or delivers a statement accepting the Post-Closing Statement, the Post-Closing Statement shall be final and binding on the parties and not subject to review or appeal.
(iii)Dispute Resolution. If the Securityholder Representative delivers a Dispute Statement during the Review Period, Acquiror and the Securityholder Representative shall attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the thirty (30) calendar days immediately following the Acquiror’s receipt of the Dispute Statement, or such longer period as Acquiror and the Securityholder Representative may mutually agree (the “Resolution Period”). Any such disputed items that are resolved in writing by Acquiror and the Securityholder Representative during the Resolution Period shall be final and binding on the parties and not subject to review or appeal. If Acquiror and the Securityholder Representative do not resolve all such disputed items by the end of the Resolution Period, Acquiror and the Securityholder Representative shall submit all items remaining in dispute with respect to the Dispute Statement to a nationally recognized independent accounting firm mutually agreed upon by Acquiror and Securityholder Representative, such agreement not to be unreasonably withheld, conditioned or delayed (the “Accounting Firm”) for review and resolution. The Accounting Firm shall act as an expert and not as an arbitrator. The Accounting Firm shall make all calculations in accordance with the terms hereof and shall determine only those items set forth on the Dispute Statement which remain in dispute between Acquiror and the Securityholder Representative. Each of Acquiror and the Securityholder Representative shall (A) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm, (B) have the opportunity to submit, no later than fourteen (14) days after the engagement of the Accounting Firm, a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items and (C) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel and representatives and such other information as the Accounting Firm may require in order to render its determination. The Accounting Firm shall be instructed to deliver to Acquiror and the Securityholder Representative a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Acquiror and the Securityholder Representative) of the disputed items within thirty (30) calendar days of the engagement of the Accounting Firm, which determination shall, absent manifest error, be final and binding on the parties and not subject to appeal. In resolving any disputed item(s), the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Acquiror or the Securityholder Representative or less than the smallest value for such item claimed by either Acquiror or the Securityholder Representative. The fees and expenses of the Accounting Firm shall be allocated between Acquiror and the Securityholder Representative (on behalf of the Contributing Securityholders) based on the inverse of the percentage that the Accounting Firm’s resolution of the disputed items bears to the total amount of such disputed items as originally submitted to the Accounting Firm. For example, if the total amount of such disputed items as originally submitted to the Accounting Firm equals $1,000 and the Accounting Firm awards $600 in favor of the Securityholder Representative’s position, sixty percent (60%) of the fees and expenses of the Accounting Firm would be borne by Acquiror and forty percent (40%) of the fees and expenses of the Accounting Firm would be borne by the Securityholder Representative (on behalf of the Contributing Securityholders). The Post-Closing Statement, including the calculation and the amount of the Cash Consideration and each of the components thereof set forth therein, including the Closing Cash, the Working Capital Adjustment Amount, the Closing Indebtedness and the Third Party Expenses, shall be modified to reflect any changes agreed to by Acquiror and the Securityholder Representative or determined by the Accounting Firm in accordance with this Section 2.3(c), and such Post-Closing Statement with the calculations and amounts set forth therein as so modified shall be final and binding on the parties hereto.
(iv)Post-Closing Payments.
(A)If the Cash Consideration set forth on the final and binding Post-Closing Statement (the “Final Amount”) is more than the Cash Consideration set forth in the Payment Spreadsheet (the “Closing Amount”), then (i) Acquiror shall pay, or cause to be paid, by wire transfer of immediately available funds, an amount in cash equal to the amount of such excess (not to exceed an amount equal to the Escrow Amount), to the Exchange Agent or other Person, if so designated by Acquiror, who will thereafter distribute such amount to the Contributing Securityholders (or, if applicable, to a payroll processor, for payment to any applicable Contributing Securityholders, subject to withholding, no later than the second regularly scheduled payroll date to occur thereafter), in accordance with their respective Contribution Percentage and (ii) Acquiror and the Securityholder Representative shall promptly, and in any event, within three (3) Business Days, after the final determination of the Final Amount in accordance with this Section 2.3(c), execute and deliver joint written instructions to the Escrow Agent directing that the Escrow Agent release, from the Escrow Fund, to the Exchange Agent or other Person, if so designated by Acquiror, who will thereafter distribute such amount to the Contributing Securityholders (or to a payroll processor, if applicable, for payment to any applicable Contributing Securityholders, subject to withholding, no later than the second regularly scheduled payroll date to occur thereafter), in accordance with their Contribution Percentage, the balance of the cash remaining in the Escrow Account.
(B)If the Final Amount is less than the Closing Amount, then Acquiror and the Securityholder Representative shall promptly, and in any event, within three (3) Business Days, after the final determination of the Final Amount in accordance with this Section 2.3(c), execute and deliver joint written instructions to the Escrow Agent directing that the Escrow Agent release, from the Escrow Fund, (1) to Acquiror an amount equal to such deficit (not to exceed the balance of the cash remaining in the Escrow Account) and (2) to the Exchange Agent or other Person, if so designated by Acquiror, who will thereafter distribute such amount to the Contributing Securityholders (or to a payroll processor, if applicable, for payment to any applicable Contributing Securityholders, subject to withholding, no later than the second regularly scheduled payroll date to occur thereafter), in accordance with their Contribution Percentage, the balance of the cash remaining in the Escrow Account, if any. The Escrow Fund shall be Acquiror’s sole recourse with respect to any such deficit.
(v)Any payment made under this Section 2.3(c), to the maximum extent permitted by applicable Law, shall be treated for all Tax purposes as an adjustment to the Merger Consideration.
(d)Exchange Procedures.
(i)Exchange Agent. PNC Bank, National Association or another Person selected by Acquiror, shall serve as the Exchange Agent for the Mergers (the “Exchange Agent”).
(ii)As soon as practicable in advance of the Closing Date (and in any event provided any necessary information has been timely provided to Acquiror, not less than four (4) Business Days prior to the Closing Date), to the extent not previously mailed or otherwise delivered by the Company or any other Person, the Exchange Agent shall mail or otherwise deliver to each Stockholder, Optionholder that are Non-Withholding Securityholders and Warrantholder as of immediately prior to the First Effective Time (an “Exchange Securityholder”), at the address or e-mail address set forth opposite each such Person’s name on the Payment Spreadsheet, (A) a letter of transmittal in substantially the form attached hereto as Exhibit M (the “Letter of Transmittal”), (B) with respect to the Stockholders, the Support Agreement, the Investor Questionnaire, the Information Statement and, if requested by the Company, the 280G Solicitations, and (C) with respect to the Warrantholders, the Warrant Cancellation Agreement.
(iii)Following the Closing and promptly after receipt by the Exchange Agent of (A) with respect to the Stockholders, a duly completed Letter of Transmittal, Support Agreement and Investor Questionnaire, (B) with respect to the Warrantholders, a duly completed Warrant Cancellation Agreement, and (C) with respect to the Optionholders that are Non-Withholding Securityholders, a duly completed Letter of Transmittal and Investor Questionnaire (collectively, as applicable to each of the Stockholders, Warrantholders, and Optionholders that are Non-Withholding Securityholders, the “Exchange Documents”), Acquiror shall issue or pay or cause to be issued or paid to the delivering Exchange Securityholder, as the case may be, in exchange therefor, that number of shares of Acquiror Common Stock issuable (if applicable) and cash payable to such Person at the Closing pursuant to Section 1.3(b), Section 1.3(e), and Section 1.3(f), as applicable (net of any amounts deposited into the Escrow Fund or the Expense Fund pursuant to Section 2.3(f) and Section 2.3(g), as applicable), for such surrendered Company Securities; provided, that, with respect to any Exchanging Securityholder that has returned its respective Exchange Documents at least two (2) Business Days prior to the Closing, Acquiror and the Exchange Agent shall each use commercially reasonable efforts to ensure that such Exchanging Securityholder is issued and/or paid that number of shares of Acquiror Common Stock issuable (if applicable) and cash payable to such Person at the Closing pursuant to Section 1.3(b), Section 1.3(e), and Section 1.3(f), as applicable (net of any amounts deposited into the Escrow Fund or the Expense Fund pursuant to Section 2.3(f) and Section 2.3(g), as applicable), on the Closing Date. No Acquiror Common Stock shall be issued or issuable, and no cash shall be paid or payable, to any Exchange Securityholder until such Person delivers to the Exchange Agent duly completed and validly executed Exchange Documents, in accordance with the terms and conditions hereof and the instructions set forth in the Exchange Documents. From and after the First Effective Time, all Company Book-Entries shall, for all corporate purposes, evidence only the ownership of the right to receive the consideration contemplated by this Agreement.
(iv)Transfers of Ownership. If any Acquiror Common Stock is to be issued, or any cash to be paid, pursuant to Section 1.3(b), Section 1.3(e) or Section 1.3(f) to a Person other than the Person whose name is reflected on the corresponding Company Book-Entry, Company Option or Company Warrant, as applicable, it will be a condition of the issuance or delivery thereof that any entitlement so surrendered will be in proper form for transfer and that the Person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Merger Consideration in any name other than that of the registered holder of the Company Book-Entry, Company Option or Company Warrant, as applicable, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.
(v)No Further Ownership Rights in Company Securities. The consideration paid in respect of the surrender for exchange of Company Securities in accordance with the terms of this Agreement shall be deemed to be full satisfaction of all rights pertaining to such Company Securities. Following the First Effective Time, there shall be no further registration of transfers on the records of the First Step Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the First Effective Time.
(vi)Return of Consideration; No Liability. Any portion of the cash or Acquiror Common Stock (including the proceeds of any investments thereof) which remains unclaimed by the Securityholders on the date that is one (1) year after the Closing Date shall be delivered to Acquiror. Any Exchange Securityholder that has not theretofore submitted Exchange Documents in accordance with the requirements set forth therein and in this Agreement, or otherwise not received any portion of the Merger Consideration due and payable to such Exchange Securityholder pursuant to this Agreement, shall thereafter look only to Acquiror and the First Step Surviving Corporation or the Surviving Entity for payment of the applicable portion of the Merger Consideration (after giving effect to any required Tax withholdings and without any interest thereon), and then, only as a general unsecured creditor. Notwithstanding anything to the contrary in this Section 2.3(d), none of Acquiror, the Merger Subs, the Company, the First Step Surviving Corporation, the Surviving Entity, the Securityholder Representative, the Exchange Agent or any other Person shall be liable to any Exchange Securityholder for any Merger Consideration properly delivered to a public official pursuant to applicable abandoned property, escheat or similar applicable Law.
(e)Acquiror Common Stock. Notwithstanding anything herein to the contrary, the Acquiror Common Stock issued in connection with the Mergers will be subject to (i) the terms and conditions of, including any restrictions and encumbrances provided for under, this Agreement, Acquiror’s organizational documents, as may be amended, or amended and restated, from time to time, and any applicable Support Agreement or other Contract entered into by the Securityholders, and (ii) applicable securities and corporate Laws, including U.S. state or federal Law.
(f)Escrow Fund. PNC Bank, National Association shall serve as the escrow agent in connection with the Mergers (the “Escrow Agent”). At the Closing, Acquiror shall deposit, or cause to be deposited, with the Escrow Agent the Escrow Amount into the Escrow Account designated by the Escrow Agent in a written notice delivered to Acquiror at least two (2) Business Days prior to the Closing Date (the amounts deposited into the Escrow Account shall comprise the “Escrow Fund”), and, upon such deposit, Acquiror shall be deemed to have contributed to the Escrow Fund, on behalf of each Contributing Securityholder, his, her, or its Contribution Percentage of the Escrow Fund. The Escrow Amount shall be available to satisfy the Contributing Securityholders’ obligations under Section 2.3(c) and shall be distributed in accordance with the terms and conditions of this Agreement, Section 2.3(c), and the Escrow Agreement. Acquiror shall be treated as owner of the cash in the Escrow Fund for all applicable Tax purposes prior to disbursement and all interest on or other taxable income, if any, earned from the investment of such cash in the Escrow Fund pursuant to this Agreement shall be treated for Tax purposes as earned by and allocated to Acquiror. For the avoidance of doubt, to the extent any portion of the Escrow Fund or the Expense Fund (described below) is ultimately distributed to any holders of Company Vested Options (in their capacities as such), (x) Acquiror shall be entitled to cause such amounts to be distributed to Acquiror or its Subsidiaries who will thereafter pay such amounts to the applicable recipient via an appropriate payroll processor and (y) 50% of any employer-side payroll taxes associated with the payment of any amounts may be recovered and retained from the applicable Escrow Fund by the Acquiror.
(g)Expense Fund. At the Closing, Acquiror shall deposit, or cause to be deposited, with the Securityholder Representative the Expense Fund Amount into an account designated by the Securityholder Representative at least two (2) Business Days prior to the Closing Date (the “Expense Fund”), and, upon such deposit, Acquiror shall be deemed to have contributed to the Expense Fund, on behalf of each Contributing Securityholder, his, her, or its Contribution Percentage of the Expense Fund Amount. The Expense Fund shall be accessed, and the Expense Fund Amount shall be used, solely by the Securityholder Representative to pay costs or other expenses it may incur. The Expense Fund shall be treated as received and deposited by the Contributing Securityholders at Closing for Tax purposes. The Securityholder Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Contributing Securityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. As soon as practicable upon conclusion of the Securityholder Representative’s duties hereunder, the Securityholder Representative shall disburse any amounts then-remaining in the Expense Fund (the “Expense Fund Release Amount”) to the Exchange Agent who will thereafter distribute the Expense Fund Release Amount to the Contributing Securityholders (or to a payroll processor, if applicable, for payment to any applicable Continuing Securityholders, subject to withholding, no later than the second regularly scheduled payroll date to occur thereafter) in accordance with their respective Contribution Percentage. The Securityholder Representative is not providing any investment supervision, recommendations or advice and will not be liable for any loss of principal of the Expense Fund Amount other than as a result of its gross negligence, bad faith, fraud or willful misconduct. The Securityholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund Amount and has no tax reporting or income distribution obligations hereunder.
(h)Rounding. Notwithstanding anything herein to the contrary, (i) the aggregate amount of cash each holder of Company Capital Stock is entitled to receive pursuant to this Agreement shall be calculated on a holder-by-holder basis and shall be rounded to the nearest cent, with $0.005 rounded up, (ii) the aggregate amount of shares of Acquiror Common Stock to be issued, issuable, or distributed at any particular time with respect to any Securityholder in accordance with this Agreement shall be rounded down to the nearest whole share, (iii) the aggregate amount of cash each holder of Company Warrants is entitled to receive pursuant to this Agreement shall be calculated on a holder-by-holder basis and shall be rounded to the nearest cent, with $0.005 rounded up, and (iv) the aggregate amount of cash each holder of Company Options is entitled to receive pursuant to this Agreement shall be calculated on a grant-by-grant basis and shall be rounded to the nearest cent, with $0.005 rounded up.
(i)Certain Adjustments. If, between the Agreement Date and the First Effective Time, the outstanding shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Acquiror Signing Stock Price, Per Share Stock Consideration, Per Series C Share Stock Consideration and other applicable terms shall be equitably adjusted, without duplication, to proportionally and appropriately reflect such change.
II.4Withholding Taxes. The Company, the Escrow Agent, Acquiror, the First Step Surviving Corporation, the Surviving Entity and each of their Affiliates and Representatives shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign Tax Law or under any Laws or Orders, and to be timely provided any necessary Tax forms, including properly completed and executed IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information or successor form; provided, that, other than with respect to withholding Taxes related to payments intended to be treated as compensation pursuant to this Agreement, withholding Taxes imposed as a result of the Company’s failure to deliver the FIRPTA Certificate under Section 2.2(c)(i)(C), or withholding by the Exchange Agent as a result of any person failing to timely provide necessary Tax forms, including properly completed and executed IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, to such Exchange Agent, following Closing, Acquiror shall use commercially reasonable efforts to notify the Securityholder Representative in writing a reasonable time period prior to any such deduction or withholding and use commercially reasonable efforts to provide the Securityholder Representative an opportunity to eliminate or reduce such deduction or withholding. In the case of deliveries of Acquiror Common Stock, any such withholding shall be effected and withheld from the cash payable pursuant to this Agreement. To the extent such amounts are so deducted or withheld and timely paid over to the applicable Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that any required amounts are not deducted and withheld from any consideration payable or otherwise deliverable pursuant to this Agreement, any Person to whom such amounts should have been deducted and withheld shall indemnify the applicable withholding agent for any Tax imposed by a Governmental Entity, not including any penalties which shall be borne by the applicable withholding agent unless such underwithholding is due to an omission or inaccuracy of any documentation provided by such Person.
Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to such exceptions as are specifically set forth in the appropriate section, subsection or subclause of the disclosure schedule delivered by the Company to Acquiror on the Agreement Date (the “Disclosure Schedule”) (it being understood and hereby agreed that (i) the information set forth in the Disclosure Schedule shall be disclosed under separate section, subsection, and subclause references that correspond to the sections, subsections, and subclauses of this Article III to which such information relates, and (ii) the information set forth in each section, subsection, and subclause of the Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section, subsection, or subclause of this Article III, and (B) any other representations and warranties set forth in this Article III if, and solely to the extent that, it is reasonably apparent on the face of such disclosure, without reference to the underlying documents referenced therein and without independent knowledge of the matters described therein, that it applies to such other section, subsection or subclause of this Article III), the Company hereby represents and warrants to Acquiror and the Merger Subs as follows:
III.1Organization and Good Standing.
(a)

(i)The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted.
(ii)Except as would not be material, the Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification, license or good standing material to the Company’s business as currently conducted. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. The Company is not in any violation of the provisions of its certificate of incorporation, bylaws or similar organizational documents, as applicable.
(b)The Company has Made Available true, correct and complete copies of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each validly adopted and approved and in full force and effect on the Agreement Date (collectively, the “Charter Documents”). The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.
(c)Section 3.1(c) of the Disclosure Schedule lists the directors and officers of the Company.
(d)Section 3.1(d) of the Disclosure Schedule lists every jurisdiction in which the Company has Employees or facilities or otherwise conducts its business as of the Agreement Date.
III.2Subsidiaries.
(a)The Subsidiaries of the Company are set forth on Section 3.2(a) of the Disclosure Schedule. Each Subsidiary is duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has all the requisite organizational power and authority to own, operate and lease its assets and properties and to carry on its business. Each Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the character or location of its assets or properties (whether owned, leased or licensed) or nature of its activities makes such qualification or licensing necessary, in each case except where the failure to be so duly qualified, licensed and in good standing would not be material to such Subsidiary. The Company has made available to Acquiror complete and correct copies of the Charter Documents of each of the Company’s Subsidiaries and such documents are in full force and effect. None of the Company’s Subsidiaries is nor have any of them ever been in violation of the provisions of any its current or past organizational documents in any material respect.
(b)As of the Agreement Date, neither the Company nor any Subsidiary of the Company has any unfilled Contracts, promises or commitments (whether or not binding) to issue or grant any Equity Interests or enter into any Contract of any character, written or oral, to issue or grant any Equity Interests of any Subsidiary of the Company to which the Company or any Subsidiary is a party or by which any of them are bound obligating any of them to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of any Subsidiary or obligating the Company or any Subsidiary of the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any Equity Interests of any Subsidiary of the Company. There are no outstanding or authorized, and the Company and any Subsidiary of the Company has no unfilled promises or commitments (whether or not binding) to issue, grant, or enter into any, stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Subsidiary of the Company (whether payable in Equity Interests, cash or otherwise). There are no voting trusts, proxies, or other Contracts with respect to the voting stock of any Subsidiary of the Company, and there are no Contracts to which the Company or any Subsidiary of the Company is a party relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, right of first offer, co-sale rights or “drag-along” rights) of Equity Interests of any Company Subsidiary. As a result of the Mergers, the Acquiror shall be the beneficial holder of all issued and outstanding Equity Interests of any Company Subsidiary.

(c)Except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.
I.3Authority and Enforceability.
(a)The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Mergers and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Mergers and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company (including the unanimous approval of the Board of Directors of the Company) and no further corporate or other action is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party or to consummate the Mergers or any other transactions contemplated hereby and thereby, other than the adoption of this Agreement and approval of the Mergers by the Stockholders who hold at least (i) a majority of the outstanding shares of Company Capital Stock, voting together as a class on an as-converted to Company Common Stock basis and (ii) a majority of the outstanding shares of Company Preferred Stock, voting together as a class on an as-converted to Company Common Stock basis (the “Requisite Stockholder Approval”). The Requisite Stockholder Approval is the only vote or approval of the Stockholders required under Law, the Charter Documents and all Contracts to which the Company is a party to legally adopt this Agreement and approve the Mergers and the other transactions contemplated hereby.
(b)This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general.
(c)No “fair price,” “interested stockholder,” “control share acquisition,” “business combination” or any other anti-takeover Law or similar Law enacted under state or federal Law (including Section 203 of Delaware Law) or any anti-takeover provision in the Charter Documents is applicable to the Company, any shares of Company Capital Stock or other Company Securities, this Agreement, or the Mergers or the other transactions contemplated hereby.
III.4Governmental Approvals. Except for (a) the filing of the First Certificate of Merger and the Second Certificate of Merger, (b) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws and state “blue sky” Laws and (c) the pre-merger notification requirements of the HSR Act, no permit, notice, waiver, approval, declaration, Order or authorization of, or filing with, any Governmental Entity is required by, or with respect to, the Company in connection with the entry into, execution or delivery of this Agreement or any Related Agreement to which the Company is a party, the performance of its obligations hereunder or thereunder, or the consummation of the Mergers or any other transaction contemplated by this Agreement or any Related Agreement to which the Company is a party. Neither the Company nor any of its Subsidiaries derives any revenue from customers located outside the United States.
III.5Conflicts. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in the creation or imposition of any Lien upon the material assets of the Company and will not conflict with or result in any breach, violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under, or require any notice, consent, waiver, or approval under (any such event, a “Conflict”) (a) any provision of the Charter Documents, as amended, (b) any Material Contract,

Company Authorization, or Lien to which the Company is a party or by which the Company or any of its respective properties or assets (whether tangible or intangible) are bound or subject, or (c) any Law or Order applicable to the Company or any of its respective properties or assets (whether tangible or intangible), except in the case of clauses (b) and (c), as would not be reasonably expected to be material. The Company will not be required to make any payment or provide other consideration under or in connection with any Material Contract in connection with the transactions contemplated under this Agreement.
III.6Company Capital Structure.
(a)The authorized capital stock of the Company consists of (i) 8,232,131 shares of Company Common Stock, of which 1,175,935 shares are issued and outstanding as of the Agreement Date, (ii) 1,159,341 shares of Company Series A Preferred Stock, all of which shares are issued and outstanding as of the Agreement Date, (iii) 1,726,250 shares of Company Series B Preferred Stock, all of which shares are issued and outstanding as of the Agreement Date, (iv) 881,835 shares of Company Series C Preferred Stock, of which 865,037 shares are issued and outstanding as of the Agreement Date, (v) 311,942 shares of Company Series Seed-1 Preferred Stock, all of which shares are issued and outstanding as of the Agreement Date, and (vi) 841,128 shares of Company Series Seed-2 Preferred Stock, all of which shares are issued and outstanding as of the Agreement Date.
(b)As of the Agreement Date, the Company Capital Stock is held by the Persons and in the amounts set forth in Section 3.6(b) of the Disclosure Schedule which further sets forth for each such Person (i) name and the number of shares held, (ii) the class and series of such shares, (iii) the number of the applicable book-entry positions representing such shares, (iv) whether such Person is or has ever been an Employee, and (v) with respect to any Company Capital Stock that is Company Restricted Stock, (A) the date of acquisition of such shares of Company Restricted Stock, (B) the amount of consideration paid to the Company for such issuance (on a per share and aggregate basis) and, if such shares were acquired through the exercise of an option, whether such option was a nonstatutory option or an incentive stock option as defined in Section 422 of the Code, and (C) the vesting schedule of such shares. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to any Liens (other than a Permitted Lien), outstanding subscriptions, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Charter Documents, or any Contract to which the Company is a party or by which it or any of its assets is bound. All shares of Company Capital Stock and other Company Securities ever issued by the Company have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder) in compliance with all Laws and all applicable Contracts, in each case, in all material respects, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any Stockholder) in accordance with any right of first refusal or similar right or limitation. All outstanding shares of Company Capital Stock are represented by book entry positions and no outstanding shares of Company Capital Stock are represented by physical stock certificates. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock and the Company has never declared or paid any dividend or other distribution. Other than the Company Capital Stock set forth in Section 3.6(b) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding.
(c)Except for the Plan or any Company Employee Plan set forth on Section 3.15(a) of the Disclosure Schedule, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or Contract providing for equity-related compensation to any Person (whether payable in shares, cash or otherwise). The Plan has been duly authorized, approved and adopted by the Company’s Board of Directors and the Stockholders and is in full force and effect. The Company has reserved 2,780,225 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plan, of which 2,275,310 shares are issuable, as of the Agreement Date, upon the exercise of outstanding, unexercised options granted under the Plan, 319,938 shares have been issued upon the exercise of options or purchase of restricted stock granted under the Plan and remain outstanding as of the Agreement Date and 125,032 shares remain available for future grant. Section 3.6(c) of the Disclosure Schedule sets forth, as of the Agreement Date, for each outstanding Company Option, the (1) name of the Optionholder thereof, (2) whether such Optionholder is an Employee, (3) the grant date and expiration date thereof, (4) whether such Company Option was granted pursuant to the Plan, (5) the vesting schedule (including all acceleration provisions) applicable to such

Company Option and the extent to which such Company Option is vested to date and whether such vesting is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events, (6) the exercise price per share and the number, class and series of shares of Company Capital Stock underlying such Company Option to date, and (7) whether such Company Option is a nonstatutory option or an incentive stock option as defined in Section 422 of the Code, and whether such Company Option is subject to Section 409A of the Code. The terms of the Plan and the applicable agreements for each Company Option permit the treatment of Company Options as provided in Section 1.3(e) of this Agreement, without the consent or approval of the holders of such securities, the Stockholders or otherwise and, other than as set forth in Schedule 3.6(c), without any acceleration of the exercise schedules or vesting provisions in effect for such Company Options. True and complete copies of all Contracts relating to or issued under the Plan have been made available and such Contracts have not been amended, modified or supplemented, and there are no Contracts to amend, modify or supplement such Contracts from the forms thereof.
(d)Section 3.6(d) of the Disclosure Schedule sets forth a list of all holders of outstanding Company Warrants, including the Company Capital Stock subject to each such Company Warrant, the grant date, exercise price and vesting schedule for such Company Warrant, the extent to which such Company Warrant is vested and exercisable and the date on which such Company Warrant expires.
(e)Except for the shares of Company Capital Stock, the Company Options and the Company Warrants set forth on Sections 3.6(b), 3.6(c) and 3.6(d) of the Disclosure Schedule, as of the Agreement Date there are no, and the Company has no unfilled Contracts, promises or commitments (whether or not binding) to issue or grant any Company Securities or enter into any Contract of any character, written or oral, to issue or grant any Company Securities to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any Company Securities. There are no outstanding or authorized, and the Company has no unfilled promises or commitments (whether or not binding) to issue, grant, or enter into any, stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company (whether payable in Company Securities, cash or otherwise). Except as contemplated hereby, there are no voting trusts, proxies, or other Contracts with respect to the voting stock of the Company, and there are no Contracts to which the Company is a party relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, right of first offer, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Mergers, Acquiror will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all Company Securities.
(f)Section 3.6(f) of the Disclosure Schedule sets forth, as of the Agreement Date, all Indebtedness of the Company, including (i)  the amount of such Indebtedness, (ii) the breakdown of the components of such Indebtedness, including any prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations that would arise if any or all of such Indebtedness were prepaid, extinguished, unwound and settled in full prior to maturity and (iii) any assets securing such Indebtedness. Other than as set forth on Section 3.6(f) of the Disclosure Schedule, as of the date hereof, the Company has no outstanding Indebtedness. The Company has Made Available a true, correct and complete copy of each Contract or other instrument evidencing Indebtedness of the Company. With respect to each such item of Indebtedness, the Company is not in default and no payments are past due. There are no outstanding loans or Indebtedness involving, on the one hand, the Company and on the other hand, any of the Securityholders. After giving effect to the Closing and the payment of all Closing Indebtedness set forth in Payoff Letters delivered to Acquiror prior to the Closing, the Company will have no Indebtedness, and each holder of any Indebtedness of the Company will have no rights in respect of such Indebtedness.
(g)The Company has no, and has never had any, PPP Indebtedness.
(h)There is not issued or outstanding any bonds, debentures, notes or other Indebtedness of the Company (i) having the right to vote on any matters on which Stockholders may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company.

(i)The allocation of the Merger Consideration set forth in Article I is consistent with, and does not violate any of the Charter Documents, the Plan, or any Contract applicable to any Company Securities or Indebtedness of the Company, as amended immediately prior to the First Effective Time.
I.7Company Financial Statements; Internal Financial Controls.
(a)Section 3.7(a) of the Disclosure Schedule sets forth the Company’s (i) unaudited consolidated balance sheet as of December 31, 2020 and the related consolidated statements of operations, cash flows, and stockholders’ equity for the twelve (12) month period then ended (the “Unaudited Year-End Financials”) and (ii) the unaudited consolidated balance sheet as of September 30, 2021 (the “Balance Sheet Date”), and the related unaudited consolidated statements of operations, cash flows, and stockholders’ equity for the nine (9) month period then ended (together with the Unaudited Year-End Financials, the “Financials”). The Financials have been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other (except that any unaudited Financials need not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly in all material respects the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” The books and records of the Company have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements (including, without limitation, GAAP) and the Financials are consistent with such books and records.
(b)The Company maintains accurate business records, financial books and records, personnel records, legers, sales accounting records, Tax records and related work papers and other books and records (collectively the “Books and Records”) reflecting its assets and liabilities and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with GAAP and to maintain accountability of its assets, (iii) access to its assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has not engaged in any material transaction or maintained any bank account except as reflected in its Books and Records. The Books and Records (A) are in all material respects true, complete and correct, (B) have been maintained in accordance with the Company’s business practices on a basis consistent with prior years, and (C) fairly reflect in all material respects the basis for the Company Financial Statements.
(c)The Company (including any Employee) has not identified or been made aware of (A) any deficiency or material weakness in the system of internal accounting controls utilized by the Company, (B) any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (C) any claim or allegation regarding any of the foregoing.
(d)All of the accounts receivable, whether billed or unbilled, of the Company arose in the ordinary course of business, represent bona fide obligations for the provision of goods and services, are carried at values determined in accordance with GAAP as of such applicable date consistently applied, are not subject to any valid set-off or counterclaim, are valid and collectible in full, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis and are not subject to any other repurchase or return arrangement. The Company has not modified or accelerated in any respect the collection of any accounts receivable, and the Company has not modified or delayed in any respect the payment of any accounts payable, in each case from the Company’s standard historical practices or from the obligations set forth in each applicable Contract, in each case when initially executed and delivered.
III.8No Undisclosed Liabilities. The Company does not have any Liability, except for those which (a) have been reflected in the Current Balance Sheet, (b) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date that are not material relative to the ordinary course of business consistent with past practices in amount or significance, either individually or in the aggregate, and do not result from a breach of Contract (including any representation or warranty therein), breach of warranty, violation of Law, infringement, misappropriation, or other tort, (c) are executory performance obligations arising under Contracts to which the Company is a party or otherwise bound and that do not result from breach of such Contract (including any representation or warranty therein), or (d) are Third Party Expenses, Closing Indebtedness, Unpaid Pre-Closing Taxes or included as a liability in Closing Net Working Capital.
III.9No Changes. Since December 31, 2020 through the Agreement Date, (a) no Company Material Adverse Effect has occurred or arisen, and (b) the Company has not taken any action that would be prohibited by Section 5.2 if proposed to be taken or actually taken after the Agreement Date.
III.10Tax Matters.
(a)Tax Returns and Payments. Each Tax Return required to be filed by the Company with any Governmental Entity on or before the Closing Date (the “Company Returns”): (i) has been filed on or before the applicable due date (including any extensions of such due date); and (ii) is true, correct and complete in all material respects and has been prepared in substantial compliance with all Laws. All Taxes required to be paid by the Company (regardless of whether or not shown on any Tax Return) have been timely paid. The Company has delivered or made available to Acquiror accurate and complete copies of all Company Returns filed for taxable periods ending on or after December 31, 2017.
(b)Accruals for Payment of Taxes. The Financials fully accrue all actual liabilities for Taxes with respect to all periods through the dates thereof. The Company has not incurred any liability for Taxes since the Balance Sheet Date outside of the ordinary course of business.
(c)Audits; Claims. No Tax Return of the Company is currently being examined or audited by any Governmental Entity. The Company has not received from any Governmental Entity any: (i) written notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No currently outstanding extension or waiver of the limitation period applicable to any Company Returns has been granted by or requested from the Company. No Action is pending or, to the Knowledge of the Company, has been threatened in writing against the Company in respect of any Tax. There are (and immediately following the First Merger there will be) no Liens for Taxes upon any of the assets of the Company except Permitted Liens.
(d)Distributed Stock. The Company has not distributed stock of another Person, and the Company has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code in the two (2) years prior to the Closing Date.
(e)280G Matters. There is no agreement, plan, arrangement or other Contract covering any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations promulgated thereunder) that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. No Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations promulgated thereunder) is entitled to any payment of any tax “gross-up” or similar “make-whole” payments from the Company, including as a result of excise taxes which could become payable under Section 280G of the Code or Section 4999 of the Code. Section 3.10(e) of the Disclosure Schedule lists all persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).
(f)Tax Indemnity Agreements. The Company has never: (i) been a party to any Tax sharing, indemnification or allocation agreement (excluding, for this purpose, any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes), or (ii) been a party to any joint venture, contractual arrangement or other arrangement that could reasonably be treated as a partnership for Tax purposes.
(g)FIRPTA. The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)No Other Jurisdictions for Filing Tax Returns. The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment, place of business or business operation in that other country. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be required to file a Tax Return in, or be subject to Tax by, that jurisdiction.
(i)Transfer Pricing. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of the relevant transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.
(j)Tax Shelters; Listed Transactions. The Company has not consummated or participated in, nor is the Company currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has never participated in, and is not currently participating in, a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Laws.
(k)Section 83(b) Matters. No Person holds shares of Company Capital Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.
(l)Withholding. The Company: (i) has complied with all Laws relating to the payment, reporting and withholding of Taxes and; (ii) has, within the time and in the manner prescribed by Laws, withheld from Employee wages or compensation and timely paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable U.S. federal, state, local and non-U.S. Laws, including federal and state income and employment Taxes, Federal Insurance Contribution Act, Medicare, and Federal Unemployment Tax Act, determined without regard to any provisions of the 2020 Tax Acts.
(m)Change in Accounting Methods; Closing Agreements. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the First Effective Time as a result of: (i) any change in method of accounting made prior to the First Effective Time or the use of an inappropriate method of accounting; (ii) any closing agreement as described in Section 7121 (or any corresponding or similar provision of state, local, or foreign Tax Law) executed prior to the First Effective Time; (iii) any deferred intercompany gain or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law) with respect to a transaction occurring prior to the First Effective Time; (iv) any installment sale or open transaction disposition made prior to the First Effective Time; (v) any prepaid amount or deferred revenue received prior to the First Effective Time; or (vi) the forgiveness of any Indebtedness (including any PPP Indebtedness) to the extent such Indebtedness (including any PPP Indebtedness) was incurred on or prior to the Closing Date.
(n)Tax Incentives. The Company is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction Contract or Order (each, a “Tax Incentive”). To the Knowledge of the Company, Acquiror and its Affiliates (including the First Step Surviving Corporation and the Surviving Entity) will not be liable to any Governmental Entity after the Closing for any amounts benefiting the Company before the Closing under or with respect to any such Tax Incentives (including as a result of a termination thereof or disqualification therefrom).
(o)Tax Accounting. The Company uses the accrual method of accounting for income Tax purposes. The Company is not currently, and for any period for which a Company Tax Return has not been filed will not be, required to include any adjustment in taxable income for any taxable period (or portion thereof) beginning after the Closing Date pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or foreign Tax Law) as a result of transactions, events or accounting methods employed prior to the Mergers.

(p)Payroll Taxes. The Company (i) has not applied for or received any credits of any payroll or employment Taxes described in the 2020 Tax Acts, and (ii) has not deferred any payroll or employment Taxes pursuant to the 2020 Tax Acts.
(q)Sales and Use Tax. The Company has collected all sales, use value-added, goods and services, harmonized sales and other similar indirect Taxes required to be collected, and has remitted such amounts to the appropriate Governmental Entity in compliance with all applicable sales and use Tax laws (or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents, in each case, in compliance with all applicable Tax law).
(r)Section 409A Matters.
(i)Each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code (or any state Law equivalent) and the regulations and guidance thereunder (“Section 409A”) has been in documentary and operational compliance with Section 409A, such that no compensation is required by Law to be included in the gross income of any Employees as of any date on or prior to the First Effective Time as a result of the operation of Section 409A of the Code with respect to any Company Employee Plan. There is no Contract, agreement, plan or arrangement to which the Company is a party, including the provisions of this Agreement, which, individually or collectively, could give rise to Acquiror or Company Tax under Section 409A of the Code or that would give rise to an Employee Tax and/or Company reporting obligations under Section 409A of the Code.
(ii)No Company Option or other stock right of the Company (as defined in U.S. Treasury Regulation 1.409A-1(l)) (A) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, (C) has been granted with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A), or (D) has ever been accounted for other than fully in accordance with GAAP in the Company’s audited financial statements provided to Acquiror.
    Notwithstanding anything to the contrary in this Agreement, the Company makes no representation or warranty regarding the amount, value or condition of, or any limitation on, any Tax asset or attribute of the Company, including but not limited to net operating losses, Tax credits and Tax basis (each, a “Tax Attribute”), including, for the avoidance of doubt, the ability of Acquiror or any of its Affiliates to utilize such Tax Attributes after the Closing.
III.11Real Property. The Company does not own and has never owned any real property nor is the Company party to any Contract to purchase or sell any real property. Section 3.11 of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any of its subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries as of the Agreement Date (the “Company Facilities”). The Company has provided Acquiror with correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Company Facilities, including all amendments, terminations and modifications thereof (“Company Leases”). Other than as set forth on Section 3.11 of the Disclosure Schedule, there is no real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company, and the Company is not party to any lease, sublease, license or other occupancy Contract with respect to any real property.
III.12Property. The Company has good and valid title to, or, in the case of leased or licensed properties and assets, valid leasehold interests or license rights in, all properties and assets, real, personal and mixed, used or held for use by the Company in its businesses, free and clear of any Liens, except (a) as reflected in the Current Balance Sheet, and (b) Permitted Liens. All such items of property (i) are adequate for the conduct of the business of the Company as currently conducted, and (ii) in good operating condition, subject to normal wear and tear, and regularly and properly maintained.
III.13Intellectual Property; Data Privacy.

(a)Disclosures. The Disclosure Schedule completely and accurately identifies and describes:
(i)in Section 3.13(a)(i) of the Disclosure Schedule, each Company Product;
(ii)in Section 3.13(a)(ii) of the Disclosure Schedule, (A) each item of Company IPR that is Registered IP (“Company Registered IP”); (B) the jurisdiction in which such item of Company Registered IP has been registered or filed, the applicable application, registration or serial number and the applicable application, filing or registration date; and (C) all current owners, registrants or assignees of such item, and the nature of such Person’s ownership interest;
(iii)in Section 3.13(a)(iii) of the Disclosure Schedule, each Inbound License, other than (A) Open Source Licenses, (B) licenses for Shrink-Wrap Software; (C) nondisclosure agreements entered in the ordinary course of business; (D) non-exclusive licenses of Intellectual Property Rights granted by Employees that are on a Standard Form IP Contract; and (E) trademark or feedback licenses which are incidental to the primary purpose of the agreement; and
(iv)in Section 3.13(a)(iv) of the Disclosure Schedule, each Outbound License, other than (A) Contracts substantially in the form of the applicable Standard Form IP Contract that have been entered into in the ordinary course of business; (B) nondisclosure agreements entered in the ordinary course of business consistent with past practice and pursuant to which Company has not expressly granted any licenses to any Company Intellectual Property Rights other than limited rights to use confidential information for the purposes expressly stated therein; (C) non-exclusive licenses of Intellectual Property Rights granted to Employees that are on a Standard Form IP Contract without material deviation; and (D) trademark or feedback licenses which are incidental to the primary purpose of the agreement.
(b)Standard Form IP Agreements. The Company has Made Available a true, correct and complete copy of (i) each Contract entered into on the form of Standard Form IP Contract and (ii) each Standard Form IP Contract.
(c)Right to Use; Ownership Free and Clear. The Company (i) exclusively owns all right, title and interest to and in the Company IP free and clear of any Liens (other than non-exclusive licenses to Company IP), and (ii) possesses a valid and enforceable license to use all other Technology and Intellectual Property Rights used by the business of the Company. Without limiting the generality of the foregoing:
(i)(A) each Employee has signed a valid and enforceable agreement containing an irrevocable assignment of all rights, title and interest in and to such Company IP created or developed by that Employee to the Company, a waiver of moral rights with respect to such Company IP, and confidentiality provisions protecting the Company IP substantially in form of the Company’s Standard Form IP Contract for employees (a copy of which has been Made Available (the “Employee Proprietary Information Agreement”)) and (B) each consultant or independent contractor who is or was involved in the invention, creation, development, design, authoring, modification, or reduction to practice (“Development”) of any Company IP has signed a valid and enforceable agreement containing an irrevocable assignment of all rights, title and interest in and to Company IP Developed by that consultant or independent contractor to the Company substantially in form of the Company’s Standard Form IP Contract for consultants or independent contractors (a copy of which has been Made Available (together with the Employee Proprietary Information Agreement, the “Proprietary Information Agreements”)), as the case may be, that provides for the Company to have complete and exclusive ownership of such Company IP;
(ii)no Employee has excluded from assignment to the Company, or otherwise expressly reserved or retained any rights in or to, any Intellectual Property Rights incorporated into or used in connection with any Company Product or the business of the Company (excluding where a consultant or independent contractor has granted the Company a perpetual, non-exclusive, royalty-free right and license to that consultant or independent contractor’s background Intellectual Property Rights incorporated into or used in connection with any Company Product or the business of the Company);
(iii)no other Person, Employee or former employer of any Employee has any claim, right or interest to or in any Company IP;

(iv)no Employee is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights;
(v)no funding, facilities or personnel of any Governmental Entity or of any university, college, other educational institution, or research center were used to develop or create any Company IP;
(vi)the Company has not permitted the rights of the Company in any Intellectual Property Right that is or was Company IPR material to its business to enter into the public domain, or to be abandoned or lapsed (other than the ordinary abandonment of any application for Company Registered IP in Company’s reasonable business judgment prior to the Agreement Date);
(vii)no Company IP is subject to any proceeding or outstanding decree, order, judgment or settlement agreement, or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company;
(viii)the Company has not assigned or otherwise transferred ownership of or granted an exclusive license with respect to, or agreed to assign or otherwise transfer ownership of or grant an exclusive license with respect to, any Intellectual Property Right that is or was Company IPR; and
(ix)all Company IP is (and immediately following the Closing will be) fully transferable, alienable and licensable by the Company (or the First Step Surviving Corporation or Surviving Entity) without restriction and without payment of any kind to any third party and shall be available for use by the Company (or the First Step Surviving Corporation or Surviving Entity) immediately after the Closing Date on substantially identical terms and conditions to those under which the Company owned or used the Company IP prior to the Closing Date.
(d)Valid and Enforceable. Each item of Company Registered IP is subsisting and (with respect to Company Registered IP for which a registration has issued from the applicable Governmental Authority) enforceable, and, to the Knowledge of the Company, valid. All filings, payments and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline.
(e)Government Rights. There is no prohibition or restriction by any Governmental Entity on the use of the Company IPR. No rights have been granted to any Governmental Entity with respect to any Company Products, or under any Company IP, other than the same standard commercial rights as are granted by the Company to commercial end users of the Company Products in the ordinary course of business.
(f)Effects of This Transaction. None of the execution, delivery or performance of this Agreement or any Related Agreement to which the Company is a party, or the consummation of any of the transactions contemplated by this Agreement or any Related Agreement will, by reason of any Contract by which the Company is bound, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company IP; (ii) Acquiror or any of its Affiliates, or the Company, becoming bound by or subject to any noncompete or other restriction on the operation or scope of their respective businesses, or the grant of any license, immunity, covenant not to sue, encumbrance or other right with respect to any Intellectual Property Rights or Technology owned or controlled by Acquiror; (iii) the release, disclosure or delivery of any Source Code that is authored by the Company (“Company Source Code”) or is to any Company Products by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP or any Technology or Intellectual Property Rights of Acquiror or any of its Affiliates; (v) the loss, amendment, or acceleration of any obligation under any Inbound License, or (vi) any material increase in royalties or other payments due from the Company under any Contract or diminish or decrease any royalties or other payments to which the Company would otherwise be entitled under any Contract.
(g)No Third Party Infringement of Company IP. To the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing,

misappropriating or otherwise violating, any Company IPR. The Company has not brought any actions or lawsuits alleging infringement, misappropriation or other violation of any Company IP.
(h)No Infringement of Third Party IP Rights. The conduct of the business of the Company as previously conducted, currently conducted, and as currently proposed to be conducted in accordance with product roadmaps delivered to Acquiror prior to the date hereof, including the design, development, use, promotion, marketing, provision, delivery, distribution, offering, sale, support, making available, and licensing out of any Company Product, (i) has not infringed, misappropriated, or otherwise violated, does not infringe, misappropriate or otherwise violate any Intellectual Property Right of any other Person and will not (when the business of the Company is conducted in a substantially similar manner) infringe, misappropriate, or otherwise violate, and (ii) has not constituted, does not constitute, and will not (when the business of the Company is conducted in a substantially similar manner) constitute unfair competition or trade practices under the Laws of any jurisdiction. Without limiting the generality of the foregoing: (x) no infringement, misappropriation or similar Action, or any Action alleging unfair competition or trade practices, is pending or has been threatened against the Company or, to the Knowledge of the Company, against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such Action; and (y) the Company has not received written (or, to the Knowledge of the Company, other) notice from any Person (A) claiming any infringement, misappropriation or other violation of any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction nor is there any basis therefor, or (B) inviting the Company to license any Intellectual Property Right of another Person.
(i)Contaminants; Vulnerabilities; Spyware or Malware. None of the Company Products contains any material Contaminants, or any material bug, vulnerability, defect, or error that would adversely affect their availability, performance, security, and integrity. The Company uses commercially reasonable, but no less than industry standard, measures to prevent the introduction of Contaminants and bugs, vulnerabilities, defects and errors into the Company Products. None of the Company Products performs the following functions, without the knowledge and consent of the owner or user of an affected system, network, or device: (i) collects data stored on or transmitted by the system, network, or device; (ii) interferes with the owner’s or an authorized user’s control of the system, network, or device; (iii) changes or interferes with settings or preferences of, or commands installed or stored on, the system, network, or device without the knowledge of the owner or an authorized user of the system, network, or device; (iv) changes or interferes with data that is stored on or transmitted by the system, network, or device in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the system, network, or device; (v) causes the system or device to communicate with another system or device without the authorization of the owner or an authorized user of the system or device; or (vi) installs a computer program or code that may be activated without the knowledge of the owner or an authorized user of the system, network, or device.
(j)Use of Open Source Code.
(i)The Company has reviewed the Open Source Audit Reports prepared by Black Duck Software and dated November 9, 2021 (the "Reports"), and (A) to the Company's Knowledge, the Reports include a complete and accurate inventory of each item of Open Source Software that is linked to, incorporated into, or distributed with any Company Product, and accurately identifies the applicable Open Source License for such item of Open Source Software, and (B) Company has provided complete and accurate information regarding whether (and if so, how) each such item was modified, distributed, and incorporated into or linked to any Company Product, in each case, as and where requested by Parent prior to the date hereof.
(ii)The Company has not used, modified, or distributed any Open Source Software in a manner that: (A) requires the disclosure, licensing or distribution of any Company IP; (B) imposes any restriction on the consideration to be charged for the distribution of any Company Technology, (C) grants, or purports to grant, to any third party, any rights or immunities under any Company IPR; or (D) imposes any material limitation, restriction or condition on the right or ability of the Company to use, license or distribute any Company IP. The Company has complied with all of the terms and conditions of each applicable Open Source License.
(iii)No Software authored by or for the Company is subject to or has been licensed or made available under the terms of any Open Source License or contributed to any open source project.

(k)Confidential Information. The Company has taken reasonable steps to protect its Confidential Information, and there has been no loss of or unauthorized access to or disclosure of any Confidential Information. Neither the Company nor any other Person acting on its behalf has misappropriated, violated, or improperly obtained or used the confidential or non-public information (including trade secrets) of any third Person.
(l)Software and Systems.   The Company Technology that is currently offered for license by the Company as a generally available product that was developed by or on behalf of and owned by the Company functions as necessary for the operation of the conduct of the business and offerings of the Company, as marketed by the Company, and as required by any Contracts of the Companies to customers.  The Company has taken reasonable and appropriate precautions to protect the confidentiality, integrity and security of the Company Technology, Systems, and all information stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized use, access, interruption or modification by any Person, including maintaining reasonable and appropriate business continuity and disaster recovery plans.  There have been no failures, outages, breakdowns or continued substandard performance of any Company Technology or Systems which have caused any material disruption or interruption in or to the use of the Company Technology, Systems, or the operation of the business. There have been no unauthorized intrusions or breaches of the security of Company Technology used in connection with the operation of the business of the Company.
(m)Standards Organizations. The Company is not currently and has not been a member or promoter of, or a contributor to, any industry standards body or similar organization that requires or obligates the Company to grant or offer to any other Person any license or right to any Company IP (or that would, following the Mergers, require or obligate Acquiror or any of its Affiliates to grant or offer to any other Person any license or right to any Technology or Intellectual Property Rights of Acquiror or such Affiliate).
(n)Company Source Code. Neither the Company nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or deposited or agreed to deposit with any escrow agent or other Person, any Company Source Code, other than disclosures to Employees bound by Proprietary Information Agreements. No Person other than an Employee bound by a Proprietary Information Agreement has accessed or obtained any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) would reasonably be expected to result in the disclosure or delivery of any Company Source Code to any Person (including escrow agents) other than an Employee bound by a Proprietary Information Agreement.
(o)Data Processing.
(i)Section 3.13(o)(i) of the Disclosure Schedule sets forth a description of the categories of Personal Data Processed by or for the Company. The Company, the Company Technology, and, to the Company’s Knowledge, all third parties performing services for the Company (in each case of such third parties, relating to the performance of services for the Company or Processing of Private Data) comply, and have in the past five (5) years complied, in all material respects with all applicable Privacy Obligations. The Company has taken reasonable steps to require all third parties performing services for the Company to comply in all material respects with all applicable contractual requirements relating to privacy, data protection, security, or the Processing of Private Data. The Company has, and at all applicable times has had, all rights and authorizations to Process Private Data as Processed by or for the Company.
(ii)All Company Privacy Policies have been Made Available. There are no unsatisfied requests from individuals to the Company seeking to exercise rights under Privacy Obligations. With respect to each Person performing services for the Company and permitted to access or otherwise Process Private Data, the Company has bound such Person to (i) applicable restrictions and obligations that apply to the Company and to implement reasonable means, appropriate to the nature of such Private Data, for protecting such Private Data from unauthorized access, use, disclosure, and processing; and (ii) comply in all material respects with all Privacy Obligations. The execution, delivery and performance of this Agreement and any Related Agreement to which the Company is a party, the consummation of the transactions contemplated hereby and thereby, and the disclosure or transfer of any Private Data Processed by or for the

Company to Acquiror or any subsidiary of Acquiror will not result in a breach or violation of any Privacy Obligation in any material respect. There is no, and has been no, complaint to, or any audit, proceeding, investigation (formal or informal) or actual or threatened Action against, the Company, or, to the Company’s Knowledge, any of its customers (in the case of customers, to the extent relating to any Company Product or the practices of the Company or any Person performing services for the Company) by any private party or any Governmental Entity, relating to (i) Processing of any Private Data by or for the Company or (ii) the security, confidentiality, availability, or integrity of any Systems or of any Private Data Processed by or for the Company. The Company is not, and has in the past five (5) years not been, subject to the Children’s Online Privacy Protection Act.
(p)Security Measures. The Company has in the past five (5) years implemented, maintained, and monitored reasonable and appropriate plans, policies, and measures (including with respect to technical, administrative, and physical security), appropriate to the nature of the System or Private Data, as applicable, to preserve and protect the confidentiality, availability, security, and integrity of all Systems, as well as all Private Data stored or otherwise Processed on such Systems or otherwise Processed by or for the Company. The Company’s security plans, policies, and measures comply and in the past five (5) years have complied in all material respects with all applicable Privacy Obligations. The Company has implemented and maintained reasonable and appropriate incident response plans, procedures and facilities, appropriate for its business and all Systems. The Company has remediated all critical, high or medium risk or severe security gaps and vulnerabilities identified by or to the Company, including in any review or assessment conducted by or for the Company. There have been no material intrusions, security incidents, or breaches of the security of any Systems, nor any security incidents or breaches with respect to, or any accidental, unauthorized, or unlawful access to, or Processing of, any Private Data stored or otherwise Processed by or for the Company.
III.14Material Contracts.
(a)Section 3.14(a) of the Disclosure Schedule identifies, as of the Agreement Date, in each subpart that corresponds to the subsection listed below, any Contract (besides any Company Employee Plan listed directly or indirectly via the disclosure of forms on Section 3.15(a) of the Disclosure Schedule), (x) to which the Company is a party, or (y) by which the Company or any of its assets is or may become bound or under which the Company has any obligation:
(i)that is (A) with a licensee of any Company Product (other than Standard Form IP Contracts), or (B) with a Company Supplier (other than Shrink-Wrap Software);
(ii)pursuant to which (A) the Company has been appointed a reseller, distributor, referral agent, OEM, independent software vendor or similar partner of any products or services of any other Person, or (B) the Company has appointed another party as a reseller, distributor, promoter, marketer, OEM, independent software vendor or similar partner of any Company Product, in each case of (A) and (B), that involves Liabilities or payment obligations of any party thereto in excess of $10,000 in any given twelve (12) month period;
(iii)pursuant to which (A) the Company is bound to or has committed to provide any Company Product, Company IP, or any other services to any third party on a most favored nation basis or similar terms, or (B) the Company is bound to, or has committed to provide or license, any Company Product or Company IP to any third party on an exclusive basis or to acquire or license any product or service on an exclusive basis from a third party;
(iv)imposing any restriction or limit on the right or ability or freedom of the Company (or that would impose any restriction or limit the right or ability or freedom of Acquiror or any of its Affiliates after the Mergers): (A) to engage in any business practices or other activities, (B) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its technology or products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; (C) to acquire or license any product, property or other asset (tangible or intangible), or any services, from any other Person, to sell or license any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (D) to develop, license, or distribute any software or technology;

(v)set forth or required to be set forth in Sections 3.13(a)(iii) or 3.13(a)(iv) of the Disclosure Schedule;
(vi)relating to the development of any Technology that is incorporated in or necessary for the provision, support, or maintenance of the Company Products, or that is otherwise material to the Company, individually or in the aggregate (A) independently or jointly, by the Company for any other Person, or (B) for the Company, or the provision of consulting, development, sales or any other services to the Company, in each case, by any other Person, but other than (i) agreements in the form of the applicable Proprietary Information Agreement without material modifications and (ii) Shrink-Wrap Software;
(vii)relating to the escrow of any Company Source Code;
(viii)involving or incorporating any guaranty, pledge, performance or completion bond, indemnity or surety arrangement;
(ix)that is a collectively bargained agreement or other Contract or arrangement (each a “Labor Agreement”) with any union, works council, trade union, employee representatives, personnel delegates or similar labor relations entity, labor organization or group of employees (each, a “Labor Entity”);
(x)that is an agreement with any current contractor, consultant, or advisor of the Company involved with the development of any Company IP, other than agreements in the form of the applicable Proprietary Information Agreement without material modification;
(xi)that is a Company Lease;
(xii)that grants any retention, change of control, severance or similar-type termination pay or benefits (in cash, Company Securities, or otherwise) to any Employee;
(xiii)relating to capital expenditures and involving future payments in excess of $10,000 individually or $50,000 in the aggregate (over a twelve (12) month period);
(xiv)relating to the settlement or other resolution of any Action in excess of $200,000 or with continuing obligations or licenses;
(xv)relating to any past, present, or future disposition or acquisition of (A) any material assets outside of the ordinary course of business or (B) any interest (Equity Interest or otherwise) in any Person or other business enterprise;
(xvi)relating to any mortgages, indentures, guarantees, pledges, performance or completion bonds, indemnity or surety arrangements, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness or extension of credit or the creation of any Lien (other than Permitted Liens) with respect to any asset of the Company;
(xvii)creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;
(xviii)relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Interested Party;
(xix)that is with a Governmental Entity, or constitutes or relates to any (A) prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor, or under which any Governmental Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest, or (B) quotation, bid or proposal submitted to any Governmental Entity or any proposed prime contractor or higher-tier subcontractor of any Governmental Entity;

(xx)that is with any investment banker, broker, financial advisor or similar party, or accountant, legal counsel or other Person retained by the Company in connection with this Agreement and the transactions contemplated hereby; or
(xxi)that relates to, or involves Liabilities or payment obligations of any party thereto, in excess of $25,000 in any given twelve (12) month period or $50,000 in the aggregate over the term of the Contract, including any Liability or payment obligation that may arise in the future upon the satisfaction or occurrence of any terms, conditions, termination, event, covenants or otherwise, in each case, that is not cancellable without penalty within thirty (30) days.
(b)Each Contract (w) set forth in the Disclosure Schedule, (x) required to be set forth in the Disclosure Schedules (or that would have been required to be set forth in the Disclosure Schedule had such Contract been entered into prior to the Agreement Date) in order to make the applicable representation or warranty true, correct, and complete, (y) that is a data processing agreement, business associate agreement, or other Contract relating primarily to privacy, data protection, or data security obligations, in connection with the Processing of Private Data, or (z) that is entered into in the form of or is based on a Standard Form IP Contract is referred to herein as a “Material Contract”. The Company has Made Available true, correct and complete copies of all Material Contracts entered into as of the date hereof, including all amendments thereto. All Material Contracts are in writing. Each Material Contract is valid and in full force and effect and is enforceable against the Company and each other party thereto in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has not materially violated or breached, or committed any default under, any Material Contract and, to the Company’s Knowledge, no other Person that is party to a Material Contract has materially violated or breached, or committed any default under, such Material Contract. To the Knowledge of the Company, no event has occurred, and no circumstance or conditions exists, that (with or without notice or lapse of time) will or could reasonably be expected to: (i) result in a material violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any material remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or materially modify any Material Contract. The Company has not received any written (or, to the Knowledge of the Company, other) notice regarding any actual or alleged violation or breach of, or default under, any Material Contract. The Company has not waived any of its rights under any Material Contract. The Company has materially fulfilled all obligations required to have been performed by them pursuant to each Material Contract. No Person has threatened in writing (or, to the Knowledge of the Company, otherwise) to terminate or refuse to perform its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Contract). No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.
III.15Employee Benefit Plans.
(a)Schedule. Section 3.15(a) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan. Neither the Company nor any ERISA Affiliate has made any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by Law or to conform any such Company Employee Plan to the requirements of any Law, in each case, as previously disclosed to Acquiror in writing, or as required by this Agreement), or to enter into any Company Employee Plan.
(b)Documents. The Company has made available, to the extent applicable: (i) correct and complete copies of all documents embodying each Company Employee Plan including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of all modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material, non-routine correspondence to or from any governmental agency relating to any Company Employee Plan, (vi) all discrimination tests for each Company Employee Plan for the three most recent plan years, and (vii) the most recent IRS determination, opinion, notification or advisory letters issued with respect to each Company Employee Plan.
(c)Employee Plan Compliance. Each Company Employee Plan has been established, operated and maintained, in all material respects, in accordance with its terms and all Laws (including ERISA and the Code and the regulations promulgated thereunder and the Company and, to the Knowledge of the Company, each of its ERISA Affiliates has no Knowledge of any default or violation by any other party to any Company Employee Plan). With respect to any Company Employee Plan intended to be qualified under Section 401(a) of the Code, the Company has obtained a favorable determination and/or opinion letter and, to the Knowledge of the Company, there has been no event, condition or circumstances that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no Actions pending or threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the First Effective Time in accordance with its terms, to the greatest extent permitted by applicable Law, without liability as a result of such amendment, termination or discontinuance to Acquiror, the Company or any ERISA Affiliate (other than ordinary administration expenses and benefits accrued through the date of amendment, termination or discontinuance or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Employee Plans prior to the First Effective Time)). To the Knowledge of the Company, there are no Actions pending or threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. None of the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each of its ERISA Affiliates have timely made all contributions and other payments (including, but not limited to, insurance premiums) required by and due under the terms of each Company Employee Plan.
(d)No Pension Plan. None of the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
(e)No Self-Insured Plan. None of the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to Employees (including any such plan pursuant to which a stop-loss policy or contract applies).
(f)Multiemployer and Multiple-Employer Plan, Funded Welfare Plans and MEWAs. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). None of the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any plan described in Section 413 of the Code, a “funded welfare plan” within the meaning of Section 419 of the Code, or a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA) or any International Employee Plan.
(g)No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, health or other employee welfare benefits following retirement, except to the extent required by COBRA (or similar state Law).
(h)Effect of Transaction. Except as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Mergers (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment or benefit (including severance, golden parachute, bonus or otherwise) becoming due to any Employee pursuant to a Company Employee Plan, (ii) result in any forgiveness of Indebtedness,

(iii) materially increase any payments or benefits otherwise payable or to be provided by the Company under a Company Employee Plan, (iv) result in the acceleration of the time of payment or vesting of any such payments or benefits except as required under Section 411(d)(3) of the Code, or (v) increase the cost to the Company or impose a loss to any Employee under any Company Employee Plan subject to ERISA (including, but not limited to, as a result of the termination of any Company Employee Plan following the Closing).
I.16Employment Matters.
(a)Section 3.16(a) of the Disclosure Schedule sets forth an accurate and complete list of (i) hiring date, (ii) title, (iii) status (full-time or part-time employee status), (iv) work location, (v) annual salary or applicable base wages, (vi) exemption status under the Fair Labor Standards Act and applicable state law, (vii) annual commission and bonus opportunities (target, maximum and any amounts paid in respect of the current and immediately preceding calendar years), (viii) leave status, and (ix) accrued but unpaid vacation or other applicable paid time off balances. To the Knowledge of the Company, no current employee of the Company intends to terminate his or her employment for any reason, other than in accordance with any employment arrangements as may be provided for in this Agreement. None of the current employees working in the U.S. are on a visa or other work authorization.
(b)(x) Section 3.16(b) of the Disclosure Schedule sets forth an accurate and complete list of all individual Persons that have a current contracting, consulting or advisory relationship with the Company including (i) the name of such service provider, (ii) the start date of their engagement, (iii) a description of services, (iv) any pay arrangement or other compensation for services and (iv) the location of services, and (y) the Company has Made Available an accurate and complete copy of each Contract with each such Person under which the Company has any ongoing obligation or Liability. The Company does not utilize the services of any workers leased, seconded, or outsourced from another entity.
(c)Compliance with Employment Laws. The Company is and for the past four (4) years has been in compliance, in all material respects, with all Laws and any applicable Labor Agreement respecting employment, employment practices, terms and conditions of employment, collective bargaining, worker classification (including the proper classification of workers as independent contractors or consultants and classification of employees as exempt or non-exempt under applicable Laws), Tax declaration and withholding, withholding and payment, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, leave of absence, affirmative action, workers’ compensation, disability rights or benefits, employee privacy, immigration, occupational safety and health, wages (including overtime wages), compensation, and hours of work. The Company, in all material respects: (i) has withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not delinquent in payment of or otherwise liable for any arrears of wages, compensation, severance pay, bonuses, commissions, reimbursements, or any other compensation or other amounts payable to Employees or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Employees (or applicant for employment) relating to any Employee, applicant for employment, employee Contract, under any worker’s compensation policy or long-term disability policy. The Company is not a party to a conciliation agreement, consent decree or other Contract or Order with any federal, state, or local agency or Governmental Entity with respect to employment practices. Except as would not be material the Company does not have direct or indirect liability with respect to (x) any misclassification of any Employee currently or formerly as an independent contractor, consultant, advisor, or similar service provider rather than as an employee, (y) any Employee leased from another employer, or (z) any misclassification of any Employee currently or formerly classified as exempt from overtime wages. The Company has Made Available accurate and complete copies of all employee manuals and handbooks, codes of conduct, policy statements and other material documents in effect as of the Agreement Date relating to the employment of the employees of the Company.
(d)Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage or labor strike against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any

Labor Entity to organize any Employees. In the past four (4) years, the Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar Law. The Company is not presently, nor has it been in the past four (4) years, a party to, or bound by, any Labor Agreement with respect to Employees and no such agreement is being negotiated by the Company.
(e)No Interference or Conflict. To the Knowledge of the Company, no current Employee is obligated under any Contract, subject to any Order of any Governmental Entity that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the business of the Company. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such Employees in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will conflict with, or result in a breach or default under, any Contract under which any of such officers, directors, Employees, or consultants is now bound.
(f)COVID-19. The Company has complied in all material respects with all applicable Laws regarding COVID-19, including all applicable federal, state and local orders (whether in the United States or any other jurisdiction) regarding shelters-in-place or similar orders, and all guidance published by a Governmental Entity concerning workplace and employee health and safety practices, and has taken commercially reasonable precautions regarding the health and safety of its Employees. All Employees are reasonably able to remotely conduct their duties notwithstanding any applicable shelter in place or similar orders, in connection with the operation of the Company’s business as currently conducted. Except as disclosed in Section 3.16(f) of the Disclosure Schedule, since March 1, 2020, the Company has not instituted a furlough, salary reduction, or layoff in response to COVID-19.
III.17Governmental Authorizations. Each material consent, license, permit, franchise, grant or other authorization or approval (a) pursuant to which the Company operates or holds any interest in any of its respective properties, or (b) which is required for the operation of the Company’s business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company, as the case may be. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its businesses or hold any interest in its properties or assets and none of the Company Authorizations is subject to any term, provision, condition or limitation which may adversely change or terminate such Company Authorizations by virtue of the completion of the Mergers. In the past five (5) years, the Company has been and is in compliance in all material respects with the terms and conditions of the Company Authorizations. The Company has not received any written notice of any breach, violation, or default under or with respect to any Company Authorization.
III.18Litigation. There is no, and in the past four (4) years, there has not been, any (a) material Action of any nature pending or, to the Company’s Knowledge, threatened against the Company, its properties and assets (tangible or intangible) or any of its respective officers or directors (in their capacities as such), or (b) governmental inquiry or investigation pending or, to the Company’s Knowledge, threatened against the Company, its properties and assets (tangible or intangible) or any of its respective officers or directors (in their capacities as such) (including any inquiry as to the qualification of the Company to hold or receive any license or permit). There is no Action by the Company pending or threatened against any other Person.
III.19Insurance. Section 3.199 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed. In addition, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been timely paid (or if installment payments are due, will be timely paid if incurred prior to the Closing Date), and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds. To the Knowledge of the Company, there has been no threatened, termination of, or premium increase with respect to, any of such policies, other than any premium increase in connection with policy renewals. None of the Company nor any of its Affiliates has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.
III.20Compliance with Laws.
(a)General. The Company has in the past five (5) years complied with and is currently in compliance, in all material respects, with any Law to which the Company or any of the properties, assets or business activities of the Company are subject. In the past five (5) years, the Company has not received any notice of any actual or potential material noncompliance with any Law.
(b)Export Control and Trade Sanctions Laws. The Company has in the past five (5) years conducted its export and related transactions in material compliance with all applicable U.S. export, re-export, and anti-boycott Laws and regulations, including the Export Administration Regulations, the Arms Export Control Act and International Traffic in Arms Regulations, and U.S. economic sanctions Laws and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and all other applicable import and export controls in the other countries in which the Company conducts business.
(i)Without limiting the foregoing: (i) in the past five (5) years, the Company has obtained, and is in compliance with, all export licenses and other material consents, authorizations, waivers, approvals, and orders, and has made or filed any and all necessary notices, registrations, declarations and filings with any Governmental Entity, and has met the requirements of any license exceptions or exemptions, as required in connection with (A) the Company’s export and re-export of its products, services, Software or Technologies, and (B) its releases of Technology, technical data or Software to foreign nationals located in the United States and abroad (“Export Approvals”); (ii) the Company is in compliance with the terms of all applicable Export Approvals; (iii) there are no pending or, to the Knowledge of the Company, threatened inquiries, investigations, enforcement actions, voluntary disclosures or other claims against the Company with respect to the Export Approvals; (iv) there are no actions, conditions or circumstances pertaining to the Company’s export and related transactions that would reasonably be expected to give rise to any future inquiries, investigations, enforcement actions, voluntary disclosures or other claims; and (v) no Export Approvals for the transfer of export licenses to Acquiror, the First Step Surviving Corporation or the Surviving Entity are required, or such Export Approvals can be obtained expeditiously without material cost.
(ii)Neither the Company, any of its directors, officers, employees, affiliates, nor to the Company’s knowledge, any agents or other persons or entities acting on behalf of the Company: (i) is, or is directly or indirectly owned 50 percent or more in the aggregate by, a person listed on any list of restricted parties maintained by OFAC including but not limited to the “Specially Designated Nationals and Blocked Persons” list (“SDN List”) or any similar list maintained by the United Nations, the European Union, any U.S. governmental authority, or any applicable other foreign authority; (ii) is, or is directly or indirectly owned 50 percent or more in the aggregate by, a person that is the subject of any of the comprehensive sanctions administered by OFAC, or any equivalent sanctions or measures imposed by the United Nations, the European Union, any U.S. governmental authority, or any applicable other foreign authority (collectively, “Sanctions”); or (iii) directly or indirectly, has conducted within the past five (5) years, conducts, or is otherwise involved with any unlawful business with or involving any governmental authority (or any sub-division thereof) or any person, entity, or project targeted by or located in any country that is the subject of Sanctions, including any person listed on the SDN List or any similar list maintained by an applicable foreign authority. There are no pending or, to the Knowledge of the Company, threatened inquiries, investigations, enforcement actions, voluntary disclosures or other claims against the Company with respect to Sanctions, nor any presently existing actions, conditions, facts, or circumstances that would reasonably be expected to give rise to any material future claims with respect to the Company’s compliance with Sanctions.
(c)Anti-Corruption. The Company and its Affiliates (including any of their respective officers, directors, employees, agents or other Persons acting on their behalf) have been in the past five (5) years, and are currently, in connection with the business of the Company, fully in compliance with all Anti-Corruption Laws. The Company and its Affiliates (including any of their respective officers, directors, employees, agents or other Person associated with or acting on their behalf) have not, directly or indirectly, made, offered, authorized, or promised to make or requested or agreed to receive or accepted any unlawful contributions, gifts, services of value, advantages, entertainment or other unlawful expense, contribution, bribe, rebate, gift, payoff, influence payment, kickback or other similar unlawful payment, or similar incentive which would cause them to be in violation of any Anti-Corruption Laws. None of the Company or its Affiliates (including any of their respective officers, directors, employees, agents or other Person associated with or acting on their behalf) have offered, made, promised to make, or authorized the making of any gift or payment of money or anything of value either directly or indirectly to any Person, or to a Governmental Official, or to any Person acting in an official capacity for or on behalf of any Governmental Entity, for purposes of (i) influencing any act or decision of such Person or Governmental Official in his or her official capacity, or (ii) inducing such Person or Governmental Official to do or omit to do any act in violation of the lawful duty of such Person or Governmental Official, (iii) securing any improper advantage, or (iv) inducing such Person or Governmental Official to use his or her influence, including with a Governmental Entity, to affect or influence any act or decision, including of such Governmental Entity, in the case of (i)-(iv) above in order to obtain, retain or direct or assist in obtaining, retaining or directing business to any Person. The Company and its Affiliates have established internal controls reasonably designed to promote compliance with Anti-Corruption Laws. The books, records and accounts of the Company and its Affiliates accurately and fairly reflect, in reasonable detail, the transactions and dispositions of its and their respective funds and assets.  There have not been any false or fictitious entries made in the books, records or accounts of the Company or its Affiliates, and neither the Company nor any of its Affiliates has established or maintained a secret or unrecorded fund.  Neither the Company nor its Affiliates have received a written allegation or whistleblower complaint, or conducted any investigation, regarding the Company’s compliance or noncompliance with Anti-Corruption Laws. There are no current, pending or, to the Knowledge of the Company, threatened Actions against the Company or any of its Affiliates (including any of their respective director, officer, employee, agent or other Person associated with or acting on their behalf) with respect to the Company’s compliance with Anti-Corruption Laws, nor is there any reasonable basis for such Actions.
(d)Anti-Money Laundering.  The operations of the Company and its subsidiaries are and have been conducted in the past five (5) years in compliance with all applicable financial recordkeeping and reporting requirements, including the U.S. Bank Secrecy Act, as amended by the USA Patriot Act of 2001, and the U.S. Money Laundering Control Act of 1986, as amended through the date hereof, to the extent applicable to the Company and its affiliates, and all other applicable anti-money laundering laws and regulations of the United States or any other applicable jurisdiction where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”).  No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened or contemplated.
(e)Environmental. The Company is and has been for the past five (5) years in compliance in all material respects with all Environmental Laws. No Action is pending or, to the Knowledge of the Company, threatened, that alleges a material breach, violation or liability under Environmental Laws or that relates to the presence, release or exposure to Hazardous Materials. The Company has not manufactured, distributed, disposed of, arranged for the disposal of, transported, released, or exposed any Person to, any Hazardous Material, and no property is contaminated with any such Hazardous Material in a manner that would result in liability to the Company pursuant to Environmental Law. The Company has not retained or assumed, either contractually or by operation of Law, any Liabilities or obligations of any other Person arising under Environmental Law. The Company has made available all environmental site assessments, environmental audits and other material environmental documents in the Company’s possession or control relating to the Company or any of the Company’s current or former facilities.
I.21Company Suppliers. Section 3.21 of the Disclosure Schedule contains a true, correct and complete list, as of the Agreement Date, of the top 15 suppliers or vendors of the Company, whether of products, services, Intellectual Property Rights or Technology or otherwise, sorted by and listing dollar volume of sales and purchases, respectively, for each of the calendar years 2019, 2020, and 2021 to date (each such Person, a “Company Supplier”). The Company has not received notice that any Company Supplier (i) intends to or in fact did cancel, terminate or otherwise materially and adversely modify its relationship with the Company (whether related to payment, price or otherwise) for any reason, or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to supply or support products or services to or for the Company in quantities and manner consistent with past practice.

I.22Interested Party Transactions.
(a)No officer, director or any other Stockholder holding more than five percent (5%) of the Company’s Capital Stock (nor, to the Knowledge of the Company, any immediate family member of any of such Persons, or any trust, partnership, corporation or other entity in which any of such Persons has or has had, directly or indirectly, an interest) (each, an “Interested Party”), has or has had, directly or indirectly, any interest in any Person party to, or is a party to, any Material Contract, other than ordinary course Company Employee Plans that have been Made Available; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 3.22(a).
(b)All Material Contracts and all transactions pursuant to which any Interested Party has purchased any services, products, technology or Intellectual Property Rights from, or sold or furnished any Technology or Intellectual Property Rights to, the Company have been on an arms-length basis on terms no less favorable to the Company than would be available from an unaffiliated party.
(c)To the Knowledge of the Company, there are no Contracts with regard to contribution or indemnification between or among any of the Securityholders, other than indemnification agreements between the Company and its directors and officers as set forth in Section 3.22(c) of the Disclosure Schedule.
I.23Books and Records. The minute books of the Company, as of the Agreement Date, have been Made Available, are complete and up-to-date, and have been maintained in accordance with sound and prudent business practice. The minutes of the Company contain true, correct and complete records of all actions taken, and summaries of all meetings held, by the respective stockholders and the Board of Directors of the Company (and any committees thereof) since the time of incorporation of the Company.
I.24Certain Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to financial advisory, investment banking or other similar charges in connection with the Agreement or any transaction contemplated hereby arising from Contracts entered into by the Company or actions or omissions taken by or on behalf of the Company, nor will Acquiror, the First Step Surviving Corporation, the Surviving Entity or any of their respective subsidiaries incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company.
I.25Banking Relationships. Section 3.255 of the Disclosure Schedule sets forth a complete and accurate list, as of the Agreement Date, of all (a) bank accounts or safe deposit boxes under the control or for the benefit of the Company, and (b) the names of all Persons authorized to draw on or have access to such accounts and safe deposit boxes.
I.26Registered Investment Adviser Matters.
(a)The Company and each of its Subsidiaries is, to the extent required to be registered as an investment adviser under the Investment Advisers Act, duly so registered. With respect to each such entity required to be so registered, including, for avoidance of doubt, the Registered Investment Adviser, the Company has Made Available to Acquiror a copy of each of such entity’s Uniform Application for Investment Adviser Registration on Form ADV, reflecting all amendments thereto filed with the Investment Adviser Registration Depository of the Financial Industry Regulatory Authority prior to the date of this Agreement (a “Form ADV”). Each Form ADV and each of the Registered Investment Adviser’s other registrations, forms, and other reports filed with any Governmental Entity (and the registrations, forms and other reports of the Company or any of its other Subsidiaries to the extent required to file a Form ADV) complied in all material respects at the time of filing with the applicable requirements of the Investment Advisers Act and applicable Law.
(b)The Company and each of its Subsidiaries, in each case that is required to be registered as an investment adviser under the Investment Advisers Act, has adopted and implemented written policies and procedures required by Rule 206(4)-7 and 204A-1 of the Investment Advisers Act, and is in material compliance with such policies and procedures.

(c)The Company has Made Available to Acquiror true and correct copies (redacted to the extent applicable) of all examination reports with respect to any examination of the Company and each of its Subsidiaries conducted by any Governmental Entity, together with true and correct copies (redacted to the extent applicable) of all correspondence between the Registered Investment Adviser the examining Governmental Entity relating to such examinations.
(d)Neither the Company nor any of its Subsidiaries has performed any services that would require it to be regulated as a broker-dealer by, or registered under the broker-dealer rules or regulations of, any Governmental Entity.
(e)The Company and its Subsidiaries are in compliance with the Laws of all jurisdictions in which any such entity is required to be registered as an investment adviser under the Investment Advisers Act, and all Contracts entered into by the Registered Investment Adviser, or the Company or any of its Subsidiaries to the extent any such entity is required to register as an investment adviser under the Investment Advisers Act, comply with applicable Law including, for avoidance of doubt, Section 205(a)(2) of the Investment Advisers Act.
(f)None of the Company, any of its Subsidiaries or any other Person “associated” (as defined under the Investment Advisers Act) with the Company or any of its Subsidiaries is subject to disqualification pursuant to Section 203 of the Investment Advisers Act to serve as an investment adviser or associated person of an investment adviser, or subject to disqualification pursuant to Rule 206(4)-3 of the Investment Advisers Act or the subject of a rebuttable presumption pursuant to Rule 206(4)-4(b) of the Investment Advisers Act. Neither the Company nor any of its Subsidiaries provides any investment management or investment advisory or sub-advisory services to any client that is registered or required to be registered as an investment company under the Investment Company Act of 1940.
(g)With respect to any Person to which the Company or its Subsidiaries provide or, within the six (6) years prior to the date of this Agreement, have provided, services that is or was (during such relevant period when such services were provided by the Company to such Person) (i) a plan or account subject to Title I of ERISA and/or Section 4975 of the Code, (ii) a Person acting on behalf of such a plan or account and, as a result, subject to Title I of ERISA and/or Section 4975 of the Code, or (iii) an entity whose assets include or included (during such relevant period when such services were provided by the Company to such Person) “plan assets” (within the meaning of Section 3(42) of ERISA or the DOL’s “plan asset” regulations) subject to Title I of ERISA and/or Section 4975 of the Code (as described in any of the preceding clauses (i)-(iii), herein referred to as an “ERISA Client”), the Company has not engaged in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
(h)The Company has not engaged in any transaction with respect to any Person to which the Company or its Subsidiaries provides or, within the six (6) years prior to the date of this Agreement, has provided, services that is or was (during such relevant period when such services were provided by the Company to such Person) (i) a plan or account subject to any law, rule, regulation or restriction substantially similar to Title I of ERISA and/or Section 4975 of the Code (“Similar Law”), (ii) a Person acting on behalf of such a plan or account and, as a result, subject to Similar Law, or (iii) an entity whose assets are or were (during such relevant period when such services were provided by the Company to such Person) subject to Similar Law (as described in any of the preceding clauses (i)-(iii), herein referred to as a “Similar Law Client”)
III.27Full Disclosure. The representations and warranties set forth in this Article III are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representation or warranties, in light of the circumstances under which they were made, misleading.
Article IV
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB
Except as set forth in the Acquiror’s disclosure schedule delivered by Acquiror in connection with this Agreement (the “Acquiror Disclosure Schedule”) or Acquiror SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Acquiror SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such an Acquiror SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 4.1 (Organization and Standing) and Section 4.2 (Authority and Enforceability)), Acquiror and the Merger Subs hereby represent and warrant to the Company as follows:
I.1Organization and Standing. Acquiror is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Acquiror has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Except as would not be material, Acquiror is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification, license or good standing material to Acquiror’s business as currently conducted. Merger Sub I is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Each of Acquiror, Merger Sub I and Merger Sub II is not in any violation of any of the provisions of its certificate of incorporation, certificate of formation, bylaws, operating agreement or similar organizational documents, as applicable.
I.2Authority and Enforceability.
(a)Each of Acquiror and the Merger Subs has all requisite corporate or similar organizational power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Mergers and the other transactions contemplated hereby and thereby. The execution and delivery by each of Acquiror and the Merger Subs of this Agreement and any Related Agreements to which it is a party and the consummation of the Mergers and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or similar organizational and other action on the part of Acquiror, and the Merger Subs.
(b)This Agreement and any Related Agreements to which Acquiror and the Merger Subs are parties have been duly executed and delivered by Acquiror and the Merger Subs and constitute the valid and binding obligations of Acquiror and the Merger Subs, enforceable against each of Acquiror and the Merger Subs in accordance with their terms, subject to Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general.
I.3Governmental or Securityholder Approvals. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquiror or the Merger Subs in connection with the execution and delivery of this Agreement and any Related Agreements to which Acquiror, or the Merger Subs are a party or the consummation of the Mergers and the other transactions contemplated hereby and thereby, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws and state “blue sky” Laws or the rules and regulations of the Nasdaq Stock Market, (b) the filing of the First Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware, (c) the pre-merger notification requirements of the HSR Act and (d) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially impair Acquiror’s ability to consummate the Mergers. Neither Acquiror nor any of the Merger Subs is, or is controlled by, a “foreign person,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). Acquiror further represents that neither the Mergers nor other activities contemplated by this Agreement will result in a “covered transaction” as that term is defined in the DPA.
I.4Operation of Merger Subs. The Merger Subs were formed solely for the purpose of effecting the Mergers and have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
I.5Valid Issuance. The Acquiror Common Stock, when issued and delivered to the Securityholders in accordance with this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and free of restrictions on transfer other than restrictions on transfer under (a) this Agreement, the Related Agreements, Acquiror’s organizational documents as may be amended, or amended and restated, from time to time, and any other Contract entered into by the party to whom such Acquiror Common Stock were issued, as applicable, and (b) applicable securities and corporate Laws. The issuance of the Acquiror Common Stock in accordance with this Agreement will comply in all material respects with all Laws, including all federal, state and foreign securities Laws. The issuance of the Acquiror Common Stock in accordance with this Agreement will not, at the time of issuance, violate any pre-emptive rights, rights of first offer or rights of first refusal. All shares of Acquiror Common Stock issuable upon the settlement of the Acquiror RSUs shall, when issued, be duly authorized and validly issued, fully paid and nonassessable, and free of restrictions on transfer other than restrictions on transfer under (a) this Agreement, the Related Agreement, Acquiror’s organizational documents, as may be amended, or amended and restated, from time to time, and any other Contract entered into by the party to whom such Acquiror Common Stock were issued, as applicable, and (b) applicable securities and corporate Laws.
I.6SEC Filings. Acquiror has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC since September 30, 2019 (together with any amendments, restatements or supplements thereto, collectively, the “Acquiror SEC Reports”). As of their respective filing dates, the Acquiror SEC Reports (a) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (b) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Acquiror SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Acquiror SEC Report.
I.7Capitalization. As of November 10, 2021 (the “Reference Date”), the authorized capital stock of Acquiror consists of 1,100,000,000 shares, of which (a) 1,000,000,000 shares are designated as Common Stock, par value $0.0001 per share, of which 28,403,381 shares are issued and outstanding, and (b) 100,000,000 shares are designated as Preferred Stock, par value $0.0001 per share (“Acquiror Preferred Stock”), of which no shares are issued and outstanding. As of the Reference Date, (i) options to acquire 886,445 shares of Acquiror Common Stock and (ii) 2,582,651 restricted stock units covering shares of Acquiror Common Stock are each issued and outstanding pursuant to the Acquiror’s 2019 Equity Incentive Plan. As of the Agreement Date, (A) no shares of Acquiror Common Stock are reserved for issuance upon the conversion of issued and outstanding Acquiror Preferred Stock, (B) 2,303,756 shares of Acquiror Common Stock are reserved and available for issuance pursuant to Acquiror’s 2019 Equity Incentive Plan, and (C) 996,217 shares of Acquiror Common Stock are reserved and available for issuance under Acquiror’s 2019 Employee Stock Purchase Plan. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by Acquiror in compliance in all material respects with all applicable federal and state securities Laws.
I.8Conflicts. The execution and delivery by Acquiror and the Merger Subs of this Agreement and any Related Agreement to which Acquiror or the Merger Subs are a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any breach, violation of or default under (with or without notice or lapse of time, or both) (a) any provision of the organizational documents of Acquiror or the Merger Subs, or (b) any Law or Order applicable to Acquiror or the Merger Subs or any of their respective properties or assets (whether tangible or intangible), except in the case of clause (b), as would not be reasonably expected to (i) result in an Acquiror Material Adverse Effect or (ii) prevent or materially delay the consummation of the Mergers.
I.9Litigation. As of the Agreement Date, there is no Action pending (or, to the knowledge of Acquiror or the Merger Subs, being threatened) against Acquiror or either of the Merger Subs, that challenges, or that may have the effect of preventing, materially delaying, or making illegal, the Mergers or any of the other transactions contemplated by this Agreement or that would reasonably be expected to result in an Acquiror Material Adverse Effect.
I.10Compliance with Laws. Each of Acquiror and the Merger Subs are, and since December 31, 2020 have been, in compliance with all Laws in connection with the operation of their business, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.
I.11No Changes. Since December 31, 2020 through the Agreement Date, no Acquiror Material Adverse Effect has occurred or arisen.
I.12Sufficient Funds. At the Closing, Acquiror will have sufficient cash-on-hand available to it to permit Acquiror and the Merger Subs to consummate the Mergers upon the terms contemplated by this Agreement, including the payment of all amounts explicitly payable hereunder.
Article V
CONDUCT OF BUSINESS DURING PRE-CLOSING PERIOD
V.1Conduct of Company Business. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement or the First Effective Time (the “Pre-Closing Period”), except (i) to the extent that Acquiror shall otherwise consent in writing, (ii) actions taken in compliance with COVID-19 Measures, provided that in such event, to the extent material to the Company and its Subsidiaries, the Company shall have provided Acquiror notice of such actions as early as practicable, or (iii) as required by applicable Law, provided that in such event, to the extent is material to the Company and its Subsidiaries, the Company shall have provided Acquiror notice of such actions as early as practicable, the Company shall conduct its businesses in the usual, regular and ordinary course consistent with past practices (to the extent consistent and not otherwise prohibited by this Agreement), and, to the extent consistent with such business, shall use commercially reasonable efforts to preserve intact the present business organizations of the Company, keep available the services of the present Employees, preserve the assets (including intangible assets) and properties of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the First Effective Time.
V.2Restrictions on Company Activities. During the Pre-Closing Period, except (i) as expressly contemplated by this Agreement, (ii) actions taken in compliance with COVID-19 Measures, provided that in such event, to the extent material to the Company and its Subsidiaries, the Company shall have provided Acquiror notice of such actions as early as practicable, or (iii) as required by applicable Law, provided that in such event, to the extent material to the Company and its Subsidiaries, the Company shall have provided Acquiror notice of such actions as early as practicable, or (iii) except as expressly set forth in Section 5.2 of the Disclosure Schedule, the Company shall not, without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned, or delayed):
(a)cause or permit any modifications, amendments or changes to the Charter Documents;
(b)propose or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company;
(c)declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or other capital stock of the Company, or split, combine or reclassify any Company Capital Stock or other capital stock of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Capital Stock) or other capital stock of the Company, except in accordance with the Contracts evidencing Company Options as of the Agreement Date and listed on Section 3.6(c) of the Disclosure Schedule;
(d)issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or other capital stock of the Company or equity-based awards (whether payable in cash, Company Securities or otherwise) or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other Contracts or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, or amend, accelerate the vesting of, adjust or modify any Company

Securities, except for the issuance of Company Capital Stock pursuant to the exercise of Company Options outstanding as of the Agreement Date and listed on Section 3.6(c) of the Disclosure Schedule;
(e)form, or enter into any commitment to form, a subsidiary, or acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof or any portion of the assets of the foregoing;
(f)make or agree to make any capital expenditure or commitment exceeding $10,000 individually or $50,000 in the aggregate;
(g)acquire or agree to acquire or dispose or agree to dispose of (i) any assets of any Person (including the Company), other than acquisitions of supplies or similar assets in the ordinary course of the business consistent with past practice or the disposal of non-material assets of the Company in the ordinary course of business consistent with past practice, or (ii) any Equity Interest in any Person or any business enterprise or division thereof;
(h)(i) sell, divest, license or assign to any Person or enter into any Contract to sell, divest, license or assign to any Person any rights to any Company IP (other than non-exclusive licenses pursuant to a Contract substantially in the form of a Standard Form IP Contract entered into in the ordinary course of business consistent with past practice); (ii) buy or license any Technology or Intellectual Property Right of any third party (other than Open Source Software or Shrink-Wrap Software that is licensed in the ordinary course of the Company’s business consistent with past practices); (iii) license any Company Products or Company IP to third parties (other than non-exclusive licenses pursuant to a Contract substantially in the form of a Standard Form IP Contract entered into in the ordinary course of business consistent with past practice); or (iv) disclose any Company Source Code to, or deposit in escrow any Company Source Code with, any third party other than its Employees who have entered into Contracts in the form of a Proprietary Information Agreement;
(i)allow any Company IPR to lapse or expire, or fail to renew or make any filing or payment necessary in connection with the prosecution or maintenance of any Company Registered IP;
(j)(i) incur any Indebtedness in excess of $5,000 in the aggregate, including by the issuance or sale of any debt securities, (ii) create or permit any Lien (other than Permitted Liens) over any intangible or material asset of the Company, or (iii) amend the terms of any outstanding loan agreement or other Contract evidencing Indebtedness;
(k)make any loan to any Person (except for advances to employees for reasonable business travel and expenses in the ordinary course of business consistent with past practice), purchase debt securities of any Person or guarantee any Indebtedness of any Person (other than intercompany arrangements among the Company entered into in the ordinary course of business consistent with past practice);
(l)commence or settle any Action or threat of any Action by or against the Company or relating to any of their businesses, properties or assets;
(m)pay, discharge, release, waive or satisfy any claims, rights or liabilities, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected on the Current Balance Sheet or incurred in the ordinary course of business consistent with past practice after the Balance Sheet Date;
(n)adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by GAAP;
(o)make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, waive any right to a tax refund or credit, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, make or request any Tax ruling, enter into any Tax sharing or similar Contract or arrangement (excluding, for this purpose, any agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes), amend any Tax Return or file any Tax Return except in accordance with Section 7.5(a), initiate any discussions with the Governmental Entities regarding voluntary disclosure agreements or similar arrangements, contract existing customers regarding collection of any sales and use Tax or taking any similar action;
(p)take any action (or fail to take any action) that could reasonably be expected to result in the Mergers failing to qualify as a Section 368 Reorganization;
(q)except as required by Law or otherwise permitted under this Section 5.2, enter into, adopt, amend or terminate any Company Employee Plan, including any indemnification Contract;
(r)amend, modify, or remove any Company Privacy Policy, or publish any new Company Privacy Policy;
(s)(i) increase or make any other change that would result in increased cost to the Company with respect to the salary, wage rate, employment status, job title or other compensation (whether payable in cash, Company Securities or other property) payable or to become payable by the Company to any Employee or (ii) hire or engage for service (A) more than seven (7) Persons or (B) any Person with an annual base salary in excess of $225,000, demote, terminate or otherwise modify the terms and conditions of the service or employment of any current employee, or cause any employee to resign from the Company or otherwise terminate the services of any employee other than for cause;
(t)make any declaration, payment, commitment or obligation of any kind for the payment (whether in cash, Company Securities or otherwise) of any severance payment, change in control payment, termination payment, bonus, special remuneration or other additional salary or compensation to any Employee, except payments made pursuant to written agreements existing on the Agreement Date and disclosed in Section 5.2(s) of the Disclosure Schedule;
(u)cancel, amend (other than in connection with the addition of customers, distributors, resellers, licensees, suppliers, or vendors to such insurance policies from time to time in the ordinary course of business consistent with past practices), or fail to renew (on substantially similar terms) any insurance policy of the Company;
(v)(i) terminate, amend, extend, waive, violate or modify any Material Contract (other than immaterial amendments, waivers, or modifications in the ordinary course of business consistent with past practice), or (ii) enter into any Contract which would have constituted a Material Contract had such Contract been entered into prior to the Agreement Date and that has obligations in excess of $50,000 per year or otherwise imposes any material obligations, limitations or restrictions on the Company or its Subsidiaries (which shall be deemed to include, without limitation, Contracts described in subsections (iii), (iv), (vii), (viii), (ix) or (xvi) of Section 3.14(a)) (other than Contracts that are in the form of the applicable Standard Form IP Contract or are otherwise entered into with customers or suppliers, in each case, in the ordinary course of business consistent with past practice);
(w)enter into any new line of business or change the Company’s material operating policies in any material respect, except as required by applicable Law or by policies imposed by any Governmental Entity;
(x)enter into any Contract to purchase or sell any interest in real property, grant any security interest in any real property or enter into any lease, sublease, license or other occupancy Contract with respect to any real property; or
(y)take, commit, or agree in writing or otherwise to take or make, any of the actions described clause (a) through (x) of this Section 5.2.
The parties agree that any request to take any action otherwise prohibited under this Section 5.2 shall be sent via email to the representatives of the Acquiror set forth in Schedule 5.2.

V.3Conduct of Acquiror Business. During the Pre-Closing Period, except (i) to the extent that the Company shall otherwise consent in writing, (ii) actions taken in compliance with COVID-19 Measures, provided that in such event, the Acquiror shall have provided the Company notice of such actions as early as practicable, or (iii) as required by applicable Law, provided that in such event, the Acquiror shall have provided the Company notice of such actions as early as practicable, Acquiror shall not do any of the following (except to the extent expressly provided otherwise herein or as consented to in advance in writing by the Company, which consent shall not be unreasonably withheld, conditioned or delayed):
(a)amend Acquiror’s organizational documents;
declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other Equity Interests or voting securities, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of Acquiror to Acquiror and stock dividends subject to Section 2.3(i), or (ii) other than in the ordinary course of business or in connection with the settlement of any restricted stock units and the payment of any Taxes in connection therewith, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or Equity Interests in, Acquiror or any of its subsidiaries or any securities of Acquiror or any of its subsidiaries convertible into or exchangeable for capital stock or voting securities of, or Equity Interests in, Acquiror or any of its subsidiaries, or any warrants, calls, options or other rights to acquire any such capital stock, voting securities or Equity Interests;
(b)other than as may be required pursuant to contractual arrangements existing as of the date hereof, register any shares Acquiror Common Stock to the extent that had such registration occurred immediately following the Closing, Company Securityholders would be entitled to piggyback registration rights in connection therewith pursuant to the terms of the Registration Rights Agreement; or
(c)agree or commit to do any of the foregoing prior to the Closing.
Article VI
COMPANY NON-SOLICITATION AGREEMENT
VI.1Termination of Discussions. The Company shall and shall cause its Affiliates and their respective Representatives to, immediately cease and cause to be terminated any such negotiations and discussions with third parties (other than Acquiror and its Representatives) regarding (i) any acquisition, sale, or transfer of all or any material portion of the business, properties, assets or technologies of the Company, or any amount of Company Securities, whether or not outstanding (in each case, other than in connection with the exercise of Company Options or Company Warrants outstanding as of the Agreement Date), in any case whether by merger, consolidation, amalgamation, purchase of assets or stock, tender or exchange offer, license or otherwise (other than the sale of products and services in the ordinary course of business consistent with past practice or the licensing of Intellectual Property Rights in connection therewith), (ii) any joint venture or other strategic investment in or involving the Company (other than an ongoing commercial or strategic relationship in the ordinary course of business consistent with past practice), including any new debt, equity, or other financing or investment, or recapitalization of the Company, or (iii) any similar transaction that is not in the ordinary course of business (each of the transactions described in the preceding clauses (i), (ii) and (iii) being referred to herein as an “Alternative Transaction”).
VI.2No Solicitation. During the Pre-Closing Period, the Company shall not, and the Company shall cause each of its Affiliates or its or their Representatives not to, directly or indirectly: (a) solicit, initiate, seek, encourage, promote or support, any inquiry, proposal or offer from, furnish any information regarding the Company to, or participate in any discussions or negotiations with, any third party regarding, or in a manner intended or reasonably likely to facilitate, any Alternative Transaction; (b) disclose any information not customarily disclosed to any person concerning the business, properties, assets or technologies of the Company, or afford to any Person access to its properties, assets, technologies, books or records, not customarily afforded such access (except as contemplated by this Agreement); (c) assist or cooperate with any person to make any inquiry, offer, proposal or indication of interest regarding any Alternative Transaction; or (d) enter into any Contract with any person providing for an Alternative Transaction.

VI.3Notice of Alternative Transaction Proposals. In the event that the Company or any of its Representatives shall receive, after the date hereof, prior to the First Effective Time or the termination of this Agreement in accordance with Section 8.1, any inquiry, offer, proposal or indication of interest regarding a potential Alternative Transaction, or any request for disclosure of information or access of the type referenced in Section 6.2(b), the Company or such Affiliate or Representative shall promptly (and in any event within twenty-four (24) hours) notify Acquiror thereof, which notice shall include the identity of the party making any such inquiry (including all price-related terms), offer, proposal, indication of interest or request, and the specific terms of such inquiry, offer, proposal, indication or request, as the case may be (including a copy of any written material and electronic communications received from such third party), and such other information related thereto as Acquiror may reasonably request.
VI.4Breaches. It is understood that any violation of the covenants and agreements concerning any Representative of the Company shall be deemed to be a breach of this Agreement by the Company.
Article VII
ADDITIONAL AGREEMENTS
VII.1Securityholder Approvals.
(a)Requisite Stockholder Approval. As promptly as practicable following the execution of this Agreement, in compliance with all Laws and the Company’s Charter Documents, the Company shall deliver an Information Statement including notice required by Sections 228(e) and 262 of Delaware Law of the approval of the Mergers and that appraisal rights are available and the unanimous recommendation of the Company’s Board of Directors that the Stockholders vote in favor of the adoption of this Agreement, the Mergers and the other transactions contemplated hereby and not exercise their appraisal or dissenters rights under applicable Law, including Delaware Law, in connection with the Mergers (the “Information Statement”). The Information Statement and all materials submitted to the Stockholders will not contain, at or prior to the First Effective Time, any untrue statement of a material fact, and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading; provided, that neither the Company nor the Company Indemnifying Parties will have any liability or responsibility with respect to any such information provided by Acquiror, Merger Sub I, Merger Sub II or any Representative thereof. Within two (2) hours after the execution and delivery of this Agreement, the Company will deliver to Acquiror the Stockholder Written Consent from Support Stockholders that are sufficient to fully and irrevocably deliver the Requisite Stockholder Approval. All materials submitted to the Stockholders, including the Information Statement, shall be subject to the prior review and comment of Acquiror, which shall not be unreasonably delayed.
(b)280G Approvals. No later than three (3) days prior to the First Effective Time, the Company shall submit to the Stockholders for approval (in a form and manner reasonably satisfactory to Acquiror, such consent not to be unreasonably withheld, conditioned or delayed), by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” (which determination shall be made by the Company and shall be subject to the reasonable review and approval by Acquiror) (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code (the “280G Solicitations”). Prior to the First Effective Time the Company shall deliver to Acquiror evidence reasonably satisfactory to Acquiror that (i) a Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Stockholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the 280G Waivers executed by the affected individuals prior to the 280G Solicitations.
(c)Support Agreements. Prior to the Closing, the Company shall use commercially reasonable efforts to cause each Company Indemnifying Party to execute and deliver to the Acquiror a Support Agreement.
(d)Investor Questionnaire. Prior to the Closing, the Company shall use commercially reasonable efforts to cause each Securityholder to execute and deliver to Acquiror an Investor Questionnaire.

VI.2Third Party Contract Notices, Consents, Amendments and Terminations.
(a)Notices and Consents. During the Pre-Closing Period, the Company shall use commercially reasonable efforts to send all notices to and obtain all consents, waivers and approvals of any third-party to any Contract as listed on Schedule 7.2(a). Such notices, consents, modifications, waivers and approvals, if obtained, shall be in form and substance acceptable to Acquiror (acting reasonably). Such notices shall include solicitations of consent from each client of the Registered Investment Adviser in compliance with Section 205(a)(2) of the Investment Advisers Act and in accordance with the terms of any investment advisory Contract in effect between the Registered Investment Adviser and such client, which shall be in form and substance acceptable to Acquiror (acting reasonably), and shall for avoidance of doubt include notice that the client may terminate the advisory relationship with the Registered Investment Advisor within 45 days of Closing; provided, however, that the Company shall not be required to make any payment in connection therewith.
(b)Terminated Agreements. During the Pre-Closing Period, the Company shall use commercially reasonable efforts to (i) terminate each of the agreements listed on Schedule 7.2(b)(1) (the “Terminated Agreements”) effective as of and contingent upon the Closing, including sending all required notices, such that each Terminated Agreement shall be of no further force or effect immediately following the Closing, and (ii) to amend each of the agreements listed on Schedule 7.2(b)(2) (the “Amended Agreements”) to provide for the applicable changes as set forth on such Schedule for each such agreement, in all cases, effective as of and contingent upon the Closing. The form and substance of each termination letter and/or amendment agreement shall be in form and substance acceptable to Acquiror (acting reasonably).
VII.3Reasonable Best Efforts to Close. Subject to the terms and conditions provided in this Agreement, each of the parties hereto (other than the Securityholder Representative) shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Mergers and the other transactions contemplated hereby as promptly as practicable, including by using reasonable best efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Mergers set forth in Article VII, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Mergers and the other transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.
VII.4Employee Matters.
(a)Resignation of Officers and Directors. Prior to the Closing, the Company shall have caused each director and officer of the Company to execute a resignation letter in a form reasonably acceptable to Acquiror (the “Director and Officer Resignation Letter”), effective as the First Effective Time.
(b)Offer Letters. During the Pre-Closing Period, the Company shall provide Acquiror with reasonable access to each of the Employees, Acquiror shall coordinate such access in good faith with the Company and Acquiror shall be permitted, in its sole discretion, to deliver an Offer Letter to any such Employee.
(c)Termination of Employee Plans. Prior to the Closing, the Company shall terminate any Company Employee Plan intended to be qualified under Section 401(a) of the Code, effective as of no later than the day immediately preceding the Closing Date, unless Acquiror provides written notice to the Company that any such Company Employee Plan shall not be terminated. The Company shall provide Acquiror with evidence that all such Company Employee Plans have been terminated pursuant to resolutions of the board of directors (or similar body) of the Company or its ERISA Affiliates, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Acquiror (acting reasonably). The Company also shall take such other action in furtherance of terminating any such Company Employee Plan as Acquiror may reasonably require.
(d)Employee Retention Pool. At the Closing Date, Acquiror shall establish (or cause to be established) a retention pool on the terms described in Schedule 7.4(d).

(e)Service Credit. Acquiror shall use commercially reasonable efforts to, or to cause the Surviving Entity to use commercially reasonable efforts to, (i) give each Continuing Employee credit under any benefit or compensation plan, program, agreement, arrangement, or policy of Acquiror or any of its Affiliates (including retirement, vacation, paid time off, personal days, sick leave, and severance policies), for purposes of eligibility, vesting, and entitlement to such amount of vacation, paid time off, personal days, sick leave and severance benefits for the Continuing Employee’s service with the Company and its Affiliates prior to the Closing Date to the same extent such service was recognized under a similar Company plan or policy, except, in each case, to the extent such treatment would result in duplicative benefits, (ii) allow such Continuing Employees to participate in each plan providing welfare benefits without regard to preexisting condition limitations, waiting periods, evidence of insurability, or other exclusions or limitations not imposed on the Continuing Employee by the corresponding Company Employee Plans immediately prior to the Closing Date, and (iii) use commercially reasonable best efforts to, if any of the Company Employee Plans that provide welfare benefits are terminated prior to the end of the plan year that includes the Closing Date, cause each Continuing Employee to be credited with any expenses that were covered by the Company Employee Plans during such plan year for purposes of determining deductibles, co-pays, and other applicable limits under any replacement plans.
(f)No Employment Commitment or Plan Amendments. Unless expressly stated in this Agreement, no provision of this Agreement is intended, or shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind or nature whatsoever in any Securityholder, Key Employee or other Employee, consultant, contractor or any other Person, including any rights of employment for any specified period and/or any employee benefits, in favor of any Person, union, association, Key Employee, other Employee, consultant or contractor or any other Person, other than Acquiror or the Merger Subs, the Company, and the Securityholder Representative and their respective successors and permitted assigns, and all provisions of this Agreement will be personal solely among such parties. In addition, no provision of this Agreement is intended, or shall be interpreted, to establish, amend or modify any term or condition of any employee related plan, program or policy of the Company.
VII.5Tax Matters.
(a)Tax Returns Filed On or Prior to Closing. The Company shall prepare, or shall cause to be prepared, all Tax Returns of the Company and its Subsidiaries required to be filed under Law on or prior to the Closing Date and shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax authorities) of such Tax Returns. The Tax Returns described in this Section 7.5(a) shall be prepared on a basis consistent with those prepared for prior taxable periods unless otherwise required by Law. The Company shall provide Acquiror for its review and comment with a copy of each such income Tax Return no less than twenty (20) days prior to the due date (taking into account valid extensions thereto) for such Tax Return, and a copy of each such material non-income Tax Return as soon as practicably possible but no less than ten (10) days prior to the due date (taking into account valid extensions therefore) for such tax Return, and shall revise such Tax Returns to reflect Acquiror’s reasonable comments. All Taxes shown on such Tax Returns shall be paid or will be paid by the Company when due.
(b)Tax Returns Filed After Closing.
(i)Acquiror shall prepare or shall cause to be prepared all Tax Returns that are due after the Closing Date. The Tax Returns described in this Section 7.5(a) shall be prepared on a basis consistent with those prepared for prior taxable periods unless otherwise required by Law. To the extent such Tax Returns reflect an amount of Pre-Closing Taxes in excess of $25,000 for which the Securityholders are liable pursuant to this Agreement, Acquiror shall provide the Securityholder Representative with a copy of each such income Tax Return for its review and comment no less than twenty (20) days prior to the due date (taking into account valid extensions thereto) for such Tax Return, and a copy of each such material non-income Tax Return as soon as practicably possible but no less than ten (10) days prior to the due date (taking into account valid extensions therefore) for such Tax Return, and shall consider in good faith such Securityholder Representative’s comments and implement such comments in good faith in Acquiror’s sole discretion.
(c)Tax Assistance. The Securityholder Representative agrees to furnish or cause to be furnished to Acquiror and its subsidiaries (including the Surviving Entity), and Acquiror agrees to furnish or cause to be furnished, and to cause its subsidiaries (including the Surviving Entity) to furnish to Securityholder Representative at any time after the Closing Date, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company, as is reasonably requested for the filing of any Tax Returns, for the preparation of any audit and for the prosecution or defense of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or other similar claim. Each of Acquiror, Acquiror’s subsidiaries, the Company, and the Securityholder Representative shall retain all books and records in their possession with respect to Taxes for a period of at least seven (7) years following the Closing Date.
(d)Transfer Taxes. Transfer Taxes, if any, shall be borne fifty percent (50%) by the Securityholders and fifty percent (50%) by Acquiror, and any Tax Returns with respect thereto shall be prepared and filed by the party customarily responsible under applicable Law for filing such Tax Returns and, if required by applicable Law, the other party shall join in the execution of any such Tax Returns and other documentation.
(e)Sales and Use Taxes. Notwithstanding anything to the contrary herein, following the Closing the Acquiror shall be entitled to file a voluntary disclosure agreement or other similar agreement in any relevant jurisdiction, and cause to be prepared and filed all related Tax Returns, that may be required, as a result of any unpaid sales, use or similar Taxes of the Company or any Subsidiary of the Company for any Pre-Closing Tax Period (each a “Pre-Closing Sales Tax Filing”). The Securityholder Representative shall cooperate in providing such records in its possession as needed to facilitate the completion of any Pre-Closing Sales Tax Filing.
VII.6Payoff Letters and Release of Liens.
(a)Payoff Letters. No later than three (3) Business Days prior to the Closing Date, the Company shall obtain from each holder of Indebtedness of the Company that is to be paid at Closing, and deliver to Acquiror, an executed payoff letter, in form and substance reasonably acceptable to Acquiror (acting reasonably), setting forth (i) the amounts required to pay off in full on the Closing Date, the Indebtedness owing to such holder of Indebtedness (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment, and (ii) upon payment of such amounts, a release of all Liens, if any, that the holder may hold on any of the assets of the Company and an agreement that the holder will file, or that the Company or its Representatives may file, UCC-3 termination statements and such other documents necessary or desirable to evidence the release of any and all such Liens, and attaching duly completed and executed copies of any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable (each, a “Payoff Letter”).
(b)Release of Liens. Following the Closing, the payment of the Closing Indebtedness by Acquiror on the Company’s behalf and confirmation of the receipt thereof from the applicable holders of Indebtedness, the Company shall cause to be filed all agreements, instruments, certificates and other documents, in form and substance satisfactory to Acquiror (acting reasonably), that are necessary or appropriate to effect the release of all Liens set forth in Schedule 7.6(b).
VII.7Third Party Expenses.
(a)Whether or not the Mergers are consummated, each party shall be responsible for its own expenses and costs that it incurs (and whether paid prior to, at or after the First Effective Time) with respect to the negotiation, execution, delivery and performance of this Agreement, other than the Securityholder Representative to the extent the Securityholders are responsible for such amounts pursuant to this Agreement or any Securityholder Representative Engagement Agreement; provided, however, that in the event that the Mergers are not consummated, Acquiror will reimburse the Company for (i) fifty percent (50%) of the reasonable, documented and out-of-pocket fees and expenses incurred by the Company in connection with the Financial Statement Review and the Restatement, (ii) any reasonable, documented and out-of-pocket fees and expenses incurred by the Company in connection with the Required Financing, provided that the Company shall not incur more than $10,000 in such fees and expenses without the prior written consent of Acquiror (not to be unreasonably withheld), and (iii) any reasonable, documented and out-of-pocket fees and expenses incurred by the Company in connection with the R&W Policy, provided that the Company shall not incur more than $10,000 in such fees and expenses without the prior written consent of Acquiror (not to be unreasonably withheld). Without limiting or expanding the foregoing, the Securityholders shall be responsible for all Third Party Expenses as set forth herein. For purposes of this Agreement, “Third Party Expenses” means all fees and expenses incurred by or on behalf of or otherwise required to be paid by (including, as applicable, expenses of stockholders of the Company or other parties to whom the Company has a reimbursement or similar obligation) the Company (or any of its successors), incurred as a result of arrangement entered into or actions or omissions taken prior to or at Closing, whether or not paid or payable prior to, at or after the First Effective Time, in connection with this Agreement, the Mergers and the other transactions contemplated hereby, including: (i) all third-party legal, accounting, investment banking, financial advisory, consulting, finders’ or other third party fees and expenses incurred by the Company in connection with the transaction contemplated hereby, whether such amounts are payable prior to, at or following the Closing, including fifty percent (50%) of the fees and expenses incurred by the Company in connection with the Financial Statement Review and the Restatement; (ii) all compensatory payments, change-in-control payments or similar payment obligations of the Company to any of its Employees or service providers that become payable solely as a result of the consummation of the Closing; (iii) the employer-side payroll taxes associated with the payment of any amounts described in clause (ii) above; (iv) Restricted Stock Repurchase Costs; and (v) the costs and expenses of the Company D&O Tail Policy to the extent not paid by the Company prior to the Closing Date; provided, however, that Third Party Expenses shall exclude (A) any reasonable, documented and out-of-pocket fees and expenses incurred in connection with the Required Financing subject to the limitations described above, (B) fifty percent (50%) of the employer payroll taxes associated with any Company Options cashed out in connection with the Mergers, (C) fifty percent (50%) of the reasonable, documented and out-of-pocket fees and expenses incurred in connection with the Financial Statement Review (including, for the avoidance of doubt, any fees and expenses paid by the Company prior to the Closing Date), and (D) any fees and expenses incurred by or in connection with the engagement of the Exchange Agent. For the avoidance of doubt, no fees and expenses shall be double counted when calculating Third Party Expenses.
(b)At least two (2) Business Days prior to the Closing, the Company shall obtain from each advisor, counsel, accountant, or other professional service provider owed Third Party Expenses, and deliver to Acquiror, a final invoice or other final statement indicating that such amounts reflected thereon are all amounts owed to such Person in respect of Third Party Expenses, in form and substance reasonably acceptable to Acquiror, setting forth the amounts required to pay off in full on the Closing Date the Third Party Expenses owing to such Person and wire transfer information for such payment, and attaching duly completed and executed copies of any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable (each a “Final Invoice”). The Company shall take all necessary actions to ensure that Third Party Expenses shall not be incurred by the Surviving Entity after the Closing Date without the express prior written consent of Acquiror. As soon as practicable after the Closing, but in no event more than one (1) Business Day after the Closing Date, Acquiror will or will cause the Surviving Entity to send wire transfers of immediately available funds to each of the Persons set forth in the Payment Spreadsheet with respect to the Third Party Expenses and Closing Indebtedness that are payable as of or prior to the Closing.
VI.8Pre-Closing Actions. Prior to Closing, the Company shall use its reasonable best efforts to perform the actions described on Schedule 7.8 (the “Pre-Closing Actions”).
I.9Access to Information. During the Pre-Closing Period, the Company shall afford Acquiror and its Representatives reasonable access to, upon reasonable notice during business hours, (i) all of the assets, properties, Books and Records and Contracts of the Company (subject to restrictions imposed by Law or Contract), and (ii) all other information concerning the business, assets, properties and personnel (subject to restrictions imposed by Law or Contract) of the Company as Acquiror may reasonably request, and (iii) all Employees, customers, and suppliers of the Company as identified by Acquiror, provided that any communications between Acquiror and such Persons shall be made in consultation with the Company. The Company agrees to provide to Acquiror and its accountants, counsel and other Representatives copies of its internal financial statements (including Tax Returns and supporting documentation), to the extent prepared, upon reasonable request. No information or knowledge obtained in any investigation conducted pursuant to this Section 7.9 or otherwise shall affect or be deemed to qualify, limit, waive, modify, amend or supplement any representation or warranty contained herein or in the Disclosure Schedule, the conditions to the obligations of the parties to consummate the Mergers in accordance with the terms and provisions of this Agreement, or the rights of Acquiror or any Acquiror Indemnified Party under or arising out of a breach of this Agreement.

VI.10Notification of Certain Matters. During the Pre-Closing Period, the Company shall give prompt notice to Acquiror, to the extent reasonably practicable, of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause the conditions to Closing in Sections 2.2(b)(i) and 2.2(b)(ii) for the benefit of Acquiror to fail to be satisfied on or before the End Date; provided, however, that the delivery of any notice pursuant to this Section 7.10 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by or on behalf of the Company pursuant to this Section 7.10 or otherwise of any breach, inaccuracy, failure to be true, or failure to comply (or any waiver thereof) shall affect or be deemed to qualify, limit, waive, modify, amend or supplement any representation, warranty, or covenant contained herein or in the Disclosure Schedule, the conditions to the obligations of the parties to consummate the Mergers in accordance with the terms and provisions of this Agreement, or the rights of Acquiror or any Acquiror Indemnified Party under this Agreement, except to the extent set forth in the Disclosure Schedule or expressly waived pursuant to the terms of this Agreement; provided, further, that any unintentional failure by the Company to deliver a notice required by this Section 7.10 shall not be considered a breach of covenant for any purpose hereunder.
VII.11Director and Officer Insurance and Indemnity.
(a)Prior to the Closing, the Company shall obtain at its expense a fully prepaid “tail” directors’ and officers’ liability insurance policy, which (i) has an effective term of six (6) years from the First Effective Time, and (ii) contains coverage terms comparable to or better than those applicable to the current directors and officers of the Company (the “Company D&O Tail Policy”). The First Step Surviving Corporation (following the First Effective Time), the Surviving Entity (following the Second Effective Time) and Acquiror shall not cancel (or permit to be cancelled) the Company D&O Tail Policy during its term.
(b)Subject to Section 9.2(c), if the First Merger is consummated, until the sixth (6th) anniversary of the Closing Date, Acquiror shall cause the First Step Surviving Corporation and the Surviving Entity to fulfill and honor in all respects (i) the obligations of the Company (including, without limitation, the advancement of expenses) to its current and former directors and officers as of immediately prior to the First Effective Time (the “Company Indemnified Parties”) pursuant to any indemnification agreements between the Company and such Company Indemnified Parties existing as of the Agreement Date that are Made Available and set forth in the Disclosure Schedule and pursuant to the Company’s Charter Documents and Delaware Law with respect to claims arising out of matters occurring at or prior to the First Effective Time, and (ii) the certificates of incorporation and bylaws (and other similar organizational documents) of the First Step Surviving Corporation, which will contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the Restated Certificate of Incorporation and Restated Bylaws, and (iii) the limited liability company agreement (and other similar organizational documents) of the Surviving Entity, which will contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the Restated Limited Liability Company Agreement, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as otherwise contemplated by this Agreement or required by applicable Law. Any claims for indemnification made under such indemnification agreements, the Company’s Charter Documents, Delaware Law, the certificate of incorporation or bylaws of the First Step Surviving Corporation or the limited liability company agreement of the Surviving Entity on or prior to the sixth (6th) anniversary of the First Effective Time shall survive such anniversary until the final resolution thereof.
(c)For the avoidance of doubt, and notwithstanding anything herein to the contrary, Acquiror shall be under no obligation to maintain the existence of the First Step Surviving Corporation or the Surviving Entity for any specified period following the First Effective Time or the Second Effective Time; provided that, if the Surviving Entity or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Entity shall assume all of the obligations of the Surviving Entity set forth in this Section 7.11.
(d)Acquiror shall cause the Surviving Company to promptly reimburse any Company Indemnified Party for all Losses and reasonable, documented and out-of-pocket expenses paid, incurred,

suffered or sustained by such Company Indemnified Party in enforcing the obligations set forth in in this Section 7.11, to the extent such enforcement is ultimately agreed or granted by a court of competent jurisdiction.
I.12Antitrust.
(a)Each of Acquiror, on the one hand, and the Company, on the other hand, shall (x) file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United Stated Department of Justice (the “DOJ”) a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as practicable after the date of this Agreement but in no event later than five (5) Business Days following execution and delivery of this Agreement and (y) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Entity that are required by any other Antitrust Laws as soon as practicable after the date of this Agreement. The Acquiror shall be responsible for all filing fees associated with such filings. Each of Acquiror and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that may be required or requested by the FTC, the DOJ or the Governmental Entity of any other applicable jurisdiction in which any such filing is made under any other Antitrust Laws, and (iv) use reasonable best efforts to take all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Antitrust Laws as soon as practicable, and to obtain any required consents under any other Antitrust Laws applicable to the Mergers as soon as practicable. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.12 shall require the Company, the Acquiror or any of their respective affiliates, to take any action, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of the Company, the Acquiror or their respective affiliates, or investment of the Company, the Acquiror or their respective affiliates, or any interests therein.
(b)Each of Acquiror, on the one hand, and the Company, on the other hand, shall promptly inform the other of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Entity relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If Acquiror, on the one hand, or the Company, on the other hand, shall receive a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other Antitrust Laws with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with such other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Entity, each of Acquiror, on the one hand, and the Company, on the other hand, shall (i) give each other reasonable advance notice of all meetings with any Governmental Entity relating to the Mergers, (ii) give each other an opportunity to participate in each of such meetings unless prohibited by the relevant Governmental Entity, (iii) keep such other party reasonably apprised with respect to any oral communications with any Governmental Entity regarding the Mergers, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Mergers, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Entity, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Entity regarding the Mergers, and (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Entity relating to the Mergers. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information.
(c)Prior to Closing, Acquiror shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining approval or the expiration or termination of any waiting period under the HSR Act with respect to the transactions contemplated hereby, (ii) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby, or (iii) materially delay the consummation of the transactions contemplated hereby.
VI.13Financing Cooperation. Prior to the Closing, the Company shall use commercially reasonable efforts to provide to the Acquiror such cooperation as is reasonably requested by the Acquiror in connection with the arrangement and consummation of any financing to be incurred on the Closing Date to finance the consummation of the Mergers (the “Required Financing”). The Company hereby consents to the reasonable use of all of its logos, names, and trademarks solely in connection with the Required Financing.
VI.14Restatement and Financial Statement Review; Financial Statement Cooperation. Within two (2) Business Days following the Agreement Date, the Company shall cause to be commenced any necessary restatements of previously audited historical financial statements to ensure compliance with GAAP as requested by Acquiror (the “Restatement”). Within two (2) Business Days following the Agreement Date, the Company shall cause to be commenced a review of its unaudited financial statements as of and for the period ended September 30, 2021 in compliance with AICPA Auditing Standards to ensure that such unaudited financial statements are prepared in accordance with GAAP (the “Financial Statement Review”) as requested by Acquiror. The Company shall use commercially reasonable efforts to complete the Restatement and Financial Statement Review prior to the Closing. Prior to the Closing, the Company shall use commercially reasonable efforts to provide the Acquiror such cooperation as is reasonably requested by the Acquiror in connection with the preparation of any additional financial statements (which cooperation shall be deemed to be included in the Restatement for purposes of the determination of Third Party Expenses).
VI.15Nasdaq Listing. Acquiror shall make all such filings, notifications or applications with The Nasdaq Stock Market prior to Closing as may be necessary to ensure that all shares of Acquiror Common Stock issued as consideration as a result of, or pursuant to compensatory equity awards assumed or issued in connection with, the Mergers are promptly listed on the Nasdaq Stock Market.
VI.16Form S-8. Acquiror shall file a Registration Statement on Form S-8 with the SEC covering the shares of Acquiror Common Stock issuable with respect to Company Options pursuant to Section 1.3(e) of this Agreement as soon as reasonably practicable after the Closing.
VI.17R&W Policy. If Acquiror obtains a buyer-side representations and warranties insurance policy in connection with transactions contemplated hereby (“R&W Policy”), Acquiror shall use its good faith, reasonable best efforts to cause the R&W Policy to expressly provide that the insurers issuing such policies shall have no right, and waive any right, of subrogation, contribution or any other claim against the Company Indemnifying Parties based upon, arising out of, or in any way resulting from this Agreement, the Merger, or the R&W Policy, except in the case of Fraud actually committed by such Company Indemnifying Party, and if obtained, Acquiror shall not amend such provision of the R&W Policy. Prior to the Closing, the Company shall use commercially reasonable efforts to provide to the Acquiror such cooperation as is reasonably requested by the Acquiror in connection with the R&W Policy.
Article VIII
PRE-CLOSING TERMINATION OF AGREEMENT
VIII.1Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Mergers abandoned at any time prior to the Closing only:
(a)by mutual agreement of the Company and Acquiror;
(b)by Acquiror if the Requisite Stockholder Approval shall not have been obtained by the Company through the Stockholder Written Consent and delivered to Acquiror within two (2) hours after the execution and delivery of this Agreement by the parties hereto;

(c)by Acquiror or the Company if the Closing Date shall not have occurred by May 15, 2022 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;
(d)by either Acquiror or the Company if any Law or final and non-appealable Order of a Governmental Entity of competent jurisdiction shall be in effect which has the effect of making the Mergers illegal or otherwise prohibits or prevents consummation of the Mergers;
(e)by Acquiror if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Sections 2.2(b)(i) and 2.2(b)(ii) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within thirty (30) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Sections 2.2(b)(i) and 2.2(b)(ii) for the benefit of Acquiror are incapable of being satisfied on or before the End Date; or
(f)by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Acquiror contained in this Agreement such that the conditions set forth in Sections 2.2(c)(i) and 2.2(c)(ii) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within thirty (30) calendar days after written notice thereof to Acquiror; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Sections 2.2(c)(i) and 2.2(c)(ii) for the benefit of the Company are incapable of being satisfied on or before the End Date.
VII.2Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, the Merger Subs, or the Company, or their respective Representatives, if applicable; provided, however, that each party hereto shall remain liable for any Willful Breach of this Agreement, any of the Related Agreements, or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 7.7 (Third Party Expenses), 10.1(b) (Exculpation and Indemnification of Securityholder Representative), 11.3 (Confidentiality), 11.4 (Public Disclosure), Article XI (General Provisions) and this Section 8.2 (in each case including the respective meanings ascribed to the capitalized terms used in such Sections as defined in this Agreement) shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.
Article IX
POST-CLOSING INDEMNIFICATION
IX.1Survival.
(a)Representations. The representations and warranties of the parties set forth in this Agreement or in any certificate delivered by or on behalf of the parties in connection herewith shall terminate at, and not survive, the Closing; provided, however, that (i) the representations and warranties of the Company set forth in Sections 3.1(a) and (b) (Organization), Section 3.2 (Subsidiaries), Section 3.3 (Authority and Enforceability), Section 3.5(a) (Conflicts), Sections 3.6(a)-(e) (Company Capital Structure) and Section 3.24 (Certain Third Party Expenses) (collectively, the “Fundamental Representations”), or in any certificate delivered by or on behalf of the Company to the extent that such representation or warranty is regarding the Fundamental Representations, and (ii) the Acquiror Fundamental Representations shall each survive until 11:59 p.m. (Prevailing Pacific Time) on the date that is thirty (30) months following the Closing Date; provided, further, that in the event of Fraud with respect to any such representation or warranty, such representation or warranty shall survive until 11:59 p.m. (Prevailing Pacific Time) on the date that is thirty (30) months following the Closing Date; provided, further, that any such Fundamental Representations shall survive beyond the expiration date or other survival periods specified above with respect to any inaccuracy therein or breach thereof if a Claim Notice is validly delivered pursuant to Section 9.4 prior to the expiration of the survival period for such representation or warranty, in which case such representation or warranty shall survive as to such claim until such claim has been finally resolved.
(b)Agreement Controls. For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, it is the intention of the parties hereto that the respective survival periods and termination dates set forth in this Section 9.1 supersede any applicable statutes of limitations that would otherwise apply to such representations, warranties, certifications, covenants, and agreements.
IX.2Indemnification.
(a)Indemnification by Company Indemnifying Parties. From and after and by virtue of the First Merger, the Company Indemnifying Parties agree, severally and not jointly, on a pro rata basis in accordance with their Indemnification Percentage, to indemnify and hold harmless Acquiror and its Affiliates (including the Surviving Entity) (collectively, the “Acquiror Indemnified Parties”) from and against all Losses, paid, incurred, suffered or sustained by the Acquiror Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any Third Party Claims), to the extent resulting from or arising out of any of the following:
(i)any breach of, or inaccuracy in, as of the execution and delivery of this Agreement or as of the First Effective Time (as though made as of such time) (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date), any Fundamental Representation, or any breach of, or inaccuracy in, any representation or warranty in any certificate delivered by, or on behalf of, the Company pursuant to this Agreement to the extent that such representation or warranty is regarding a Fundamental Representation;
(ii)any breach of, default in, or failure by the Company to perform or comply with any of its covenants or agreements set forth in this Agreement that require performance at or prior to the First Effective Time;
(iii)any unpaid Closing Indebtedness or unpaid Third Party Expenses to the extent not included in the calculation of the Final Amount in accordance with Section 2.3(c); and
(iv)any Fraud committed by or on behalf of the Company (including by its Chief Executive Officer, Chief Product Officer, General Counsel, or Vice President, Finance of the Company, in each case, in their capacity as such) in connection with the transactions contemplated by this Agreement.
(b)No Company Indemnifying Party (including any officer or director of the Company) shall have any right of contribution, indemnification or right of advancement from any Acquiror Indemnified Party with respect to any Loss due and payable by such Company Indemnifying Party under this Article IX.
(c)Any payments made to an Acquiror Indemnified Party pursuant to any indemnification obligations under this Article IX will be treated as adjustments to the Merger Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Law.
(d)From and after and by virtue of the First Merger, this Article IX shall be the sole and exclusive remedy of the Acquiror Indemnified Parties against the Company Indemnifying Parties for any monetary damages in connection with this Agreement; provided, however, that (i) this Section 9.2(d) shall not be deemed a waiver by any party of, or any limitation on, any right to specific performance or injunctive relief or any right or claim under or related to any Restricted Covenant Agreement, and (ii) nothing in this Agreement shall limit the liability of a Company Indemnifying Party (and this Article IX shall not be the sole and exclusive remedy in respect of such Company Indemnifying Party) in respect of Fraud actually committed by such Company Indemnifying Party.
(e)For purposes of this Article IX only, when determining the amount of Losses suffered by an Acquiror Indemnified Party as a result of any, or whether there occurred any, breach or inaccuracy of a representation or warranty that is qualified or limited in scope as to materiality or Company

Material Adverse Effect or similar qualification, such representation or warranty shall be deemed to be made without such qualification or limitation, except as such qualifiers relate to the Company’s disclosure obligations in any representation or warranty and except for the term “Material Contract”.
(f)In the event an Acquiror Indemnified Party has suffered a Loss which would give rise to a right to be indemnified under more than one of the subclauses of Section 9.2(a), such Acquiror Indemnified Party shall be entitled to make a claim for such Losses under any and all such subclauses; provided that, for the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, in no event shall any Acquiror Indemnified Party be entitled to any double recovery with respect to any particular Loss or claim. For the avoidance of doubt, nothing in this Agreement shall require any Acquiror Indemnified Party to make any claim under this Article IX and, subject to the survival periods set forth in Section 9.1, no such claim shall be waived or otherwise prejudiced as a result of any delay in making such claim.
(g)The rights of the Acquiror Indemnified Parties to indemnification, compensation, reimbursement, or payment of Losses or any other remedy under this Agreement shall not be affected by any investigation or examination conducted with respect to, or any knowledge possessed or acquired (or capable of being possessed or acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, by or on behalf of any of the Acquiror Indemnified Parties or any of their Affiliates or any of their respective Representatives with respect to the accuracy or inaccuracy or breach of, or compliance with, any representation, warranty, certification, covenant, or any other matter. The waiver of any condition in this Agreement based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation, reimbursement, or payment of Losses, or any other remedy based on any such representation, warranty, certification, covenant, or agreement. Except in the case of a claim for Fraud, no Acquiror Indemnified Party shall be required to show reliance on any representation, warranty, certification, or other agreement in order for such Acquiror Indemnified Party to be entitled to indemnification, compensation, reimbursement, or payment hereunder.
IX.3Limitations on Indemnification.
(a)Indemnification Caps.
(i)Subject to Section 9.3(d), no Acquiror Indemnified Party may recover any Losses under Section 9.2(a) unless and until Losses in the aggregate under all Claims that have been incurred, paid or suffered by the Acquiror Indemnified Parties exceed $2,128,750 (the “Deductible”), in which case the Acquiror Indemnified Parties are entitled to indemnification only for the amount of such Losses in excess of the Deductible; provided that, for clarity, the foregoing restriction shall not apply to any Claim to the extent such Claim is made against a Company Indemnifying Party on the basis of Fraud or willful breach actually committed by such Company Indemnifying Party.
(ii)Subject to Section 9.3(d), (A) with respect to each Claim, the maximum liability of each Company Indemnifying Party shall be such Company Indemnifying Party’s Indemnification Percentage of the Losses associated with such Claim, and (B) the maximum aggregate liability of each Company Indemnifying Party for indemnification claims recovered directly from such Company Indemnifying Party under Section 9.2(a) shall be limited to the aggregate Merger Consideration actually received by the Company Indemnifying Party.
(b)The amount of any Loss payable under this Article IX by a Company Indemnifying Party shall be reduced by any amounts actually recovered by the Acquiror Indemnified Party from insurance policies and other third parties, net of the following: (i) costs and expenses (including Taxes) incurred by such Acquiror Indemnified Party or its Affiliates and its and their respective Representatives in procuring such recovery; (ii) any increases in premiums or premium adjustments to the extent attributable to such recovery (applicable to any past, present or future premiums); and (iii) deductibles and other amounts incurred in connection with such recovery; provided, however, that the Acquiror Indemnified Parties shall have no obligation to seek recovery under any insurance policies or to maintain any insurance policies for any period of time; provided, further, that in the event that Acquiror obtains a R&W Policy, with respect to any claims for indemnification under or with respect to this Agreement which may be covered by such R&W Policy,

Acquiror shall first seek recovery for such claim under and pursuant to the R&W Policy, prior to any Acquiror Indemnified Party seeking indemnification from any Company Indemnifying Party under this Article IX.
(c)Except in connection with any Tax or claims with respect thereto, the Acquiror Indemnified Parties shall, to the extent required by applicable Law, use commercially reasonable efforts to mitigate Losses indemnifiable under this Article IX; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, and except for a R&W Policy or the Company D&O Tail Policy to the extent recovery thereunder would reasonably be expected to be available (other than, for the avoidance of doubt, claims against the R&W Policy where recovery is limited solely because the deductible is still yet to be satisfied), in no event shall any of the Acquiror Indemnified Parties be required to assert any claim or otherwise seek recourse against any current or former insurers, insurance policies, customers, suppliers, resellers, vendors, partners, commercial counterparties, or other Representatives of any of the Acquiror Indemnified Parties or their respective Affiliates.
(d)Notwithstanding anything herein to the contrary, nothing in this Agreement shall limit (i) the liability of a Company Indemnifying Party in connection with any claim based on Fraud actually committed by such Company Indemnifying Party, or (ii) the right of any Acquiror Indemnified Party to pursue remedies under or related to the Non-Disclosure Agreement or any Restrictive Covenant Agreement against the parties thereto. For the avoidance of doubt, no Securityholder shall be liable for Fraud committed by any other Securityholder; provided that nothing in this sentence shall limit the Acquiror Indemnified Parties’ right to recover for Fraud committed by or on behalf of the Company (including by its Chief Executive Officer, Chief Product Officer, General Counsel, or Vice President, Finance of the Company, in each case, in their capacity as such) in connection with the transactions contemplated by this Agreement pursuant to Section 9.2(a)(iv).
(e)For the avoidance of doubt, no amounts that have been previously factored into the calculation of the Final Amount in accordance with Section 2.3(c) shall be subject to any claim for indemnification pursuant to this Article IX.
IX.4Claim Procedures.
(a)Subject to the limitations set forth in Section 9.3, in the event any Acquiror Indemnified Party wishes to assert a claim under this Article IX, Acquiror shall deliver to the Securityholder Representative a written claim notice signed by one of its authorized representatives (a “Claim Notice”): (i) stating that an Acquiror Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) to the extent reasonably available, specifying such Losses in reasonable detail, the date that each such Loss was paid, incurred, suffered or sustained, or the basis for such anticipated Losses, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant or other indemnifiable matter. A Claim Notice may be updated from time to time by the party delivering such Claim Notice to reflect any change in circumstances following the date thereof. A failure to give complete, accurate, or, subject to the survival periods set forth in Section 9.1, timely notice of a Claim Notice will not affect the rights or obligations of any Acquiror Indemnified Party hereunder. If a claim under this Article IX may be brought under different or multiple sections, clauses or sub-clauses of Section 9.2(a) (or with respect to different or multiple representations, warrants or covenants), then the applicable Acquiror Indemnified Parties shall have the right to bring such claim under any or each such section, clause, subclauses, representation, warranty or covenant (each a “Subject Provision”) that it chooses and the Acquiror Indemnified Parties will not be precluded from seeking indemnification under any Subject Provision by virtue of the Acquiror Indemnified Parties not being entitled to seek indemnification under any other Subject Provision.
(b)If the Securityholder Representative (on behalf of the Company Indemnifying Parties) shall not object in writing within thirty (30) days of delivery of a Claim Notice (the “Objection Deadline”) by delivery to Acquiror of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable claim (if applicable) (a “Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Securityholder Representative (on behalf of the Company Indemnifying Parties), that the Acquiror Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Claim Notice (an

“Unobjected Claim”). In such event, the Losses that are Losses for which the Acquiror Indemnified Parties are entitled payment under the Unobjected Claim shall be satisfied in accordance with Section 9.6.
VII.5Resolution of Objections to Claims.
(a)If the Securityholder Representative objects in writing to any claim or claims by an Acquiror Indemnified Party made in a Claim Notice by delivering a Claim Objection Notice prior to the Objection Deadline, Acquiror and the Securityholder Representative shall attempt in good faith for thirty (30) days after the delivery of such Claim Objection Notice to resolve such objection. If such parties resolve and come to an agreement regarding the claim(s) made in the Claim Objection Notice, a memorandum setting forth such agreement (the “Settlement Memorandum”) shall be prepared and signed by both parties, which Settlement Memorandum shall be final and conclusive and binding on the Company Indemnifying Parties. In such event, the Losses that are Losses for which the Acquiror Indemnified Parties are entitled payment under the Settlement Memorandum shall be satisfied in accordance with Section 9.6.
(b)If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after the Acquiror’s receipt of such Claim Objection Notice (or such later date as may be agreed in writing by Acquiror and the Securityholder Representative), either the Company Indemnifying Party or the Acquiror Indemnified Party may, subject to Section 11.10 and Section 11.12, commence an Action in a court of competent jurisdiction.
I.6Satisfaction of Claims.
(a)Subject to the other applicable provisions regarding indemnification contained in this Article IX, if any Company Indemnifying Party is obligated to reimburse or compensate an Acquiror Indemnified Party for any Losses in connection with a claim by any of the Acquiror Indemnified Parties under Section 9.2(a), then indemnification for such Losses shall, subject to the applicable limitations, if any, set forth in this Article IX, be satisfied by asserting claims to recover directly against one or more Company Indemnifying Parties (which shall be paid in cash or by cancellation of Acquiror Common Stock at the option of each Company Indemnifying Party), in each case, subject to the limitations set forth in this Article IX.
(b)For all purposes under this Article IX, the Acquiror Common Stock shall be valued at the closing price of the Acquiror Common Stock on the trading day upon which the amount of such claim is finally settled or determined in accordance with this Article IX, subject to appropriate adjustment for any unpaid dividends on the Acquiror Common Stock in shares of such stock; provided, however, that to the extent, as of such date, Acquiror Common Stock is not traded on a national securities exchange or “over the counter” market, any indemnification shall be satisfied in cash.
(c)In the event of an Unobjected Claim or a Settlement Memorandum, each Company Indemnifying Party shall, upon such Company Indemnifying Party’s election to pay such claim in cash (if applicable) within ten (10) Business Days of the expiration of the Objection Deadline or the date of such Settlement Memorandum, as applicable, pay in cash to the Acquiror Indemnified Party, the cash portion of such Company Indemnifying Party’s Indemnification Percentage of such Losses.
VII.7Third Party Claims.
(a)In the event that an Acquiror Indemnified Party becomes aware of a written third-party claim against such Acquiror Indemnified Party that constitutes a matter for which such Acquiror Indemnified Party is entitled to indemnification, compensation, or reimbursement under Section 9.2(a) (each, a “Third Party Claim”), Acquiror shall promptly notify the Securityholder Representative of such Third Party Claim and shall have the right in its sole and absolute discretion to conduct (and, if necessary assume) the defense and prosecution of and to settle or resolve any such Third Party Claim, and the reasonable costs and expenses incurred by Acquiror in connection with the investigation, defense, prosecution, and settlement of such Third Party Claim (including reasonable attorneys’, consultants’, experts’ and other professionals’ fees and expenses and court or arbitration costs) shall be Losses for which the Acquiror Indemnified Parties are entitled to indemnification, compensation and reimbursement in accordance with, to the extent provided in, and subject to the limitations of this Article IX. The Securityholder Representative shall have the right to receive copies of all pleadings, material written notices, and material written communications with respect to any Third Party Claim to the extent that receipt of such documents does not affect any privilege of or relating to any Acquiror Indemnified Party, and shall be entitled, at the expense of the Securityholder Representative (on behalf of the Company Indemnifying Parties), to participate in, but not to determine or conduct, any defense or prosecution of the Third Party Claim or settlement negotiations with respect to the Third Party Claim.
(b)Except with the consent of the Securityholder Representative, which shall not be unreasonably withheld, conditioned, or delayed, neither the existence of, nor the amount paid in, the settlement or resolution of any such Third Party Claim to the third party claimant shall be determinative of the amount and existence of Losses relating to such matter. In the event that the Securityholder Representative has consented to any such settlement or resolution: (i) neither the Securityholder Representative nor the Company Indemnifying Parties shall have any power or authority to object under any provision of this Article IX to the amount of any claim by or on behalf of any Acquiror Indemnified Party directly against such Company Indemnifying Parties for indemnity with respect to such settlement or resolution, subject to the limits of liability set forth in this Article IX.
Article X
SECURITYHOLDER REPRESENTATIVE
X.1Appointment and Authority of Securityholder Representative.
(a)By virtue of execution and delivery of a Support Agreement by the Securityholders, the adoption of this Agreement and the approval of the Mergers by the Stockholders, and by receiving the benefits thereof, including any consideration payable hereunder, and without any further action of any of the Securityholders or the Company, each of the Securityholders shall be deemed to have agreed to appoint, and hereby does appoint, Shareholder Representative Services LLC as the Securityholder Representative as of the Closing, to act as its, his or her lawful representative, agent, proxy, and attorney-in-fact: (i) to give and receive notices and communications in respect of all Relevant Matters, including in respect of any claim for indemnification pursuant to this Agreement by any Acquiror Indemnified Party hereunder against any Company Indemnifying Party or any dispute between any Acquiror Indemnified Party and any such Company Indemnifying Party, in each case under or relating to this Agreement or the transactions contemplated hereby; (ii) to authorize or object to any claims hereunder, including those by any Acquiror Indemnified Party; (iii) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any Relevant Matter, including any claim for indemnification pursuant to this Agreement by any Acquiror Indemnified Party hereunder against any Company Indemnifying Party or any dispute between any Acquiror Indemnified Party and any such Company Indemnifying Party, in each case under or relating to this Agreement or the transactions contemplated hereby; (iv) to deliver joint written instructions to the Escrow Agent or otherwise agree to releases of the Escrow Fund; (v) to consent or agree to any amendment to this Agreement following Closing; (vi) to grant any extension or waiver under or in connection with this Agreement; and (vii) to take all other actions that are either (A) necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing or in connection with this Agreement and any Related Agreement, the Escrow Agreement or any Securityholder Representative Engagement Agreement with the Securityholder Representative, or (B) specifically mandated, permitted, or contemplated by the terms of this Agreement. The powers, immunities and rights to indemnification granted to the Securityholder Representative hereunder: (i) are coupled with an interest and shall survive the death, incompetence, bankruptcy or liquidation of any Securityholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Securityholder of the whole or any fraction of his, her or its interest in the Escrow Fund. The Securityholder Representative may be replaced from time to time by a vote of the Persons then holding an Indemnification Percentage greater than two-thirds (2/3) of the aggregate Indemnification Percentage. The Securityholder Representative may resign at any time in accordance with the terms of the Securityholder Representative’s Securityholder Representative Engagement Agreement.
(b)Certain Company Indemnifying Parties have entered, or will enter, into an engagement agreement (the “Securityholder Representative Engagement Agreement”) with the Securityholder Representative to provide direction to the Securityholder Representative in connection with its services under this Agreement, the Escrow Agreement, and the Securityholder Representative Engagement Agreement (such Company Indemnifying Parties, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). The Securityholders agree that neither the Securityholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholder Representative Group”) will incur any liability to the Securityholders in connection with the Securityholder Representative’s services pursuant to this Agreement and any related agreements except liability of the Securityholder Representative to the extent resulting from the Securityholder Representative’s fraud, gross negligence or willful misconduct. The Securityholder Representative Group shall not be liable to the Securityholders for any action or omission pursuant to the advice of counsel. The preceding two sentences shall not prejudice the Securityholder Representative’s right to indemnification from the members of the Advisory Group (in their capacity as Company Indemnifying Parties) pursuant to the following sentence. The Company Indemnifying Parties shall indemnify and defend the Securityholder Representative and hold the Securityholder Representative harmless from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs, judgments, amounts paid in settlement and expenses (including the reasonable fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment and costs incurred in connection with seeking recovery from insurers) (collectively, “Securityholder Representative Expenses”) arising out of or in connection with this Agreement, the Escrow Agreement, the Securityholder Representative Engagement Agreement and any agreements ancillary hereto or thereto, in each case as such Securityholder Representative Expense is suffered or incurred; provided that in the event that any such Securityholder Representative Expense is finally adjudicated to have been directly caused by the fraud, gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Company Indemnifying Parties the amount of such indemnified Securityholder Representative Expense to the extent attributable to such fraud, gross negligence or willful misconduct. Securityholder Representative Expenses may be recovered by the Securityholder Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Company Indemnifying Parties under this Agreement at such time as such amounts would otherwise be distributable to the Company Indemnifying Parties; provided that while this section allows the Securityholder Representative Group to be paid from the aforementioned sources of funds, this does not relieve the Company Indemnifying Parties from their obligation to promptly pay such Securityholder Representative Expenses as they are suffered or incurred, nor does it prevent the Securityholder Representative Group from seeking any remedies available to it at law or otherwise. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Securityholders or otherwise incur any financial liability to the Securityholders in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Securityholder Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Securityholders agree that the Securityholder Representative shall not be required to take any action unless the Securityholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholder Representative against the costs, expenses and liabilities which may be incurred by the Securityholder Representative in performing such actions. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholder Representative under this section. The foregoing immunities and indemnities will survive the Closing, the resignation or removal of the Securityholder Representative or any member of the Advisory Group and the Closing or the termination of this Agreement or the Escrow Agreement.
(c)Following Closing, a decision, act, consent or instruction of the Securityholder Representative under this Agreement, the Escrow Agreement or the Securityholder Representative Engagement Agreement, including an amendment, extension or waiver of this Agreement pursuant to Section 11.5 or Section 11.6, shall constitute a decision of the Securityholders and shall be final, conclusive and binding upon the Securityholders and each such Securityholder’s successors as if expressly confirmed and ratified in writing by such Securityholder, and all defenses which may be available to any Securityholder to contest, negate or disaffirm the action of the Securityholder Representative taken in good faith under this Agreement, the Escrow Agreement or the Securityholder Representative Engagement Agreement are waived. Acquiror and the other Acquiror Indemnified Parties may rely upon any such decision, act, consent or instruction of the Securityholder Representative as being the decision, act, consent or instruction of the Securityholders. Acquiror and the other Acquiror Indemnified Parties are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Representative. The Securityholders agree that the Securityholder Representative shall be entitled to: (i) rely upon the Payment Spreadsheet; (ii) rely upon any signature believed by it to be genuine; and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Securityholder or other party.
Article XI
GENERAL PROVISIONS
XI.1Certain Interpretations; Definitions. When a reference is made in this Agreement to an Appendix, Exhibit or Schedule, such reference shall be to an Appendix, Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive. When used herein, the phrase “to the extent” shall be deemed to be followed by the words “but only to the extent.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule. References to any Person include the successors and permitted assignees of that Person. Unless the context of this Agreement otherwise requires, when reference is made herein to or with respect to the Company, such reference shall be deemed to include the Company together with its Subsidiaries. References from or through any date mean, unless otherwise specified, from but not including or to but not including, respectively. References to one gender include all genders. When used herein, references to “$” or “dollar” shall be deemed to be references to dollars of the United States of America. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to such terms in Annex A.
XI.2Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via email (with acknowledgment of receipt (including automatically generated delivery or read receipts)) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email):
(a)if to Acquiror, the Merger Subs, the First Step Surviving Corporation or the Surviving Entity to:
Oportun Financial Corporation
2 Circle Star way,
San Carlos, CA 94070
Attention: General Counsel
Email: asklegal@oportun.com with a copy to: legal@oportun.com with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
One Market Plaza, Spear Tower, Suite 3300
San Francisco, California 94105
Attention: Robert Day; Patrick Sandor
Email: rday@wsgr.com; psandor@wsgr.com

(b)if to the Company (prior to the Closing), to:

Hello Digit, Inc.
100 Pine St., 22nd Floor
San Francisco, CA 94111
Attention: Ethan Bloch
Email: ethan@digit.co

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
Three Embarcadero Center
San Francisco, CA 94111
Attention: Alessandra Simons; David W. Van Horne Jr.
Email: asimons@goodwinlaw.com; dvanhorne@goodwinlaw.com
(c)if to the Securityholder Representative or, following the Closing, to the Securityholders, to:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.comTelephone: (303) 648-4085
with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
Three Embarcadero Center
San Francisco, CA 94111
Attention: Alessandra Simons; David W. Van Horne Jr.
Email: asimons@goodwinlaw.com; dvanhorne@goodwinlaw.com
All such notices and other communications shall be deemed to have been duly given or sent (i) one (1) Business Day following the date mailed if sent by overnight commercial messenger or courier service or five (5) Business Days following the date mailed if sent by other mail service, or (ii) on the date on which delivered personally or by facsimile or email transmission, as the case may be, and addressed as aforesaid, if sent before 5:00 p.m. Pacific Time on a Business Day and, if not sent before 5:00 p.m. Pacific Time on a Business Day, on the following Business Day. Following Closing, any notice to be given to any Securityholder hereunder shall be given to the Securityholder Representative.
XI.3Confidentiality. Each of the parties hereto (except the Securityholder Representative) hereby agrees that the information obtained in any investigation pursuant to Section 7.9 or any information obtained pursuant to the notice requirements of Section 7.10, or otherwise pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Non-Disclosure Letter Agreement, dated February 3, 2021 (the “Non-Disclosure Agreement”), between the Company and Acquiror. Without limiting the foregoing, the Securityholder Representative shall maintain the confidentiality, and shall not disclose or use, any information provided to, or learned by, the Securityholder Representative in connection with the transactions contemplated hereby; provided, however, that, following the Closing, the Securityholder Representative shall be permitted to disclose information as required by law or to its advisors and Representatives and the Company Indemnifying Parties, in each case, to the extent such Persons have a bona fide need to know such information in connection with the Securityholder Representative’s fulfillment of its duties under this Agreement and who are subject to confidentiality obligations at least as protective as the restrictions contained herein (provided that the Securityholder Representative shall be responsible and liable (to the same extent such action or omission had been that of the Securityholder Representative directly) for any action taken or omissions made by its Representatives to whom it disclosed information that would have resulted in a violation or breach of the terms of this Agreement by its Representatives as if such Representatives were a party to, and subject to the terms of, this Agreement as if such Person were the Securityholder Representative).
XI.4Public Disclosure. The parties agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in the form mutually agreed upon by Acquiror and the Company Except as set forth in Section 11.3, none of the Company (prior to the Closing), the Securityholder Representative or any of their respective Representatives shall issue any statement or communication (to the extent not previously issued or made in accordance with this Agreement) to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Acquiror, in each case, except to the extent (a) required by applicable Law, (b) reasonably required in order to obtain the consents and approvals required under or expressly contemplated by this Agreement, including the Requisite Stockholder Approval, (c) reasonably required in order to answer questions from and maintain the Company’s relationship with the Company’s Employees, customers, suppliers and partners, which communications and statements shall be made consistent with and not contain more additional confidential information in excess of previous press releases or public announcements made by Acquiror in compliance with this Section 11.4 and Section 11.3 or otherwise disclosed by Acquiror in SEC filings, (d) to the extent consistent with previous press releases or public announcements made by Acquiror in compliance with this Section 11.4 and Section 11.3, (e) disclosure is made by a Securityholder that is or is affiliated with a venture capital fund or other institutional investor, to its past, current and prospective partners, members and investors, subject to a customary and sufficient duty of confidentiality, and is limited to the results of such Securityholder’s investment in the Company and such other information as is required to be disclosed by such Securityholder pursuant to its partnership agreement, limited liability company agreement or comparable organizational agreement or is customarily disclosed to its current and prospective investors, or (f) such information is or becomes generally known to the public without violation of this Agreement, the Non-Disclosure Agreement or any other Contract or obligations restricting the disclosure of such information by such party. Acquiror and its Affiliates may publicly disclose the subject matter of this Agreement or the transactions contemplated hereby, including price or other economic terms of the Mergers, in its sole and absolute discretion. Notwithstanding anything herein to the contrary, following Closing and after the public announcement of the Merger, the Securityholder Representative shall be permitted to announce that it has been engaged to serve as the Securityholder Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.
XI.5Amendment. This Agreement may be amended at any time by Acquiror, on the one hand, and the Company (prior to Closing) or the Securityholder Representative (following Closing), on the other hand, by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 11.5, the Company Indemnifying Parties are deemed to have agreed that any amendment of this Agreement signed by the Company or the Securityholder Representative, as applicable, shall be binding upon and effective against the Company Indemnifying Parties whether or not they have signed such amendment.
XI.6Extension and Waiver. At any time prior to the Closing, Acquiror, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, and shall not constitute or give rise to an extension or waiver of any rights or obligations hereunder except to the extent specifically provided in such writing (it being understood that all such other non-waived rights and obligations are expressly reserved). For purposes of this Section 11.6, the Company Indemnifying Parties are deemed to have agreed that any extension or waiver signed by the Company (if prior to Closing) or the Securityholder Representative (if after the Closing) shall be binding upon and effective against all Company Indemnifying Parties whether or not they have signed such extension or waiver.

XI.7Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Acquiror may assign its rights and delegate its obligations hereunder to its Affiliates as long as Acquiror remains ultimately liable for all of Acquiror’s obligations hereunder.
XI.8Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
XI.9Specific Performance and Other Remedies.
(a)The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto, or any Securityholder, of any covenant, obligation or other agreement set forth in this Agreement or any Related Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.
(b)Subject to Section 9.2(d), any and all remedies expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.
(c)The liability of any Company Indemnifying Party under Article IX will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity based in connection with a claim of a Fraud committed by such Company Indemnifying Party. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article IX, shall be deemed a waiver by any Acquiror Indemnified Party of any right or remedy which such Acquiror Indemnified Party may have at law or in equity for Fraud committed by such Company Indemnifying Party, nor will any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in connection with any such claim for Fraud committed by such Company Indemnifying Party, (ii) the time period during which a claim for any such Fraud committed by such Company Indemnifying Party may be brought, or (iii) the recourse which any such Acquiror Indemnified Party may seek against any Company Indemnifying Party in a claim of a Fraud committed by such Company Indemnifying Party.
XI.10Governing Law. This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this Agreement, any Related Agreement (in each case, other than Related Agreements that expressly select a different governing law), or the negotiation, administration, performance, or enforcement of this Agreement or any Related Agreement (in each case, other than Related Agreements that expressly select a different governing law), including any claim or cause of action resulting from, arising out of, in connection with, or relating to any representation or warranty made in or in connection with this Agreement or any Related Agreement (in each case, other than Related Agreements that expressly select a different governing law) (collectively, the “Relevant Matters”), shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any choice or conflict of laws provision, rule, or principle (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any other jurisdiction.
XI.11Exclusive Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any Relevant Matter (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each party agrees not to commence any legal proceedings with respect to a Relevant Matter except in such Court of Chancery (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any federal court within the State of Delaware). By execution and delivery of this Agreement, each party hereto and the Company Indemnifying Parties irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes in connection with any Relevant Matter and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto and the Company Indemnifying Parties irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by Law. The parties hereto and the Company Indemnifying Parties hereby waive any right to stay or dismiss any action or proceeding in connection with any Relevant Matter brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.
XI.12Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER RELEVANT MATTER.
XI.13Entire Agreement. This Agreement, Annex A hereto, the Exhibits and Schedules hereto, the Disclosure Schedule, the Related Agreements, and the other certificates, instruments and agreements delivered in accordance with this Agreement constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter of this Agreement, and are not intended to confer upon any other person any rights or remedies hereunder; provided, however, that, notwithstanding anything herein to the contrary, (a) Article IX is intended to benefit the Indemnified Parties, each of whom is an express third party beneficiary thereof, and (b) Section 7.11 is intended to benefit the Company Indemnified Parties, each of whom is an express third party beneficiary thereof.
XI.14Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
XI.15Acknowledgements. Each of Acquiror and the Merger Subs agrees that it has conducted its own independent review and analysis of the business, assets, condition, operations and prospects the Company. In entering into this Agreement, each of Acquiror and the Merger Subs has relied solely upon its own investigation and analysis and the representations and warranties of the Company set forth in Article III (as modified by the Disclosure Schedule), and each of Acquiror and the Merger Subs acknowledges and agrees that, except for the representations and warranties of the Company expressly set forth in Article III (as modified by the Disclosure Schedule), neither the Company nor any of its Representatives nor any other Person acting on the Company’s behalf makes or has made, and each of Acquiror and the Merger Subs is not relying on and has not relied on, any representation or warranty, either express or implied, with respect to the Company, its business, the Mergers or the other transactions contemplated hereby. Without limiting the generality of the foregoing, each of Acquiror and the Merger Subs acknowledges and agrees that neither the Company nor any its Representatives or any other Person has made, and each of Acquiror and the Merger Subs is not relying on and has not relied on, any representation or warranty with respect to (i) any projections, estimates or budgets for the Company or (ii) any materials, documents or information relating to the Company or its business made available to Acquiror and the Merger Subs or any of their respective Representatives in any “data room,” online data site, confidential memorandum, other offering materials or otherwise, except, in the case of (i) and (ii), as specifically set forth in the representations and warranties set forth in Article III (as modified by the Disclosure Schedule). Notwithstanding the foregoing, the parties to this Agreement agree and acknowledge that the preceding acknowledgements (i) are intended to allocate risk between the parties to this Agreement and are not intended to be a statement of truth with respect to any facts or circumstances in existence prior to, at or following the date hereof, (ii) is made for the benefit of the Company Indemnifying Parties with respect to indemnification claims that may be asserted under Article IX in respect of which all Company Indemnifying Parties would be required to provide indemnity pursuant thereto and (iii) shall not be deemed to limit the liability of any Person for, or disclaim any reliance by Acquiror with respect to, any Fraud committed by a Company Indemnifying Party against the applicable Company Indemnifying Party.
XI.16Attorney-Client Privilege.
(a)Notwithstanding anything to the contrary contained herein, the parties hereto intend that all communications at or prior to the Closing between the Company, the Securityholders and each of their Affiliates, the Securityholder Representative (the “Target Group”), on the one hand, and Goodwin Procter LLP, on the other hand, relating to the negotiation of the Mergers and the other transactions contemplated by this Agreement and that are subject to attorney-client privilege as of immediately prior to the Closing (collectively, the “Protected Communication”), and all associated rights to assert, waive and otherwise administer such attorney-client privilege (the “Associated Rights”), may not be used in any claim made by Acquiror or any Affiliate of Acquiror against any Securityholder in connection with the transactions contemplated hereby.
(b)Acquiror hereby agrees, on its own behalf and on behalf of the other members of the Acquiror Group, from and after the Closing, that the Securityholder Representative will have the right to access and copy, from time to time, any Protected Communication in the possession or control of any member of the Acquiror Group from and after the Closing, during normal business hours and on not less than twenty-four hours prior written notice, as the Securityholder Representative (as applicable) determines, in its reasonable discretion, may be necessary in connection with its defense of any claims related to this Agreement, in each case, subject to entering into a customary confidentiality and, to the extent practicable, common interest agreement which protects the privileged nature of such communications.
XI.17Advance Consent to Representation. If the Securityholder Representative or any Securityholder so desires, and without the need for any consent or waiver by the Company (or the Surviving Entity), Acquiror, Merger Subs or any of their respective Affiliates that would otherwise be required by virtue of the fact that Goodwin Procter LLP represented the Company prior to the Effective Time, Acquiror, on its own behalf and on behalf of its Affiliates, hereby agrees that Goodwin Procter LLP shall be permitted to represent the Securityholder Representative or the Securityholders (or any of them, or any of their agents or Affiliates) after the Closing in connection with any matter related to this Agreement, any Related Agreements, the transactions contemplated hereby or thereby, or any disagreement or dispute relating hereto or thereto; provided, for the avoidance of doubt, that the foregoing does not modify or expand any ability of any member of the Target Group from accessing or being provided any Privileged Communications pursuant to Section 11.16 which will remain owned by the Company (or the Surviving Entity). Without limiting the generality of the foregoing, after the Closing, Goodwin Procter LLP shall be permitted to represent the Securityholder Representative or the Securityholders (or any of them, or any of their agents or Affiliates), in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Acquiror, the Surviving Entity, or any of their agents or Affiliates under or relating to this Agreement and the transactions contemplated hereby and any related matter, such as claims or disputes arising under any Related Agreement, including with respect to any indemnification claims hereunder or any claims arising out of alleged Fraud or other similar matters.  Notwithstanding the foregoing, if, following the Closing, Goodwin Procter LLP enters into a new engagement with Acquiror or any of its Affiliates and, as a result of that engagement, Goodwin Procter LLP would be obligated to obtain a conflict waiver from Acquiror or any such Affiliate under applicable ethical rules as a result of such new engagement in order to represent the Securityholder Representative or the Securityholders (or any of them, or any of their agents or Affiliates) with respect to any of the foregoing matters, Goodwin Procter LLP shall first obtain such a conflict waiver before taking on any such representation and it being acknowledged and agreed that Securityholder shall have no obligation under this Section 11.17 to provide such conflict waiver.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Acquiror, the Merger Subs, the Company, and the Securityholder Representative have caused this Agreement to be executed as of the date first written above.
OPORTUN FINANCIAL CORPORATION
By:     /s/ Jonathan Coblentz
Name: Jonathan Coblentz
Title: Chief Financial Officer and Chief Administrative Officer
YOSEMITE MERGER ACQUISITION CORP
By:     /s/ Jonathan Coblentz
Name: Jonathan Coblentz
    Title: Treasurer
YOSEMITE ACQUISITION SUB, LLC
By:     /s/ Jonathan Coblentz
Name: Jonathan Coblentz
Title: Treasurer

IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company, and the Securityholder Representative have caused this Agreement to be executed as of the date first written above.
HELLO DIGIT, INC.
By:     /s/ Ethan Bloch
Name: Ethan Bloch
Title: President and Chief Executive Officer
IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company, and the Securityholder Representative have caused this Agreement to be executed as of the date first written above.

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as the Securityholder Representative
By:     /s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director
ANNEX A
CERTAIN DEFINED TERMS
“2020 Tax Acts” means the Families First Coronavirus Response Act (Pub. L. 116-127), the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), the American Rescue Plan Act of 2021 (Pub. L. 117-2), all as amended, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any taxing authority (including IRS Notice 2020-65), and any Treasury regulations or other official guidance promulgated under any of the foregoing and any similar provisions of state, local and non-U.S. Law.
“280G Waivers” means the waivers (in a form reasonably approved by Acquiror) to be executed and delivered by certain “disqualified individuals” (as defined in Code Section 280G and the regulations promulgated thereunder) in connection with the solicitation of the Stockholder vote pursuant to Section 7.1(b).
“Accounting Principles” means a determination in accordance with GAAP and using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that were employed in the preparation of the Financials; provided that, if there is a conflict between GAAP and such principles, practices, procedures, policies, methods, classifications, judgments, inclusions, exclusions and valuation and estimation methodologies, GAAP shall control; provided further that, notwithstanding the foregoing, “Accounting Principles” shall be subject to the exceptions to such principles, practices, procedures, policies, methods, classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that are set forth on Schedule A-1.
“Accredited Investor” means a Securityholder who either (i) completes and delivers to the Company or Acquiror an Investor Questionnaire certifying that such Securityholder is an “accredited investor” as set forth therein, or (ii) is determined by Acquiror in its sole discretion to be an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act, whether or not such Securityholder completes and delivers an Investor Questionnaire.
“Acquiror Common Stock” means the Common Stock, par value $0.0001 per share, of Acquiror.
“Acquiror Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of such Effect, that is or is reasonably likely to (a) materially impede the authority of Acquiror to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Law, or (b) be materially adverse to the business, assets (including intangible assets) and liabilities, financial condition, or results of operations of Acquiror and its subsidiaries taken as a whole, other than, in the case of this clause (b), any Effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) general changes or developments in any of the industries in which Acquiror and its subsidiaries operate, (iii) changes following the Agreement Date in any Laws or legal, regulatory or political conditions or changes following the Agreement Date in GAAP or other applicable accounting standards, or the interpretation or enforcement thereof, (iv) any natural disaster, pandemic (including in respect of COVID-19), epidemic, act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity or any other similar event; (v) any failure by Acquiror to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been an Acquiror Material Adverse Effect (except to the extent otherwise provided herein)); or (vi) any announcement of this Agreement and the transactions contemplated hereby (other than any Conflict with (x) any provision of the certificate of incorporation, bylaws, and other governing documents of Acquiror and its subsidiaries, as amended, (y) any Contract to which Acquiror or any of its subsidiaries is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (z) any Law or Order applicable to Acquiror or any of its subsidiaries or any of their respective properties or assets (whether tangible or intangible)); provided that such Effects referenced in clauses (i) through (iv) do not, individually or when taken together with all other such Effects, have a disproportionate or unique effect on Acquiror and its subsidiaries as compared to other businesses in Acquiror’s principal business segment.
“Acquiror Signing Stock Price” means $24.477.
“Action” means any action, demand letter, suit, claim, cause of action, charge, complaint, allegation, litigation, investigation, audit, review, proceeding, arbitration, mediation or other similar dispute.
“Affiliate” of any Person means another Person that directly or indirectly through one of more intermediaries controls, is controlled by or is under common control with, such first Person (but excluding, with respect to the Company, any portfolio companies of venture capital or investment funds that are Stockholders, which portfolio companies may otherwise be deemed to be “under common control with” the Company).
“Aggregate Series C Liquidation Preference” means an amount equal to the Series C Liquidation Preference, multiplied by the number of shares of Company Series C Preferred Stock that are issued and outstanding as of immediately prior to the First Effective Time.
“Aggregate Note Payoff Amount” means the aggregate amount of principal and interest outstanding, as of the Closing, under all promissory notes issued by the Company to current or former employee for the purpose of purchasing Company Restricted Stock; provided such amounts shall not exceed the amounts deducted from the amounts of unrestricted cash payable to such Stockholders as Merger Consideration in accordance with Section 1.3 hereof.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, applicable laws passed pursuant to the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any applicable similar anti-corruption or anti-bribery laws of any jurisdiction where the Company operates.
“Antitrust Laws” means any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act.
“Business Day” means each day that is not (i) a Saturday, Sunday, (ii) any other day on which banking institutions located in San Francisco, California are closed or obligated by law or executive order to close, or (iii) a public holiday in the State of Delaware or other day on which the parties could not file a Certificate of Merger with the Secretary of State of the State of Delaware.
“Capitalization Representations” means the representations and warranties of the Company set forth in Sections 3.6(a)-(e) and (i) (Company Capital Structure) and Section 3.2 (Subsidiaries), other than the third sentence of Section 3.2(a).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (116th Cong.) (Mar. 27, 2020), and any amendments thereof.
“Cash Percentage” means a percentage equal to 100% minus the Stock Percentage.

“Closing Cash” means, without duplication, as of the First Effective Time, (i) the aggregate amount of all cash and cash equivalents held by the Company, whether on hand or in deposit, checking, brokerage or other accounts of, or in any safety deposit box or other physical storage device provided by, a financial institution, in each case, to the extent constituting “cash and cash equivalents” determined in accordance with the Accounting Principles, less (ii) security deposits, collateral reserve accounts, escrow accounts, custodial accounts, and other similar restricted cash or cash equivalents (except (A) to the extent held by the Company’s banking partners as collateral or (B) for real estate lease security deposits of the Company, (A) and (B) in an aggregate amount not to exceed $1,765,981); provided, that, in no event shall Closing Cash include any cash or other assets held by the Company or any of the Company’s banking partners for the benefit of customers of the Company. Closing Cash, and each of the components thereof, shall be determined in accordance with the sample calculation set forth on Schedule A-2 hereto.
“Closing Indebtedness” means, without duplication, as of the First Effective Time, the aggregate amount of all outstanding Indebtedness (including principal and accrued and unpaid interest) of the Company, including any penalties or premiums that would be associated with the full repayment and retirement of such Indebtedness at Closing. Closing Indebtedness, and each of the components thereof, shall be determined in accordance with the sample calculation set forth on Schedule A-2 hereto.
“Closing Net Working Capital” means an amount equal to (i) the sum of all current assets of the Company, less (ii) the sum of all current liabilities of the Company, in each case, as of the First Effective Time; provided, however, that “Closing Net Working Capital” shall exclude all (a) Closing Cash, (b) Tax assets, (c) Closing Indebtedness, (d) Third Party Expenses, (e) any Tax liabilities of the Company, (f) the amount of any outstanding indebtedness owed to the Company by any Stockholders as of immediately prior to the First Effective Time pursuant to any loans or promissory notes executed by such Stockholders in favor of the Company (including any portion of the Aggregate Note Payoff Amount), and (g) (i) any cash or other assets held by the Company or any of the Company’s banking partners for the benefit of customers of the Company and (ii) any liabilities of the Company relating thereto. Closing Net Working Capital, and each of the components thereof, shall be determined in accordance with the Accounting Principles and the sample calculation set forth on Schedule A-2 hereto.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Capital Stock” means the Company Preferred Stock, the Company Common Stock and any other shares of capital stock, if any, of the Company, taken together.
“Company Common Stock” means the Common Stock, par value $0.0001 per share, of the Company.
“Company Employee Plan” means any plan, fund, program, policy, practice, Contract, or other arrangement providing for compensation, severance, change of control, termination pay, deferred compensation, bonus, performance awards, incentive compensation, equity or equity-related awards, phantom stock or bonus awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any Liability or obligation, including any International Employee Plan.
“Company Indemnifying Parties” means the Stockholders, Optionholders and Warrantholders immediately prior to the First Effective Time.
“Company IP” means Company IPR and Company Technology.
“Company IPR” means any and all Intellectual Property Rights that are owned by, purported to be owned by, or licensed to, the Company.

“Company Material Adverse Effect” means any Effect, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of such Effect, that is or is reasonably likely to (a) materially impede the authority of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Law, or (b) have a material adverse effect on the business, assets (including intangible assets), financial condition, or results of operations of the Company taken as a whole, other than, in the case of this clause (b), any Effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) general changes or developments in any of the industries in which the Company operates, (iii) changes following the Agreement Date in any Laws or legal, regulatory or political conditions or changes following the Agreement Date in GAAP or other applicable accounting standards, or the interpretation or enforcement thereof, (iv) any natural disaster, pandemic (including in respect of COVID-19), epidemic, act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity or any other similar event; (v) any failure by the Company to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect (except to the extent otherwise provided herein)); or (vi) any announcement of this Agreement and the transactions contemplated hereby (other than any Conflict with (x) any provision of the Charter Documents, as amended, (y) any Contract to which the Company is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (z) any Law or Order applicable to the Company or any of its properties or assets (whether tangible or intangible)); except, in the case of clauses (i) through (iv), to the extent such Effects, individually or when taken together with all other such Effects, have a disproportionate or unique effect on the Company as compared to other businesses in the Company’s principal business segment.
“Company Options” means all issued and outstanding options to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any Person, including, but not limited to, stock options granted under the Plan.
“Company Preferred Stock” means the Company Series Seed-1 Preferred Stock, Company Series Seed-2 Preferred Stock, Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock, taken together.
“Company Privacy Policy” means each external or internal, past or present privacy policy or policy, statement, or representation of the Company relating to privacy, data protection, security or the Processing of Private Data.
“Company Products” means all products and services (including websites, mobile applications, and online services) marketed, licensed out, distributed, made available, offered online, offered for sale, sold, supported, or maintained by or on behalf of the Company at any time during the four (4) year period prior to the Agreement Date (including through resellers and other channel partners), and any product or service currently and presently scheduled for release within the twelve (12) month period following the Closing.
“Company Restricted Stock” means any shares of Company Capital Stock issued and outstanding immediately prior to the First Effective Time that are unvested. For purposes of this Agreement, a share of Company Capital Stock shall be deemed “unvested” if such share is not vested or is subject to a repurchase option, risk of forfeiture or other similar condition under any applicable Contract with the Company or under which the Company has any rights.
“Company Securities” means the Company Capital Stock, the Company Options, the Company Warrants and any other Equity Interests in the Company.
“Company Series A Preferred Stock” means Series A Preferred Stock, par value $0.0001 per share, of the Company.
“Company Series B Preferred Stock” means Series B Preferred Stock, par value $0.0001 per share, of the Company.
“Company Series C Preferred Stock” means Series C Preferred Stock, par value $0.0001 per share, of the Company.

“Company Series Seed-1 Preferred Stock” means Series Seed-1 Preferred Stock, par value $0.0001 per share, of the Company.
“Company Series Seed-2 Preferred Stock” means Series Seed-2 Preferred Stock, par value $0.0001 per share, of the Company.
“Company Technology” means the Company Products, together with any Technology, the Intellectual Property Rights to which are owned by or purported to be owned by the Company.
“Company Warrants” means all issued and outstanding warrants to purchase or otherwise acquire Company Capital Stock (whether or not vested) held by any Person.
“Confidential Information” means confidential or non-public information of the Company (including trade secrets) and the confidential or non-public information provided to the Company by any third party which the Company is obligated to keep confidential or non-public.
“Consideration Components” means (a) the Total Consideration, (b) the Fully Diluted Shares Number, (c) the Per Share Cash Consideration, (d) the Per Share Stock Consideration, (e) the Series C Shares Number, (f) the Per Series C Share Cash Consideration, (g) the Per Series C Share Stock Consideration, (h) the Option Exchange Ratio, (i) the Per Share Consideration, and (j) each of the components and subcomponents of the foregoing.
“Contaminant” means any “malware,” “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code, software routines, or hardware components designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or permitting or causing unauthorized access to, a system, network, or other device; or (ii) damaging or destroying any data or file without the user’s consent.
“Continuing Employee” means each employee of the Company and its Subsidiaries immediately prior to the First Effective Time who remains employed by Acquiror or one of its Affiliates on and after the First Effective Time.
“Contract” means any agreement, contract, mortgage, indenture, lease, license, covenant, plan, insurance policy, instrument, arrangement, understanding or commitment, permit, concession, franchise or license, in each case, whether oral or written.
“Contributing Securityholder” means the Stockholders in their capacities as such (other than with respect to Dissenting Shares, Cancelled Shares, shares of Company Restricted Stock and shares of the Company’s Series C Preferred Stock), any Optioholder that holds Vested Options that are In-the-Money Company Options, and Warrantholders (other than with respect to Out-of-the-Money Company Warrants) immediately prior to the First Effective Time.
“Contribution Percentage” means, with respect to each Contributing Securityholder, an amount equal to the quotient obtained by dividing (i) the aggregate number of shares of Company Capital Stock held by such Securityholder immediately prior to the First Effective Time (other than Dissenting Shares, Cancelled Shares, shares of Company Restricted Stock, and shares of the Company Series C Preferred Stock), including shares issuable upon exercise of In-the-Money Company Warrants and Vested Options that are In-the-Money Company Options, by (ii) the aggregate number of shares of Company Capital Stock held by all Contributing Securityholders immediately prior to the First Effective Time (other than Dissenting Shares, Cancelled Shares, shares of Company Restricted Stock and shares of Company Series C Preferred Stock), including shares issuable upon exercise of In-the-Money Company Warrants and Vested Options that are In-the-Money Company Options. For purposes of clarity, the sum of all “Contribution Percentage” of the Contributing Securityholders shall at all times equal one-hundred percent (100%).
“COVID-19” means the outbreak of the virus known as “SARS-CoV-2” or any mutation thereof or the disease known as “coronavirus disease 2019.”

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order or directive by any Governmental Entity or public health agency in connection with or in response to COVID-19, including, but not limited to, the CARES Act and all guidelines and requirements of any Governmental Entity, such as social distancing, cleaning, vaccination requirement or other similar or related measures.
“Delaware Law” means the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, as applicable.
“DOL” means the United States Department of Labor.
“Employee” means any current or former employee, consultant, individual independent contractor, officer or director of the Company or any ERISA Affiliate.
“Environmental Law” means any Law or Order relating to pollution, protection of the environment or natural resources, protection of public or occupational health and safety, or to Hazardous Materials, including the manufacture, processing, distribution, use, treatment, storage, disposal, collection, recycling, labeling, packaging, sale, transport or handling of Hazardous Materials or products containing Hazardous Materials.
“Equity Interests” means, with respect to any Person, (i) any share of capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person, (ii) any indebtedness, securities, options, warrants, call, subscription or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such share of capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested, (iii) any stock appreciation right, phantom stock, interest in the ownership or earnings of such Person or other equity equivalent or equity-based award or right, or (iv) any Indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which any holder of securities of such Person may vote.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person that, together with the Company is deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
“Escrow Agreement” means an Escrow Agreement in substantially the form attached hereto as Exhibit N.
“Escrow Amount” means $1,000,000.
“Exchange Act” means the Securities Exchange Act of 1934.
“Expense Fund Amount” means an amount in cash equal to $300,000.
“Fraud” means common law fraud committed with the intent to deceive.
“Fully Diluted Shares Number” means a number equal to the sum of (a) the aggregate number of shares of Company Capital Stock (including Company Restricted Stock) issued and outstanding immediately prior to the First Effective Time (other than the Cancelled Shares), plus (b) the aggregate number of shares of Company Capital Stock issuable upon full exercise of the In-the-Money Company Options outstanding immediately prior to the First Effective Time (other than Unvested Company Options that are not held by a Continuing Employee), plus (c) the aggregate number of shares of Company Capital Stock issuable upon full exercise of the In-the-Money Company Warrants outstanding immediately prior to the First Effective Time, less (d) the Series C Shares Number.
“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any (a) federal, state, provincial, local, municipal, foreign or other government, (b) any federal, state, provincial, local, or other governmental, quasi-governmental or supra-national entity, regulatory or administrative authority, bureau or official, agency, department, board, division, instrumentality or commission, political party, body, or judicial or arbitral body, board, tribunal, or court, (c) any royal family, (d) any public international organization (e.g., the World Bank, the Red Cross, etc.), (e) any industry self-regulatory authority, or (f) any business, entity, or enterprise owned or controlled by any of the foregoing.
“Governmental Official” means (a) an officer, agent or employee of a Governmental Entity or (b) a candidate for government or political office.
“Hazardous Material” means any substance, material, emission or waste for which liability or standards of conduct may be imposed, or that has been listed, defined or designated by any Governmental Entity or by any Environmental Law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws.
1“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
2“In-the-Money Company Option” means any Company Option that is outstanding and unexercised as of immediately prior to the Effective Time and that has a per share exercise price that is less than an amount of cash, without interest, equal to the Per Share Consideration, less the Per Share Escrow Amount, less the Per Share Expense Fund Amount.
3“In-the-Money Company Warrant” means any Company Warrant that is outstanding and unexercised as of immediately prior to the Effective Time and that has a per share exercise price that is less than an amount of cash, without interest, equal to the Per Share Consideration, less the Per Share Escrow Amount, less the Per Share Expense Fund Amount.
4“Inbound Licenses” means any Contract pursuant to which the Company has been granted any rights to access or use any Technology of another Person, or pursuant to which the Company is granted a license, covenant not to sue, or other rights with respect to any Person’s Intellectual Property Rights.
“Indebtedness” of any Person means, as of a specified date, without duplication: (i) all liabilities of such Person for borrowed money, including in respect of all obligations evidenced by bonds, debentures, notes (convertible or otherwise), letters of credit (to the extent drawn) or similar instruments; (ii) all liabilities of such Person for any declared but unpaid dividends; (iii) all liabilities of such Person in respect of any deferred payment obligations for property, services, all earnout or similar obligations (whether or not payable at the Closing), and all obligations under any title retention or conditional sale agreement; (iv) all unpaid severance amounts owing by such Person; (v) all obligations of such Person under any leases which are required to be classified as capitalized leases under GAAP (excluding for the avoidance of doubt, any real estate leases); (vi) any Unpaid Pre-Closing Taxes; (vii) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i) through (vi) above to the extent of the obligation secured; (viii) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in clauses (i) through (vii) above, to the extent of the obligation guaranteed; (ix) the aggregate amount of all accrued interest payable with respect to any of the items described in clauses (i) through (ix) above; and (x) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” balloon payments or fees, costs, expenses and other payment obligations that would arise if any or all of the items described in clauses (i) through (ix) above were prepaid, extinguished, unwound and settled in full as of the Closing Date. For the avoidance of doubt, “Indebtedness” shall not include any amounts to the extent included in Closing Net Working Capital.
“Indemnification Percentage” means, with respect to each Company Indemnifying Party, an amount equal to the quotient obtained by dividing (i) the aggregate Merger Consideration payable with respect to the number of shares of Company Capital Stock held by such Company Indemnifying Party immediately prior to the First Effective Time (other than Dissenting Shares and Cancelled Shares), including shares issuable upon exercise of In-the-Money Company Warrants and In-the-Money Company Options, by (ii) the aggregate Merger Consideration payable with respect to the number of shares of Company Capital Stock held by all Company Indemnifying Parties immediately prior to the First Effective Time (other than Dissenting Shares and Cancelled Shares), including shares issuable upon exercise of In-the-Money Company Warrants and In-the-Money Company Options. For purposes of clarity, the sum of all “Indemnification Percentages” of the Company Indemnifying Parties shall at all times equal one-hundred percent (100%).
“Intellectual Property Rights” means all intellectual property and proprietary rights, including all statutory, common law and other rights in, to, or arising out of, Technology (whether recorded or not and regardless of form or method of recording), which may exist or be created under the Laws of any jurisdiction in the world, including without limitation all rights the following types: (i) rights associated with works of authorship (including rights in Software), including copyrights, rights of attribution and integrity and other moral rights; (ii) rights in or arising out of logos, trademark, trade dress, business name, domain name and trade name rights and similar rights; (iii) rights associated with confidential information, including trade secret rights; (iv) patent and industrial design property rights, and equivalent or similar rights in, or arising out of, inventions (whether or not patentable), invention disclosures, improvements, modifications, methods or processes; (v) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy, and publicity; (vi) rights in, or arising out of, or associated with databases; (vii) rights in domain names; and (viii) rights in or relating to applications, registrations, renewals, extensions, combinations, divisions, re-examinations, and reissues of, and right to apply for applications or the applications for, any of the rights referred to in clauses (i) through (viii) above.
“International Employee Plan” means each Company Employee Plan that has been adopted or maintained by the Company, any ERISA Affiliate, whether formally or informally, or with respect to which the Company, any ERISA Affiliate will or may have any Liability, with respect to Employees who perform services outside the United States.
“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.
“Investor Questionnaire” has the meaning given to such term in the Recitals.
“IRS” means the United States Internal Revenue Service.
“Key Employees” means the individuals set forth on Schedule A-4.
“Knowledge” or “Known” means, with respect to the Company, the actual knowledge of the individuals set forth on Schedule A-5, and the knowledge such individual would have, in each case, after due and diligent inquiry of their respective direct reports who would reasonably be expected to have knowledge of the matters in question.
“Law” means any U.S. or non-U.S. federal, state, provincial, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.
“Liability” means, with respect to any Person, any and all liabilities, obligations, claims, and deficiencies of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, all liabilities, obligations, claims, and deficiencies related to Indebtedness or guarantees, costs, expenses, royalties payable, and other reserves, termination payment obligations, and all other liabilities, obligations, claims, and deficiencies of such Person or any of its subsidiaries or Affiliates, in each case, regardless of whether or not such liabilities, obligations, claims, and deficiencies are required to be reflected on a balance sheet in accordance with GAAP.
“Lien” means any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any kind or character whatsoever.

“Losses” means all claims, losses, liabilities, damages, deficiencies, Taxes, costs, interest, awards, judgments, settlements, penalties, fees and expenses, including reasonable attorneys’, consultants’, experts’ and other professionals’ fees and expenses (including in connection with investigating, defending against, prosecuting, or settling any of the foregoing) and court or arbitration costs; provided, however, that Losses shall not include any punitive damages, except to the extent that such damages are awarded to a third party in connection with a Third Party Claim.
“Made Available” means that the referenced materials have been posted to the “Hello Digit Virtual Data Room” hosted at https://www.intralinks.com (the “Data Room”) and made available to Acquiror and its Representatives by the Company, but only if so posted and made available in the Data Room on a continuous basis during the three (3) Business Day period prior to the Agreement Date.
“Merger Consideration” means all consideration payable to the Securityholders upon the terms set forth in Section 1.3 and throughout this Agreement, whether in cash or shares of Acquiror Common Stock.
“Non-Withholding Securityholder” means any Securityholder that is not a Withholding Securityholder with respect to the Company Security in question.
“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), similar licenses that are derived from or based on or otherwise analogous to such licenses (including for the avoidance of doubt, the Server Side Public License, Commons Clause, Business Software License, Confluent Community License, and similar licenses), or any other license that requires the distribution of Source Code in connection with the distribution of any software or materials, that requires modifications or derivative works be distributed under the same license, or that prohibits one from charging a fee or otherwise seeking compensation in connection with sublicensing, displaying or distributing any software or materials. “Open Source License” includes, without limitation, any Creative Commons License, open database license, the Mozilla Public License (including any variants thereof), the GNU General Public License, GNU Lesser General Public License, Common Public License, Apache License, BSD License, or MIT License.
“Open Source Software” means any software, or other materials that are distributed as “free software” or “open source software” or are licensed or otherwise available under terms of an Open Source License.
“Optionholder” means any holder of any Company Option.
“Order” means any order, judgment, injunction, ruling, edict, or other decree, whether non-final, final, temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.
“Outbound License” means any Contract pursuant to which any Person has been granted any rights to access or use any Company Products, or that contains any transfer, assignment, grant, or license of, or any covenant not to assert or enforce, any Company Technology or Company IPR (or any Intellectual Property Rights that would be Company IPR, but for such transfer, assignment, or grant).
“Pension Plan” means each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
“Per Share Cash Consideration” means an amount in cash, without interest, equal to (a) Per Share Consideration, multiplied by (b) the Cash Percentage.
“Per Share Consideration” means an amount, without interest, equal to (a) the Total Consideration, less the Aggregate Series C Liquidation Preference, plus the aggregate exercise price of all In-the-Money Company Options that are outstanding and unexercised immediately prior to the First Effective Time (other than Unvested Company Options that are not held by a Continuing Employee), plus the aggregate exercise price of all In-the-Money Company Warrants that are outstanding and unexercised immediately prior to the First Effective Time, plus the Aggregate Note Payoff Amount, divided by (b) the Fully Diluted Shares Number.

“Per Share Escrow Amount” means an amount in cash equal to (i) the Escrow Amount divided by (ii) the aggregate number of shares of Company Capital Stock held by all Contributing Securityholders immediately prior to the First Effective Time (in their capacities as such).
“Per Share Expense Fund Amount” means an amount in cash equal to (i) the Expense Fund Amount divided by (ii) the aggregate number of shares of Company Capital Stock held by all Contributing Securityholders immediately prior to the First Effective Time (in their capacities as such).
“Per Share Stock Consideration” means a number of shares of Acquiror Common Stock equal to (a) the Per Share Consideration, multiplied by (b) the Stock Percentage, divided by (c) the Acquiror Signing Stock Price.
“Per Series C Share Cash Consideration” means, with respect to each share of Company Series C Preferred Stock, an amount equal to (a) the Series C Liquidation Preference, multiplied by (b) the Cash Percentage.
“Per Series C Share Stock Consideration” means, with respect to each share of Series C Preferred Stock, an amount equal to (a) the Series C Liquidation Preference, multiplied by (b) the Stock Percentage, divided by (c) the Acquiror Signing Stock Price.
“Permitted Liens” means (a) statutory Liens securing payments not yet due, (b) Liens with respect to the payment of Taxes, in all cases (i) that are not yet due or payable or (ii) the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by applicable Law created in the ordinary course of business for amounts that are not yet delinquent, (d) non-exclusive licenses of Intellectual Property Rights granted to customers in the ordinary course of business consistent with past practices, and (e) non-monetary Liens that do not materially impair the business or operations of the owner of the assets subject to such Liens.
“Permitted Transfer” means a transaction that does not constitute an “offer” or “sale” under the Securities Act.
“Permitted Transferee” means (a) an Affiliate of such Stockholder, (b) if an individual, to an immediate family member or trust for the benefit of such Stockholder or one or more of such Stockholder’s immediate family members, (c) pursuant to the laws of testamentary or intestate succession or otherwise involuntarily transferred by operation of law or (d) if the Stockholder is a partnership, corporation, or limited liability company, to any one or more partners, stockholders or members thereof, in each case, to the extent a transfer to such transferee would be a Permitted Transfer.
“Person” means any individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).
“Personal Data” means: (i) any information defined as “personal data”, “personally identifiable information”, “biometric identifiers,” “biometric information,” “nonpublic personal information”, “customer proprietary network information,” “individually identifiable health information,” “protected health information,” “personal information” or similar term under any Law; and (ii) any information associated, directly or indirectly, with any of the foregoing.
“Plan” means the Company’s 2013 Stock Plan.
“PPP” means the U.S. Small Business Administration Paycheck Protection Program under Division A, Title I of the Coronavirus Relief and Economic Security Act of 2020 (the “CARES Act”), as amended and in effect from time to time.

“PPP Indebtedness” means any Indebtedness (including principal and accrued and unpaid interest) of the Company, including any penalties or premiums that would be associated with the full repayment and retirement of such Indebtedness, arising from any loan obtained by the Company pursuant to the PPP.
“Pre-Closing Tax Period” means any Tax period or portion thereof that ends on or prior to the Closing Date, including the portion of any Straddle Period ending on the Closing Date.
“Pre-Closing Taxes” means (A) any Taxes of the Company attributable to any Pre-Closing Tax Period, provided the amounts described in this definition shall be determined (i) as if the Company used the accrual method of Tax accounting throughout all Pre-Closing Tax Periods, (ii)  by treating any advance payments, deferred revenues, or other prepaid amounts received or arising in the Pre-Closing Tax Period as subject to Tax in such period regardless of when actually recognized for income Tax purposes and accounting for any net operating losses or other tax attributes available in such Pre-Closing Tax Period, and (iii) by including any payroll Taxes that would have been due or payable on or prior to the Closing Date but for any provision of the 2020 Tax Acts, but only to the extent such Taxes are or become due and payable following the Closing Date, and (iii) by accounting for any available net operating losses or other tax credits, tax payments or overpayments attributable to Pre-Closing Tax Periods, and treating any Third Party Expenses and Transaction Payroll Taxes as deductible in the Pre-Closing Tax Period, (B)  Transaction Payroll Taxes, and (C) the portion of Transfer Taxes for which the Securityholders are liable pursuant to Section 7.5(d). For purposes of this Agreement, in the case of Taxes based upon income, sales, proceeds, profits, receipts, wages, compensation or similar items, the Taxes attributable to the portion of any Straddle Period that is a Pre-Closing Tax Period shall be determined as though the Straddle Period ended at the end of the day on the Closing Date based on an interim closing of the books, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis, and the amount of any other Taxes of the Company attributable to the portion of the Straddle Period that is a Pre-Closing Tax Period shall equal the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period up to and including the Closing Date, and the denominator of which is the total number of days in the Straddle Period.
“Privacy Obligations” means any (i) applicable Law, (ii) applicable self-regulatory obligations, (iii) applicable requirements of credit card and payment card networks (including the PCI Data Security Standard, as applicable), (iv) published industry standards by which the Company is bound or with which it has represented compliance, or (v) contractual requirements relating to privacy, data protection, security, or the Processing of Private Data, including in connection with direct marketing to individuals or the initiation, transmission, monitoring, or recording of communications (in any format, including voice, video, email, and text messaging).
“Private Data” means any data or information (including Personal Data) Processed by or for the Company.
“Processing” or “Processed” means, with respect to any data or set of data, any operation or set of operations performed thereon, whether or not by automated means, including access, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, derivation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, and retrieval, storage, structuring, transmission, and use, and security measures with respect thereto.
“Qualified Investor” means an Accredited Investor that has delivered to Acquiror a duly executed Support Agreement.
“Reference Stock Consideration” means the number of shares of Acquiror Common Stock equal to:
(A) (i) the Total Equity Consideration Value, less (ii) the aggregate Acquiror RSU Value, less (iii) the number of outstanding shares of Company Restricted Stock held by continuing employees who are Qualified Investors multiplied by the Per Share Consideration; divided by
(B) the Acquiror Signing Stock Price.

“Registered IP” means all Intellectual Property Rights that are registered or filed with (or for which any application to register has been filed) or by, or issued under the authority of, any Governmental Entity or Internet domain name registrar, including all patents, registered copyrights, and registered trademarks, business names and domain names and all applications for any of the foregoing.
“Registered Investment Adviser” means Digit Advisors, LLC.
“Related Agreements” means the Non-Disclosure Agreement, the Stockholder Written Consent, the Support Agreements, the Restrictive Covenant Agreement, the Investor Questionnaires, the Payoff Letters, and all other agreements and certificates entered into or otherwise delivered by on behalf of the Company, any of the Securityholders or any of the Company Indemnifying Parties in connection with the transactions contemplated herein.
“Representatives” means, with respect to a Person, such Person’s Affiliates and the directors, managers, members, stockholders, officers, employees, advisors, counsel, accountants, agents, consultants, intermediaries or other representatives of such Person and its Affiliates.
“Restricted Stock Exchange Ratio” means the quotient obtained by dividing (a) the Per Share Consideration divided by (b) the Acquiror Signing Stock Price.
“Restricted Stock Repurchase Costs” means, with respect to Company Restricted Stock, any payment that could become payable as of immediately prior to the First Effective Time in connection with the repurchase by the Company of such share of Company Restricted Stock to the extent required by the terms and conditions of any applicable restricted stock purchase agreement or similar plan or agreement providing for Company repurchase rights.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Securityholders” means the holders of Company Capital Stock, Company Options and Company Warrants and any other holder of Company Securities.
“Series C Liquidation Preference” means with respect to each share of Company Series C Preferred Stock, an amount equal to $36.7463.
“Series C Shares Number” means a number equal to the aggregate number of shares of Company Series C Preferred Stock issued and outstanding immediately prior to the First Effective Time.
“Shrink-Wrap Software” means any generally commercially available software in executable code form that (i) is available for a cost of not more than U.S. $100,000 for a perpetual license for a single user or work station (or $250,000 in the aggregate for all users and work stations in any fiscal year); and (ii) is not incorporated into or distributed with any Company Product.
“Software” means computer software and databases, whether in object code, Source Code, or executable form, and documentation related thereto.
“Source Code” means computer programming code in human readable form, including code that is not suitable for machine execution without the intervening steps of interpretation or compilation.
“Specified Individuals” means the individuals set forth on Schedule A-6.
“Standard Form IP Contract” means each standard form of Contract used by the Company at any time that has been Made Available by the Company, including each standard form of: (i) customer or end user agreement for a Company Product(s); (ii) Proprietary Information Agreements; (iii) consulting or independent contractor agreement; and (v) confidentiality or nondisclosure agreement.

“Stock Percentage” means a fraction (expressed as a percentage) that equals (i) the product of the Reference Stock Consideration, multiplied by the Acquiror Signing Stock Price, divided by (ii) the aggregate amount of Merger Consideration (consisting of the Per Share Consideration and Series C Liquidation Preference, as applicable) payable to holders of shares of Company Capital Stock that are Qualified Investors, in their capacities as such, other than in respect of Dissenting Shares and Company Restricted Stock. For purposes of clarity, the sum of the Cash Percentage and the Stock Percentage shall at all times equal one-hundred percent (100%).
“Stockholder” means any holder of any Company Capital Stock.
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“subsidiary” means, with respect to any Person, any corporation or other organization or Person, whether incorporated or unincorporated, of which (x) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (y) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or Affiliates.
“Support Stockholders” means those Stockholders set forth on Schedule A-3.
“Systems” means all information technology or data processing networks, systems, equipment, facilities or services owned, controlled, or used by or for the Company, including all information technology or data processing networks, systems, equipment, facilities or services used by or for Employees in the performance of services for the Company, in whole or in part.
“Target Net Working Capital” means negative $1,740,000.
“Tax” means (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent, including employer and employees’ contributions), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), escheat or unclaimed property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, including by operation of Law.
“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any schedule or amendment thereof or attachment thereto.
“Technology” means algorithms, APIs, diagrams, formulae, inventions (whether or not patentable), invention disclosures, programmer’s notes, improvements, modifications, know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, confidential information, proprietary information, protocols, schematics, specifications, product designs, roadmaps, marketing strategies, Software (in any form, including Source Code and executable or object code), subroutines, techniques, user interfaces, domain name registrations, URLs, web sites, social media accounts, systems, tools, databases, data collections, concepts, data, coding, images, designs, documentation, books (including lab books), records, works of authorship (including written, audio and visual materials) and all other forms of technology.
“Total Consideration” means, without duplication, an amount equal to (i) $212,875,000, plus (ii) Closing Cash, plus (iii) the Working Capital Adjustment Amount, less (iv) Closing Indebtedness, less (v) all Third Party Expenses that are unpaid as of the First Effective Time.
“Total Equity Consideration Value” means $98,500,000. For the avoidance of doubt, it is the intent of the parties that the product of (a) the sum of (x) the total number of Acquiror RSUs granted pursuant to Section 1.3(e)(ii)(B) plus (y) the total number of shares of Acquiror Common Stock issued as Merger Consideration (including in respect of shares of Company Restricted Stock) multiplied by (b) the Acquiror Signing Stock Price, shall equal the Total Equity Consideration Value.
“Transaction Payroll Taxes” means all employer portion payroll or employment Taxes incurred in connection with any bonuses, option cashouts or other compensatory payments in connection with the consummation of the Mergers or the other transactions contemplated hereby, including those arising from or related to the payment of any amounts hereunder or under any other Contract as a result of, or in connection with, the consummation of the Mergers and the other transactions contemplated hereby, in each case which will accrue on or prior to the Closing and other than the employer portion payroll or employment Taxes incurred as a result of any retention payments payable or equity awards granted by Acquiror or any of its Affiliates pursuant to the terms of any Offer Document or other post-Closing employment arrangement with Acquiror or any of its Affiliates; provided, however, that Transaction Payroll Taxes shall only include fifty percent (50%) of the employer portion payroll or employment Taxes associated with or incurred in connection with any Company Options cashed out in connection with the consummation of the Mergers.
“Transfer Taxes” means all sales, use, transfer, value added, goods and services, gross receipts, excise, conveyance, documentary, stamp, recording, registration and similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.
“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.
“Unqualified Investor” means a Securityholder who is not a Qualified Investor.
“Unpaid Pre-Closing Taxes” means all Pre-Closing Taxes that accrue by and remain unpaid as of the end of the Closing Date; provided that, for the avoidance of doubt, such Pre-Closing Taxes shall not be included in the definition of Indebtedness to the extent they include any Taxes that relate to Pre-Closing Sales Tax Filings or any other Taxes described on Schedule A-7.
“Unvested Company Option” means any Company Option (or portion thereof) that is not a Vested Company Option.
“Vested Company Option” means any Company Option (or portion thereof) that is vested and outstanding immediately prior to the First Effective Time (including any Company Options that accelerate immediately prior to the First Effective Time).
“Vested Optionholder” means any holder of any Vested Company Option.
“Warrantholder” means any holder of any Company Warrant.
“Willful Breach” means with respect to any agreement, or covenant, any intentional or deliberate action or omission that constitutes a breach of such agreement or covenant and that the breaching party actually knows or should reasonably be expected to know at the time is or would constitute a breach of such agreement or covenant.
“Withholding Securityholder” means a Securityholder for whom an applicable portion of the Merger Consideration is subject to withholding as wages or compensation with respect to the Company Security in question and for whom payments are to be made through the payroll procedures of the First Step Surviving

Corporation or the Surviving Entity or any of their Affiliates. For the avoidance of doubt, a Securityholder could be a Withholding Securityholder with respect to such Securityholder’s Company Options and be a Non-Withholding Securityholder with respect to such Securityholder’s Company Capital Stock.
“Working Capital Adjustment Amount” means the (a) the Closing Net Working Capital, less (b) the Target Net Working Capital. For the avoidance of doubt, Working Capital Adjustment Amount may be a positive or negative number.